                                                                  Exhibit (a)(1)

                           Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                           Rhone-Poulenc Rorer Inc.

                                      at

                               $97 Net Per Share

                                      by

                              Rhone-Poulenc S.A.

                                ---------------

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
         ON WEDNESDAY, OCTOBER 1, 1997, UNLESS THE OFFER IS EXTENDED.

                                ---------------

 THE OFFER  IS  CONDITIONED UPON,  AMONG  OTHER THINGS,  THERE  BEING VALIDLY
  TENDERED AND  NOT WITHDRAWN  PRIOR  TO THE  EXPIRATION  OF THE  OFFER SUCH
   NUMBER OF  THE  THEN  ISSUED  AND OUTSTANDING  SHARES  OF  COMMON STOCK,
    WITHOUT PAR VALUE PER SHARE (THE "SHARES") OF RHONE-POULENC RORER INC.
     (THE "COMPANY"), OTHER THAN SHARES (THE "PURCHASER SHARES") OWNED BY
      RHONE-POULENC S.A. ("PURCHASER"), WHICH,  WHEN TAKEN TOGETHER WITH
       THE  PURCHASER SHARES,  CONSTITUTES  AT LEAST  90%  OF THE  THEN
        ISSUED AND  OUTSTANDING SHARES (THE "MINIMUM  CONDITION"). SEE
         "THE  TENDER OFFER--SECTION  12. CERTAIN  CONDITIONS TO  THE
          OFFER".

                                ---------------

 THE BOARD OF  DIRECTORS OF THE  COMPANY, BY UNANIMOUS VOTE  OF ALL DIRECTORS
  PRESENT  AND  VOTING,  BASED  UPON,  AMONG  OTHER  THINGS,  THE  UNANIMOUS
   RECOMMENDATION  AND APPROVAL OF  A COMMITTEE OF  THE BOARD OF  DIRECTORS
     COMPRISED OF  THE  INDEPENDENT  DIRECTORS (AS  DEFINED  HEREIN),  HAS
      DETERMINED THAT  EACH  OF THE  OFFER  AND THE  MERGER  (AS DEFINED
       HEREIN) IS FAIR  TO, AND IN THE BEST  INTERESTS OF, THE COMPANY,
        AND  RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER  AND TENDER
          THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's Shares in the United States should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") (at the Depositary's address set forth on the back cover of this Offer to Purchase) or tender such Shares pursuant to the procedure for book-entry transfer set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

  Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares".

  Questions or requests for assistance may be directed to Georgeson & Company Inc. (the "Information Agent"), Morgan Stanley & Co. Incorporated (the "Dealer Manager") or UBS Securities LLC (the "Co-Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                ---------------

 THIS TRANSACTION HAS NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  NOR HAS THE COMMISSION PASSED UPON  THE FAIRNESS OR
     MERITS OF SUCH TRANSACTION NOR UPON  THE ACCURACY OR ADEQUACY OF THE
       INFORMATION CONTAINED  IN THIS  DOCUMENT. ANY  REPRESENTATION TO
         THE CONTRARY IS UNLAWFUL.

                                ---------------

                    The Dealer Managers for the Offer are:

MORGAN STANLEY DEAN WITTER                                        UBS SECURITIES

August 22, 1997

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
INTRODUCTION..........................................................................   1
  Note to Holders of Shares Desiring to Tender in the United States...................   3
  Note to Holders of Shares in France.................................................   3
  Note aux Actionnaires en France.....................................................   3
SPECIAL FACTORS.......................................................................   5
  Background of the Offer.............................................................   5
  Recommendation of the Company Board; Fairness of the Offer and the Merger...........  10
    Recommendation of the Special Committee and the Company Board.....................  10
    Fairness of the Offer and the Merger..............................................  10
  Opinion of Goldman, Sachs & Co. ....................................................  12
  Company Budget Information and Financial Projections................................  17
  Cautionary Statement Concerning Forward-Looking Statements..........................  19
  Position of Purchaser Regarding Fairness of the Offer and the Merger................  19
  Purpose and Structure of the Offer and the Merger; Reasons of Purchaser for the
     Offer and the Merger.............................................................  20
  Plans for the Company After the Offer and the Merger; Certain Effects of the Offer..  21
  Rights of Shareholders in the Offer and the Merger..................................  21
  Filing Notice of Intention to Demand Fair Value.....................................  22
  Record Owners and Beneficial Owners.................................................  22
  Notice to Demand Payment............................................................  22
  Payment of Fair Value of Shares.....................................................  23
  Estimate by Dissenter of Fair Value of Shares.......................................  23
  Valuation Proceedings...............................................................  23
  Costs and Expenses of Valuation Proceedings.........................................  23
  Other...............................................................................  24
  The Merger Agreement................................................................  24
  Interests of Certain Persons in the Offer and the Merger............................  28
  Beneficial Ownership of Common Stock................................................  29
  Related Party Transactions..........................................................  31

 THE TENDER OFFER..........................................................  33
     1. Terms of the Offer; Expiration Date...............................   33
     2. Acceptance for Payment and Payment for Shares.....................   34
     3. Procedures for Accepting the Offer and Tendering Shares...........   35
     4. Withdrawal Rights.................................................   37
     5. Certain U.S. Federal and French Income Tax Consequences...........   38
     6. Price Range of Shares; Dividends..................................   39
     7. Certain Information Concerning the Company........................   39
     8. Certain Information Concerning Purchaser and the Merger
         Subsidiary.......................................................   42
     9. Financing of the Offer and the Merger.............................   43
    10. Dividends and Distributions.......................................   44
    11. Effect of the Offer on the Market for the Shares; the NYSE, the
         Paris Bourse and Exchange Act Registration.......................   44
    12. Certain Conditions of the Offer...................................   45
    13. Certain Legal Matters and Regulatory Approvals....................   46
    14. Fees and Expenses.................................................   49
    15. Miscellaneous.....................................................   50

                                                                          PAGE
                                                                          -----
 SCHEDULE I.   Directors and Executive Officers of Purchaser and the
                Merger Subsidiary.......................................    I-1
 SCHEDULE II.  Opinion of Goldman, Sachs & Co...........................   II-1
 SCHEDULE III. Sections 1930(a) and 1571-80 (Subchapter of Chapter 15)
                of the Pennsylvania Business Corporation Law............  III-1
 SCHEDULE IV.  Audited Financial Statements (and Related Notes) for the
                Company for the Years Ended December 31, 1995 and
                December 31, 1996.......................................   IV-1
 SCHEDULE V.   Unaudited Financial Statements (and Related Notes) for
                the Company for the Three-Month and Six-Month Periods
                Ended June 30, 1997.....................................    V-1
 SCHEDULE VI.  Summary Financial Statements for Purchaser for the Years
                Ended December 31, 1995 and December 31, 1996...........   VI-1

To the Holders of Common Stock of
Rhone-Poulenc Rorer Inc.

                                 INTRODUCTION

  Rhone-Poulenc S.A., a societe anonyme organized under the laws of the Republic of France ("Purchaser"), hereby offers to purchase all issued and outstanding shares (the "Shares") of common stock, without par value per share (the "Common Stock"), of Rhone-Poulenc Rorer Inc., a Pennsylvania corporation (the "Company"), at a price of $97 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley") and UBS Securities LLC ("UBS"), which are acting as the Dealer Manager and the Co-Dealer Manager, respectively, for the Offer (together, in such capacities, the "Dealer Managers"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), Societe Generale (the "French Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See "THE TENDER OFFER--Section 14. Fees and Expenses".

  Purchaser currently owns 97,163,370 Shares (the "Purchaser Shares"), constituting approximately 68.1% of the currently issued and outstanding Shares. The purpose of the Offer is to facilitate the acquisition of all of the remaining Shares for cash and thereby enable Purchaser to acquire 100% of the Common Stock of the Company.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF A COMMITTEE OF THE BOARD OF DIRECTORS (THE "SPECIAL COMMITTEE") COMPRISED OF INDEPENDENT DIRECTORS (AS DEFINED HEREIN) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Company has advised Purchaser that Goldman, Sachs & Co. ("Goldman Sachs") has delivered to the Board its written opinion that the $97 per Share in cash to be received by the shareholders of the Company other than Purchaser and its subsidiaries in the Offer and the Merger (as defined below) is fair to such holders. See "SPECIAL FACTORS--Opinion of Goldman, Sachs & Co." for further information concerning the opinion of Goldman Sachs.

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders herewith.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF THE THEN ISSUED AND OUTSTANDING SHARES, OTHER THAN THE PURCHASER SHARES, WHICH, WHEN TAKEN TOGETHER WITH THE PURCHASER SHARES, CONSTITUTES AT LEAST 90% OF THE THEN ISSUED AND OUTSTANDING SHARES (THE "MINIMUM CONDITION"). SEE "THE TENDER OFFER--SECTION 12. CERTAIN CONDITIONS TO THE OFFER", WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

  The Company has advised Purchaser that, as of July 31, 1997, there were 142,687,492 Shares (including 5,169,412 Shares held by the Company's Employee Benefits Trust) issued and outstanding and 10,410 Shares held in the treasury of the Company. Employee stock options ("Employee Options") exercisable for 6,723,603 Shares were outstanding pursuant to the Company's stock option plan as of July 31, 1997, 4,439,111 of which were vested as of July 31, 1997. As of July 31, 1997, 1,750 shares of Money Market Preferred Stock, without par value (liquidation preference $100,000 per share) of the Company were issued and outstanding. According to Company's records, as of August 13, 1997, there were approximately 7,054 holders of record of the issued and outstanding Shares. Purchaser beneficially owns 97,163,370 Shares, 91,669,462 of which were acquired in two transactions completed in July 1990 (taking into account a two-for-one split of the Shares that was effected on June 7, 1991) and the remainder of which were acquired in subsequent open market and privately negotiated transactions (see "SPECIAL FACTORS--Background of the Offer"). Assuming all such vested Employee Options are exercised, the Minimum Condition would be satisfied if 35,250,573 Shares were validly tendered in the Offer and not withdrawn.


  On March 12, 1990, the Company and Purchaser entered into an Acquisition Agreement (the "Acquisition Agreement") pursuant to which the Purchaser acquired approximately 68.68% of the outstanding Shares. Approximately 50.1% of such Shares were acquired in a cash tender offer at a price which represented a premium of approximately 58.4% to the pre-announcement price of the Shares, with the remaining Shares acquired in consideration for the contribution to the Company of Purchaser's human pharmaceutical business and certain other consideration.

  The Acquisition Agreement prohibited the Purchaser from owning more than 68.68% of the issued and outstanding Shares prior to July 31, 1997. At any time after July 31, 1997, Purchaser is permitted to increase its ownership of Shares above 75% of the issued and outstanding Shares, but only pursuant to a Qualifying Tender Offer (as defined below). As discussed more fully below, except with respect to the minimum offering period being reduced from 30 business days to 28 business days with the agreement of the Special Committee, the Offer is a Qualifying Tender Offer under the Acquisition Agreement. The Minimum Condition satisfies one of the requirements for a Qualifying Tender Offer, and ensures that in order for the Offer to be successful, approximately two-thirds of the Shares not owned by Purchaser must be tendered into the Offer.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 19, 1997 (the "Merger Agreement"), among Purchaser, RP Vehicle, Inc., a Pennsylvania corporation specifically organized for the purpose of effecting the Merger and a direct, wholly owned subsidiary of Purchaser (the "Merger Subsidiary"), and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, in accordance with the requirements of a Qualifying Tender Offer and the relevant provisions of the Pennsylvania Business Corporation Law of 1988 ("PBCL"), the Merger Subsidiary will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time held by shareholders other than Purchaser or any direct or indirect subsidiary of Purchaser shall be cancelled and shall be converted automatically into the right to receive $97 in cash, or any higher price that may be paid per Share pursuant to the Offer, without interest (the "Merger Consideration"), subject to dissenters rights. Shares held in the treasury of the Company or owned by Purchaser or any direct or indirect wholly owned subsidiary of Purchaser or the Company will remain issued and outstanding. The Merger Agreement is more fully described in "SPECIAL FACTORS--The Merger Agreement". Shareholders who fully comply with the statutory dissenters procedures set forth in the PBCL, the relevant portions of which are attached to this Offer to Purchase as
Schedule III, will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by the PBCL. NO DISSENTERS RIGHTS ARE AVAILABLE IN CONNECTION WITH THE OFFER. SEE "SPECIAL FACTORS--RIGHTS OF SHAREHOLDERS IN THE MERGER".

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See "SPECIAL FACTORS--The Merger Agreement". Under the Company's Articles of Incorporation and the PBCL, the affirmative vote of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, Purchaser currently has sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder.

NOTE TO HOLDERS OF SHARES DESIRING TO TENDER IN THE UNITED STATES

  This Offer to Purchase and the accompanying documents contain information required to be disclosed by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), including financial information regarding the Company and Purchaser, a description of the terms, conditions and background of the Offer, and the procedures for tendering Shares for purchase.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

NOTE TO HOLDERS OF SHARES IN FRANCE

  Any holder of Shares through SICOVAM, the French clearing system, desiring to tender its Shares in France should refer to the Communique dated as of the date hereof, published in the August 22, 1997 issues of Les Echos and La Tribune and the avis published by the Societe des Bourses Francaises on August 22, 1997. Copies of the Communique, as well as the Offer to Purchase and accompanying documents, are available at the offices of: Rhone-Poulenc S.A., 25, quai Paul Doumer, 92408 Courbevoie Cedex, France; Morgan Stanley S.A., 25, rue Balzac, 75008 Paris, France; Union de Banques Suisses S.A., 69 Boulevard Haussmann, 75008 Paris, France; or the French depositary, Societe Generale, Tour Societe Generale, 17, Cours Valmy, 92972 Paris-La Defense, France. These documents can also be obtained, free of charge, from the institution holding each shareholder's Shares in France. An English translation of the Communique is also being filed with this Offer and is available through the Commission. U.S. HOLDERS ARE EXCLUDED FROM TENDERING THEIR SHARES IN FRANCE. ALL HOLDERS TENDERING IN FRANCE SHOULD READ THE COMMUNIQUE IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO SUCH TENDERING.

  Due to centralization and settlement delays in France, any holder desiring to tender its Shares in France will have to send instructions to its financial intermediary no later than September 25, 1997, unless the Offer is extended. Any withdrawal with respect to Shares tendered in France will have to be made, unless the Offer is extended, no later than September 25, 1997. Following such date, unless the Offer is extended, holders tendering Shares in France will not have withdrawal rights. Any shareholder may, at all times through the Expiration Date, tender Shares in the United States. French holders who desire to tender their Shares in the United States are urged to contact the Information Agent. As an accommodation to holders tendering their Shares in France, consideration for such Shares is payable, at the holder's election, in United States Dollars or the equivalent amount in French Francs converted at the average weighted rate used by Societe Generale the day after the expiration of the Offer in the United States to convert funds deposited with it.

NOTE AUX ACTIONNAIRES EN FRANCE

  Les actionnaires dont les actions sont admises en SICOVAM et qui souhaitent apporter leurs actions a l'Offre en France devront se referer au Communique en date de la presente Offre, publie dans l'edition du 22 Aout 1997 des Echos et de La Tribune et a l'avis de la Societe de Bourses Francaises publie le 22 Aout 1997. Le Communique, ainsi que l'Offer to Purchase et les documents qui l'accompagnent sont tenus a la disposition des actionnaires aux adresses suivantes: Rhone-Poulenc S.A., 25, quai Paul Doumer, 92408 Courbevoie Cedex, France; Morgan Stanley S.A., 25, rue Balzac, 75008 Paris, France; Union de Banques Suisses S.A., 69 boulevard Haussmann, 75008 Paris, France; ou Societe Generale, Tour Societe Generale, 17, cours Valmy, 92972 Paris-La Defense, France, l'etablissement centralisateur. Ces documents peuvent egalement etre obtenus, sans frais, aupres des intermediaires financiers teneurs de compte de chaque actionnaire. Une version en anglais du communique est deposee avec cette Offre et peut etre obtenue aupres de la Commission. LES DETENTEURS D'ACTIONS AUX ETATS-UNIS NE PEUVENT PAS APPORTER LEURS ACTIONS A L'OFFRE EN FRANCE. TOUS LES ACTIONNAIRES APPORTANT LEURS TITRES EN FRANCE SONT INVITES A LIRE LE COMMUNIQUE DANS SON INTEGRALITE AVANT DE PRENDRE TOUTE DECISION.

  En raison des delais de centralisation des ordres et de reglement livraison en France, les actionnaires qui souhaitent apporter leurs actions a l'offre en France devront faire parvenir leurs instructions a leur etablissement teneur de compte au plus tard le 25 Septembre 1997 inclus sauf prorogation. La revocation de tous ordres passes en France devra intervenir avant le 25 Septembre 1997 inclus, sauf prorogation, date apres laquelle les actionnaires apportant leurs titres en France ne pourront plus revoquer leurs ordres. Tous les actionnaires peuvent apportent leurs titres aux Etats-Unis, a tout moment jusqu'au 1er Octobre 1997. Les detenteurs d'Actions en France qui desirent apporter leurs titres aux Etats-Unis sont invites a contacter l'Information Agent. Pour ceux qui apporteraient leurs titres en France, le reglement du prix de ces titres peut etre effectue, au choix de l'actionnaire, en dollars U.S. ou en francs francais, au taux de change moyen pondere auquel la Societe Generale aura realise la conversion des fonds le lendemain du jour de cloture de l'Offre aux Etats-Unis.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

  Pursuant to the Acquisition Agreement, Purchaser acquired, in two transactions, Shares representing approximately 68.68% of the Company's then issued and outstanding Shares on a fully diluted basis. First, upon expiration on May 5, 1990 of its tender offer for Shares, Purchaser purchased Shares tendered to it representing approximately 50.1% of the then issued and outstanding Shares on a fully diluted basis. Then, on July 31, 1990, the Company issued additional Shares to Purchaser in consideration of the contribution by Purchaser to the Company of its human pharmaceutical business, the issuance by Purchaser to the Company of certain contingent value rights (which were subsequently transferred to holders of Shares other than Purchaser) and certain other transactions.

  In accordance with the terms of the Acquisition Agreement, the Company Board is comprised of seven individuals selected by Purchaser, three executive officers of the Company and three individuals (Messrs. Frey and Riepe and Dr. Topol), who are Independent Directors (as defined in the Acquisition Agreement).

  Pursuant to certain standstill provisions set forth in the Acquisition Agreement, through July 31, 1997 and subject to certain conditions, Purchaser was prohibited from making purchases of Shares that would increase its ownership of Shares above 68.68% of the then issued and outstanding Shares. In compliance with such provisions, Purchaser has from time to time purchased Shares in order to maintain its ownership interest in the Company at approximately 68.68%. The Acquisition Agreement provides that after July 31, 1997, Purchaser is permitted to purchase Shares in open market transactions provided that such purchases do not increase its ownership interest above 75% of the then issued and outstanding Shares. Nevertheless, Purchaser is permitted under the Acquisition Agreement to acquire Shares in excess of the 75% limitation provided that it acquires such additional Shares pursuant to a tender offer meeting the following conditions (a "Qualifying Tender Offer"):
(i) the offer must be conditioned upon there being validly tendered and not withdrawn prior to the expiration of the offer such number of the then issued and outstanding Shares, other than the Purchaser Shares, which, when taken together with the Purchaser Shares, constitutes at least 90% of the then issued and outstanding Shares; (ii) the offer must be a "tender offer" for purposes of, and must be made in compliance with, Section 14(d)(1) of the Exchange Act; (iii) the offer must not be permitted to expire without the purchase of any Shares pursuant to the offer unless the offer has been open for a minimum of 30 business days; and (iv) the offer must be proposed to be followed by a merger between the Company and Purchaser or a subsidiary of Purchaser in which all Shares (other than Shares beneficially owned by Purchaser or its subsidiaries) are converted into the right to receive an amount in cash equal to the amount paid per Share in the offer and in connection with which it is proposed that the Company shall enter into agreements with the holders of any options to purchase Shares pursuant to which such options shall be purchased at a cash price per option equal to the excess of the amount paid per Share in the offer over the exercise price of such option.

  In the spring of 1997, as part of a long-term strategic planning process, management of Purchaser began examining restructuring options, including the possibility of accelerating its transformation into a life sciences company. One option considered was a potential business combination with the Company. During this period, management of the Purchaser contacted UBS and Morgan Stanley to obtain financial advisory services in connection with management's study of restructuring options for Purchaser's businesses.

  On June 25, 1997, the Board of Directors of Purchaser (the "Purchaser Board") met in Courbevoie, France, at which meeting Mr. Jean-Rene Fourtou, Chairman and Chief Executive Officer of Purchaser, and Mr. Igor Landau, a director of Purchaser and Group President supervising the pharmaceuticals segment, reported on management's study, including the possibility of a business combination with the Company. At such meeting, the Purchaser Board agreed with management's decision to proceed with the study. Following the meeting, Mr. Landau contacted various members of the Company Board to inform them of the meeting and of Purchaser's forthcoming press release.

  On June 26, 1997, Purchaser issued a press release (the "June 26, 1997 Announcement") announcing that, among other things, it was studying a potential initiative to continue to strengthen its presence in life sciences and to increase its strategic flexibility by increasing Purchaser's ownership of the Company from approximately 68.3% to 100% through a business combination with the Company at $92 per Share, which, if pursued, would be proposed after the expiration, on July 31, 1997, of the standstill period under the Acquisition Agreement. The press release reported that, if a business combination were pursued, part of the financing would be obtained through a capital increase by Purchaser. The press release also announced that Purchaser was studying another potential initiative regarding a possible combination of Purchaser's chemicals and fibers and polymers businesses into a new company ("NewChemco") and a public offering of shares of NewChemco, market conditions permitting, with Purchaser retaining a substantial majority interest.

  On June 26, 1997, the Company issued a press release indicating that it intended to review the matters described in the June 26, 1997 Announcement with the Company Board at a regularly scheduled meeting to be held on July 2, 1997.

  On July 2, 1997 in Antony, France, during the regularly scheduled meeting of the Company Board, Mr. Landau advised the Company Board of Purchaser's studies and, in view thereof, recommended that the Company Board appoint a special committee of Independent Directors. The Company Board then voted to form the Special Committee, comprised of Messrs. Frey and Riepe and Dr. Topol, the three Independent Directors on the Company Board. The Company Board empowered the Special Committee to use its best efforts to negotiate with Purchaser in order to secure the best available transaction on terms and conditions which the Special Committee believes are fair to and in the best interests of the Company. In addition, the Company Board authorized, among other things, the Special Committee to retain independent legal counsel and financial advisors and the Company to enter into an agreement with each of the members of the Special Committee requiring the Company to indemnify each of them to the fullest extent permitted by law in connection with his service as a member of the Special Committee.

  Following the Company Board meeting on July 2, 1997, two members of the legal department and a member of the finance department of the Company were appointed by the Chairman and Chief Executive Officer of the Company to assist the Special Committee in the administrative aspects of its function in order to ensure that it and its advisors had full and open access to all Company information and personnel (the "Company Representatives"). In addition, the Special Committee met and determined to retain the law firms of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), as special counsel, and Morgan Lewis & Bockius LLP, as Pennsylvania counsel. The Special Committee also determined to send requests for proposals to certain investment banking firms to serve as financial advisor to the Special Committee. The firms were selected based on their international reputation, expertise in the pharmaceutical industry and the belief that they had no relationship with Purchaser or any of its affiliates.

  On July 8, 1997, the Special Committee met by telephone conference with its legal advisors and the Company Representatives. The Special Committee was briefed on the process and legal implications relating to any proposal to be received from Purchaser following the expiration of the standstill period under the Acquisition Agreement as well as their fiduciary responsibilities under the PBCL. On July 9, 1997, the Special Committee convened with its legal advisors and the Company Representatives to review the proposals submitted by the investment banking firms and to select certain of such firms to interview.

  On July 16, 1997 and July 17, 1997, members of the Special Committee met with representatives of the investment banking firms and on July 21, 1997, the Special Committee retained Goldman Sachs as its financial advisor based on, among other things, its expertise in the pharmaceutical industry, advisory experience in similar transactions and the representation that Goldman Sachs did not have an existing engagement with Purchaser nor would it accept an assignment from Purchaser during its engagement by the Special Committee.

  On July 23, 1997, members of the Special Committee met with Goldman Sachs, the Company Representatives and Skadden, Arps to discuss, among other things, due diligence and timing as well as strategy.

  On July 25, 1997, Mr. Landau had a telephone discussion with Mr. Riepe, Chairman of the Special Committee, during which Mr. Riepe noted that the standstill period under the Acquisition Agreement was nearing completion and stated that if Purchaser were to make a proposal concerning a transaction involving the Company, the Special Committee would prefer that such a proposal be made formally to the Special Committee. Mr. Landau endorsed this approach but cautioned that any such proposal would be subject to certain timing constraints imposed by Purchaser's need to arrange financing. Mr. Riepe later reported the substance of his conversation to the other members of the Special Committee, Goldman Sachs and Skadden, Arps.

  On July 31 and August 1, Mr. Landau had two telephone discussions with Mr. Riepe. In each of these conversations, Mr. Landau reiterated that, in the event Purchaser went forward with a transaction involving the Company, it would be subject to certain timing considerations in connection with Purchaser's arrangements for financing such a transaction. In particular, the capital increase described in the June 26 Announcement would be subject to timing constraints in view of, among other things, expected market conditions in France. As a result of these timing constraints, Purchaser believed it would need to reach a decision no later than August 10 as to whether to proceed. Mr. Landau expressed Purchaser's preference to proceed with a consensual transaction, but also indicated that Purchaser would consider commencing a tender offer prior to obtaining the Special Committee's agreement in order to retain the ability ultimately to close the tender offer on Purchaser's desired schedule. In such a case Mr. Landau expected that discussions with the Special Committee would continue. During the July 31, 1997 telephone conversation, Mr. Riepe explained to Mr. Landau that Goldman Sachs was continuing its due diligence investigation of the Company but was awaiting management projections in order to complete its valuation analysis of the Company. Mr. Riepe also stated to Mr. Landau that any proposal made by Purchaser needed to be fair to the Company and its minority shareholders, and in order for the Special Committee and Purchaser to agree expeditiously on the terms and conditions of any transaction it was essential that the per Share consideration offered by Purchaser exceed $92 per Share. Messrs. Landau and Riepe agreed that their respective advisors would have access to the same Company information (including any projections prepared by management) and would each participate in management due diligence sessions. Messrs. Landau and Riepe also agreed that their respective financial advisors should discuss any proposals before taking them up with the principals.

  Shortly following these calls, Mr. Riepe updated Goldman Sachs and Skadden, Arps on his conversations with Mr. Landau, and Goldman Sachs reported on the progress of its due diligence investigation. Each of the other Special Committee members was later contacted by Goldman Sachs to be updated on such earlier conversation.

  On August 7, 1997, Mr. Riepe conferred with Goldman Sachs and Skadden, Arps for the purpose of receiving a status report on Goldman Sachs' due diligence and general timing considerations.

  On August 9, 1997, the August Projections (as defined below) were delivered by the Company to Goldman Sachs, who in turn forwarded such projections to Morgan Stanley.

  On Monday, August 11, 1997, Messrs. Landau and Riepe conferred by telephone and agreed that Morgan Stanley would have the opportunity to conduct management due diligence sessions with Goldman Sachs in attendance during the week of August 11, 1997. Mr. Landau informed Mr. Riepe that Purchaser believed that August 18 would be the last possible date on which Purchaser would consider announcing a tender offer if it determined to proceed. Messrs. Landau and Riepe then agreed that their respective financial advisors should meet no later than Thursday, August 14, 1997, to discuss valuation issues. Mr. Landau repeated Purchaser's preference to commence a tender offer upon terms and conditions agreed upon with the Special Committee, and proposed to travel to the United States to meet with Mr. Riepe over the upcoming weekend, if Mr. Riepe felt that such a meeting would be justified. Messrs. Landau and Riepe agreed that the possibility of a meeting would be considered following the results of the meeting between their respective financial advisors.

  On August 12 and 13, 1997, Goldman Sachs and Morgan Stanley met with the Company's management for due diligence sessions.

  On August 13, 1997, the Special Committee met by telephone conference with Goldman Sachs and Skadden, Arps at which time Goldman Sachs advised the Special Committee of the progress of its due diligence investigation and its preliminary views on valuation of the Company. The Special Committee authorized

Goldman Sachs to discuss with Morgan Stanley at their meeting to be held the following day their preliminary view of value. In addition, the Special Committee discussed at length the implications, process and strategy in the event Purchaser were to commence a unilateral tender offer as Mr. Landau had intimated to Mr. Riepe.

  On August 14, 1997, Morgan Stanley and Goldman Sachs held a meeting to discuss valuation issues. Although Morgan Stanley noted that Purchaser was not making a formal proposal, Morgan Stanley informed Goldman Sachs that it believed, based on the August Projections, that if a proposal were to be made, such proposal would not exceed $92 per Share and that an unrecommended tender offer could be commenced at a lower price. On August 15, 1997, Morgan Stanley confirmed to Goldman Sachs that any proposal that Purchaser might make would not exceed $92 per Share for a transaction recommended by the Special Committee and that, due to timing considerations, Purchaser was expected to reach a decision on whether to make a proposal and, if made, to announce a tender offer on Monday, August 18, 1997, regardless of whether agreement had yet been reached with the Special Committee. Morgan Stanley also reiterated that Purchaser and its advisors were prepared to negotiate and reach agreement with the Special Committee before such date and, if an agreement was not reached within such time frame, to continue to negotiate with the Special Committee after commencement of a tender offer. Goldman Sachs advised Morgan Stanley that in the Special Committee's view a unilateral tender offer would be detrimental to the Company and its various constituencies regardless of Purchaser's intention to continue discussions in order to reach a consensual transaction.

  On August 15, 1997, members of the Special Committee met with Goldman Sachs and Skadden, Arps by telephone conference. At this meeting Goldman Sachs summarized the results of its meeting with Morgan Stanley. The Special Committee concluded that it was appropriate to send the following letter to Purchaser, Morgan Stanley and Shearman & Sterling, Purchaser's legal advisors:

  Dear Igor:

    As you are aware, at the request of Rhone-Poulenc, on July 2, 1997, the Board of Directors of Rhone-Poulenc Rorer Inc. appointed a special committee of independent directors of RPR to evaluate any proposal made by Rhone-Poulenc to acquire the remaining common shares of RPR which RP does not own. Further, the Special Committee's mandate requires us to use our best efforts to negotiate any proposal in order to secure the best available transaction on terms and conditions which the Special Committee believes are fair and in the best interest of RPR and the minority stockholders. To that end, the Special Committee interviewed and selected legal and financial advisors in anticipation of receiving a proposal after the expiration date of the standstill agreement between RP and RPR.

    Rhone-Poulenc has expressed its desire to acquire the remaining outstanding interest in RPR although to date RP has not made a formal proposal to do so. Nonetheless, the Special Committee and its advisors stand ready to continue discussions with the objective of developing a transaction which the Special Committee would be in a position to recommend to stockholders. You have indicated a preference for a transaction that is accompanied by such a recommendation. Unfortunately, we understand from a meeting between our financial advisors yesterday that RP will announce on Monday its intention to commence a unilateral tender offer at a price at or below $92.00 per share unless we agree to a transaction at $92.00 by no later than Sunday evening.

    The Special Committee does not believe that this approach is consistent with RP's obligations as the controlling stockholder of RPR; and we are confident that our acquiescence to such an approach would be affirmatively detrimental to RPR and its minority stockholders and would not be consistent with our fiduciary obligations. In addition, we believe a unilateral offer by RPR's controlling stockholder which is not accompanied by a recommendation of the Special Committee would be harmful to RPR's other important constituencies, including its employees. If you wish to proceed with a transaction recommended by the Special Committee, it is incumbent upon Rhone-Poulenc and its advisors to discuss with the Special Committee and its advisors RP's views as to the valuation of RPR. If you proceed on a unilateral basis, you will be attempting to circumvent the protections afforded by a special committee's role in helping to ensure that a transaction in the best interests of RPR and all of its relevant constituencies will be completed successfully.

    Igor, as you know, the Special Committee and its advisors have been working as expeditiously and thoroughly as possible to complete our due diligence process. Much has been accomplished in the last two weeks, yet the Special Committee's advisors received RPR financial projections only one week ago. Consistent with our mandate, we are ready, willing and able to meet with you and your advisors to negotiate the terms and conditions of a transaction to acquire the remaining outstanding shares on a basis reflecting the full and fair value of RPR, provided RP is prepared to negotiate in good faith and without the threat of a unilateral, below market, imminent tender offer commenced on an arbitrary date.

                                          Sincerely,

                                          /s/ James S. Riepe
                                          James S. Riepe, Chairman
                                          Special Committee of the Board of
                                          Directors

  In response to such letter, on August 16, 1997 Mr. Landau sent the following letter to Mr. Riepe, the other members of the Special Committee and the Special Committee's financial and legal advisors:

  Dear Jim,

    Thank you for your letter of August 15, 1997. I would like to assure you that I fully agree with you that it is our mutual responsibility to try to achieve an agreement on the terms of an offer which reflects a fair valuation of Rhone-Poulenc Rorer. For this reason, Rhone-Poulenc recommended to RPR's Board of Directors the creation of the Special Committee to represent the interests of the minority shareholders. The Special Committee was appointed one and a half months ago, and its advisors completed their due diligence on RPR's financial projections one week ago. It therefore seems to us reasonable to expect that, at this time, the Special Committee and its advisors have all the information they need to negotiate and reach an agreement.

    As you suggested in your letter, in order to proceed with a transaction recommended by the Special Committee, we and our respective advisors need to discuss with you our views as to the valuation of RPR. RP's advisors have already communicated to the Special Committee's advisors our valuation views. At this point, we are waiting to hear your views. In order to move forward, I suggest that our respective advisors meet today to take the next step in preparation for a meeting between you and me and our respective advisors. I will be in Boston on Sunday for this purpose, as I proposed to you one week ago.

    To summarize, Rhone-Poulenc, as you state in your letter with regard to the Special Committee, is ready, willing and able to meet and negotiate in good faith with the expectation of reaching an agreement on the terms and conditions of an offer.

    I look forward to meeting you tomorrow with our respective advisors.

                                          Sincerely,

                                          /s/ Igor Landau
                                          Igor Landau
                                          Directeur General

  At a meeting of the Special Committee and its advisors on the morning of August 16, 1997, the Special Committee discussed the letter received from Mr. Landau. In addition, Mr. Riepe reported that several Company Board members had called him to convey their belief that Purchaser preferred to engage in a transaction which was recommended by the Special Committee, but that Purchaser was concerned that the market price of the Shares could rise to unrealistic levels in the near term and that Purchaser needed to commence promptly an equity offering to finance any transaction. At this meeting, the Special Committee concluded that it would not be willing to negotiate with the threat of a unilateral tender offer; however, it would enter into negotiations and consider reducing the 30-business day offer period required under the definition of Qualifying Tender Offer if Purchaser agreed not to commence a unilateral tender offer in the immediate future and gave the Special Committee an indication of value, which could not be below market.

  On August 16, 1997, in telephone conversations between Morgan Stanley and Goldman Sachs, Goldman Sachs communicated the terms upon which the Special Committee was prepared to enter into negotiations with Purchaser.

  Following those conversations, Mr. Landau spoke with Mr. Riepe by telephone, and they agreed that it was in the interest of all parties concerned, including the Company and its minority shareholders, that, if agreement were to be reached on the terms and conditions of a transaction, such agreement be reached as soon as possible and that the Special Committee should have adequate opportunity to duly consider the proposed terms and conditions. Messrs. Landau and Riepe further agreed to seek to finalize negotiations no later than August 19. Messrs. Landau and Riepe decided to meet in Boston, Massachusetts, on Sunday, August 17, 1997, if Mr. Riepe felt such a meeting would be useful following further discussions with his financial advisors.

  During the evening of August 16, 1997, Morgan Stanley and Goldman Sachs met to discuss their respective views on valuation. During the morning and afternoon of August 17, 1997, the Special Committee met with its advisors in Boston, Massachusetts to discuss in detail Goldman Sachs' views on valuation. Following the Special Committee meeting and throughout the next day numerous discussions and meetings were held between Messrs. Landau and Riepe and their respective advisors. During the evening of August 18, Mr. Landau agreed to confer with Purchaser Board members the following morning with respect to the possibility of proceeding with an offer of $97 per Share; Mr. Riepe agreed to convene a Special Committee meeting on August 19 to consider a $97 per Share transaction; and it was agreed that the parties' respective legal counsel would proceed with negotiation of the Merger Agreement.

  During the morning of August 19, Mr. Landau called Mr. Riepe to advise him that the Purchaser Board members with whom he conferred would support a recommended transaction at $97 per Share.

  At a meeting held in the evening of August 19, 1997, the Special Committee unanimously recommended and approved the Merger Agreement and Merger. The Company Board then met and approved and adopted the Merger Agreement and the Merger Agreement was executed. On August 20, Purchaser and the Company announced the Offer.

RECOMMENDATION OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER

 Recommendation of the Special Committee and the Company Board

  On August 19, 1997, the Special Committee unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the Company, and unanimously voted to recommend and approve the Offer, the Merger and the Merger Agreement.

  On August 19, 1997, the Company Board, by a unanimous vote of all directors present and voting, based in part on the unanimous recommendation and approval of the Special Committee, approved the Merger Agreement and the transactions contemplated thereby and determined that each of the Offer and the Merger is fair to, and in the best interests of, the Company. The Company Board, by a unanimous vote of all directors present and voting, has recommended that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer. The directors of the Company Board designated by Purchaser and present at the Company Board meeting (other than Mr. Cawthorn) recused themselves from voting due to their inherent conflict of interest. Mr. Cawthorn did not recuse himself because, unlike the other Purchaser designees, he had no affiliations with Purchaser other than being a Purchaser designee to the Company Board, and in fact was the former Chairman of the Board, President and Chief Executive Officer of the Company. Furthermore, Mr. Cawthorn beneficially owns 98,620 Shares and holds options to purchase 326,789 Shares, and therefore has a significant economic incentive in addition to his fiduciary duties to ensure that the best available transaction for the Company was obtained.

 Fairness of the Offer and the Merger

  Special Committee. In reaching its determinations referred to immediately above, the Special Committee considered the following factors, each of which, in the view of the Special Committee, supported such determinations:

    (i) the historical market prices and recent trading activity of the Shares, including (x) that the Offer of $97 per Share represents a premium of approximately 22% over the $79.44 per Share closing price on June 25, 1997, the day prior to the June 26, 1997 Announcement, a premium of approximately 20% over the $80.88 per Share closing price on June 13, 1997, which was the 52-week high closing price for the Shares prior to the June 26, 1997 Announcement, and a premium of approximately 53.1% over the $63.38 per Share closing price on July 24, 1996, which was the 52-week low closing price prior to the June 26, 1997 Announcement, (y) that the weighted average per Share price between June 26, 1997 and August 17, 1997 was $92.48 per Share, and (z) that the Shares never traded on the New York Stock Exchange (the "NYSE") above $96 per Share following the June 26, 1997 Announcement;

    (ii) the history of the negotiations between the Special Committee and its representatives and Purchaser and its representatives, including that
  (a) the negotiations resulted in an increase in the price at which Purchaser was prepared to acquire the Shares from $92 to $97 per Share, and
  (b) the Special Committee's belief that Purchaser would not further increase the Offer price, and accordingly $97 per Share was, in the opinion of the Special Committee, the highest price which could be obtained from Purchaser;

    (iii) the opinion of Goldman Sachs that based upon and subject to the assumptions and qualifications stated therein the $97 per Share to be received by the shareholders of the Company (other than Purchaser and its subsidiaries) in the Offer and the Merger is fair to such holders, and the report and analysis presented to the Special Committee in connection therewith (See "SPECIAL FACTORS--Opinion of Goldman Sachs & Co.);

    (iv) the fact that the standstill provisions in the Acquisition Agreement expired on July 31, 1997 after which time Purchaser is permitted to acquire in the open market such number of Shares which together with the Shares owned by Purchaser would not exceed 75% of the outstanding Shares, and to the extent Purchaser wanted to exceed the 75% threshold, Purchaser was entitled to commence a Qualifying Tender Offer which could be at a price per Share below Purchaser's original price of $92 per Share or otherwise substantially below the $97 per Share Offer price;

    (v) the belief that a Qualifying Tender Offer unilaterally commenced by Purchaser without a recommendation of the Special Committee may have been successfully completed at a price lower than that negotiated and recommended by the Special Committee;

    (vi) the possibility that, because of potentially lower than expected projected Company earnings or a decline in the trading price of the Shares or the stock market in general, the consideration the minority shareholders would obtain in a future transaction might be less advantageous than the consideration they will receive pursuant to the Offer and the Merger;

    (vii) the Special Committee recognized that the sale of control of the Company to Purchaser occurred in 1990 upon consummation of the transactions contemplated in the Acquisition Agreement;

    (viii) Purchaser has sufficient stock ownership to control a disposition of the Company and the Special Committee and Goldman Sachs were not authorized to, and did not, solicit third party indications of interest for the acquisition of the Company or its businesses;

    (ix) the terms of the Offer, the Merger and the Merger Agreement, including (a) that the Minimum Condition may not be waived; (b) that the terms and conditions of the Offer may not be changed in any manner which is materially adverse to the minority shareholders without the consent of the Special Committee; (c) that the recommendation of the Special Committee may be withdrawn, modified or amended to the extent the Special Committee believes it necessary to do so in the exercise of its fiduciary duties; (d) that the Offer is not subject to any financing condition; (e) that the terms of the Merger Agreement may only be amended or waived by the Special Committee; and (f) the limited nature of other conditions to the Offer and the Merger;

    (x) the Minimum Condition requirement that the Offer not be consummated unless at least 68.7% of the Shares not held by Purchaser be validly tendered pursuant to the Offer and not withdrawn;

    (xi) the availability of dissenters' rights for the minority shareholders under the PBCL in connection with the Merger; and

    (xii) the risk that the Company would suffer the loss of key employees and other adverse consequences if Purchaser were to commence a unilateral tender offer.

  Company Board. In reaching its determinations referred to above, the Company Board considered the following factors, each of which, in the view of the Company Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of Goldman Sachs addressed solely to the Special Committee that based upon and subject to the assumptions stated therein the $97 per Share to be received by the shareholders of the Company (other than Purchaser and its subsidiaries) in the Offer and the Merger is fair to such holders and the analysis presented to the Company Board; and (iii) the fact that the Offer price and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and Purchaser.

  The members of the Company Board, including the members of the Special Committee, evaluated the Offer and the Merger in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors. In light of the number and variety of factors that the Company Board and the Special Committee considered in connection with their evaluation of the Offer and the Merger, neither the Company Board nor the Special Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Company Board nor the Special Committee did so.

  The Company Board, including the members of the Special Committee, believes that the Offer and the Merger are procedurally fair because, among other things: (i) the Offer is in all material respects a Qualifying Tender Offer as defined in the Acquisition Agreement and the Merger will be conducted in accordance with requirements of the Acquisition Agreement; (ii) the Special Committee consisted of Independent Directors appointed to represent the interests of the shareholders other than Purchaser; (iii) the Special Committee retained and was advised by independent legal counsel; (iv) the Special Committee retained Goldman Sachs as its independent financial advisor to assist it in evaluating a potential transaction with Purchaser and received advice from Goldman Sachs; (v) the existence of the Minimum Condition (which may not be waived) has the effect of requiring approximately two-thirds of the Company's shareholders (other than Purchaser) to tender their Shares into the Offer in order for it to be consummated; (vi) the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto; and (vii) the fact that the $97 per Share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of Purchaser, on the other.

  The Board and the Special Committee recognized that the Merger is not structured to require the approval of a majority of the shareholders of the Company other than Purchaser, and that Purchaser currently has sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. A condition to the Merger, however, is that the Purchaser shall have purchased all Shares tendered in the Offer. Consummation of the Offer is conditioned upon there being validly tendered, and not withdrawn, such number of the then issued and outstanding Shares, other than the Purchaser Shares, which, when taken together with the Purchaser Shares, constitutes 90% of the then issued and outstanding Shares, which effectively requires that approximately two-thirds of the minority shareholders tender their Shares.

OPINION OF GOLDMAN, SACHS & CO.

  Goldman Sachs has acted as financial advisor to the Special Committee in connection with the Merger, as described under "SPECIAL FACTORS--Background of the Offer and the Merger". On August 19, 1997, Goldman Sachs delivered its oral opinion, which was subsequently confirmed in writing, to the Special Committee that, as of the date of such opinion, the $97 per Share in cash to be received by the holders of Shares other than Purchaser and its subsidiaries in the Offer and the Merger is fair to such holders.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED AUGUST 19, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS
SCHEDULE II AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q; (iv) certain other communications from the Company to its shareholders; and (v) certain internal financial analyses and forecasts for the Company prepared by its management. Goldman Sachs held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. Goldman Sachs also held discussions with members of the senior management of Centeon L.L.C. ("Centeon"), a joint venture in which the Company has a 50% interest. In addition, Goldman Sachs reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the outstanding Shares, the Company or its constituent businesses. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Special Committee in connection with its consideration of Offer and the Merger and does not constitute a recommendation as to whether any holder of Shares should tender such Shares in the Offer.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinion to the Special Committee on August 19, 1997.

    (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Shares for the period from August 14, 1995 to August 18, 1997. Such analysis indicated that the closing price per Share during such period ranged from $42.13 to $95.94.

    Goldman Sachs also reviewed the weighted average trading prices for the Shares for four periods. Such analysis indicated that the weighted average price per Share for the period from July 31, 1993 (the date of the retirement of the Company's contingent value rights) to June 25, 1997 (the day prior to the June 26, 1997 Announcement) was $52.31; for the one year period ending June 25, 1997 was $72.22; for the period from October 10, 1996 (the date a product recall by Centeon was announced) to June 25, 1997 was $73.11; and for the period from June 26, 1997 to August 18, 1997 was $92.48

    (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for publicly traded corporations: Abbott Laboratories, American Home Products Corp., Bristol-Myers Squibb Co., Eli Lilly & Co., Merck & Co. Inc., Pfizer Inc., Pharmacia & Upjohn, Inc., Schering-Plough Corp. and Warner-Lambert Co. (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the Company. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of the Company were calculated using per Share prices of $79.44 and $94.56, the closing prices of the Shares on the NYSE on June 25, 1997 and August 18, 1997, respectively, and a per Share price of $97.00, the price to be paid in the Offer. The multiples and ratios for the Company were based on publicly available information and information provided by the Company's management and the multiples for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization in United States dollars (i.e., the market value of common equity plus book value of debt less cash) as a multiple of Latest Twelve Months ("LTM") sales, as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM sales, which ranged from 2.5x to 6.0x with a mean and median of 5.0x, LTM EBITDA, which ranged from 8.2x to 26.9x with a mean of 16.8x and a median of 16.1x, and LTM EBIT, which ranged from 10.5x to 32.9x with a mean of 19.8x and a median of 18.0x, compared to levered multiples of 2.6x, 11.9x and 17.0x, respectively, for the Company based on a stock price of $79.44 per Share, 3.1x, 13.8x and 19.6x, respectively, for the Company based on a stock price of $94.56 per Share and 3.1x, 14.1x and 20.0x, respectively, for the Company based on a stock price of $97.00 per Share. Goldman Sachs also considered estimated calendar year 1997 and 1998 price/earnings ratios, which, for the Selected Companies, ranged from 20.3x to 38.9x with a mean of 26.6x and a median of 24.2x for estimated calendar year 1997 and 17.3x to 29.6x with a mean of 22.2x and a median of 20.5x for estimated calendar year 1998 compared to 22.1x and 18.7x, respectively, for the Company based on a stock price of $79.44 per Share, 26.3x and 22.3x, respectively, for the Company based on a stock price of $94.56 per Share and 26.9x and 22.8x, respectively for the Company based on a stock price equal to $97.00 per Share; LTM EBITDA margins, LTM EBIT margins and LTM net margins, which, for the Selected Companies, ranged from 18.8% to 38.1% with a mean of 30.2% and a median of 30.4%, 15.3% to 31.0% with a mean of 25.6% and a median of 26.8% and 10.3%
  to 21.7% with a mean of 17.5% and a median of 17.6%, respectively, compared to 22.2%, 15.5% and 7.6%, respectively, for the Company; estimated calendar year 1997 price/earnings to total return ratios, which, for the Selected Companies, ranged from 1.4x to 2.2x with a mean of 1.7x and a median of 1.6x compared to 1.4x for the Company based on a stock price of $79.44 per Share, 1.7x for the Company based on a stock price of $94.56 per Share and 1.8x based on a stock price equal to the $97.00 per Share; estimated calendar year 1997 and 1998 price/earnings growth multiples which, for the Selected Companies, ranged from 1.7x to 2.4x with a mean and median of 2.0x for estimated calendar year 1997 and 1.5x to 1.8x with a mean and median of 1.7x for estimated calendar year 1998 compared to 1.6x and 1.3x, respectively, for the Company based on a stock price of $79.44 per Share and 1.9x and 1.6x, respectively, for the Company based on stock price of $94.56 per Share and 1.9x and 1.6x, respectively, for the Company based on a stock price equal to $97.00 per Share; and a five-year average earnings per Share ("EPS") growth rate (obtained through Institutional Brokers Estimate System) for the Selected Companies ranging from 10.0% to 16.5% with a mean of 13.4% and a median of 13.0% compared to 14.0% for the Company.

    (iii) Discounted Cash Flow Analysis. Goldman Sachs performed discounted cash flow analyses using the August Projections (as hereinafter defined) prepared by the Company (the "Base Case") and using the August Projections and adding to the Base Case certain products in the Company's research and development pipeline that were excluded ("Excluded Pipeline") from the Base Case (the "Base Case Plus Excluded Pipeline"). Goldman Sachs calculated a net present value of free cash flows for the fourth quarter of 1997 and for the years 1998 through 2002 using discount rates ranging from 10.0% to 11.0%. Goldman Sachs calculated the Company's terminal values in the year 2002 based on the marginal free cash flow growth rate in 2002 to estimate free cash flow in 2003 and perpetual growth rates of free cash flows ranging from 5.0% to 6.0%. These terminal values were then discounted to present value using discount rates ranging from 10.0% to 11.0%. Such analyses indicated implied per Share values ranging from $72.88 to $114.54 in the Base Case and $84.70 to $132.93 in the Base Case Plus Excluded Pipeline.

    (iv) Component Analysis. Goldman Sachs performed separate valuation analyses on three financial components of the Company: the Base Case excluding the contribution to earnings and cash flow from Centeon L.L.C. ("Centeon"), the Company's 50/50 joint venture with Behringwerke AG, a subsidiary of Hoechst AG ("Base Case without Centeon"), the Excluded Pipeline and Centeon. Goldman Sachs performed discounted cash flow analyses on the Base Case without Centeon, calculating a net present value of free cash flows for the fourth quarter of 1997 and the years 1998 through 2002 using discount rates ranging from 10.0% to 11.0%. Goldman Sachs calculated terminal values in the year 2002 based on the marginal free cash flow growth rate in the year 2002 to estimate free cash flow in 2003 and perpetual growth rates of free cash flows ranging from 5.0% to 6.0%. These terminal values were then discounted to present value using discount rates ranging from 10.0% to 11.0%. Such analysis indicated implied per Share values ranging from $62.76 to $99.72.

    Goldman Sachs also performed discounted cash flow analyses on the Base Case without Centeon including the Excluded Pipeline, calculating the net present value of free cash flows for the fourth quarter of 1997 and the years 1998 through 2002 using discount rates ranging from 10.0% to 11.0%. Goldman Sachs calculated terminal values in the year 2002 based on the marginal free cash flow growth rate in the year 2002 to estimate free cash flow in 2003 and perpetual growth rates of free cash flows ranging from 5.0% to 6.0%. These terminal values were then discounted to present value using discount rates ranging from 10.0% to 11.0%. Goldman Sachs then subtracted the net present values obtained for the Base Case without Centeon from the net present values obtained for the Base Case without Centeon including the Excluded Pipeline to determine the implied net present value of the Excluded Pipeline. Such analyses indicated implied per Share values of the Excluded Pipeline ranging from $9.55 to $14.84.

    Goldman Sachs also valued the Excluded Pipeline by using a Monte Carlo simulation to determine the probability-weighted value of the Excluded Pipeline using management estimates for probability of technical success and cash flows for the initial development period and the first ten years from date of launch for each product for the Excluded Pipeline and standard pharmaceutical product lifecycle sales and cash flow curves for an additional 15 years for each product. Such analysis indicated implied per Share values for the Excluded Pipeline, assuming 1 standard deviation around the mean, ranging from $9.00 to $17.00.

    Goldman Sachs calculated the net present value of Centeon using management's projections for the years 1998 through 2000 and a terminal value equal to 10.0x year 2000 operating income. Using discount rates of 12.0% to 15.0%, such analysis indicated implied per Share values of Centeon of $7.88 and $7.31, respectively.

    (v) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following transactions involving sales of control in the pharmaceutical industry since 1990: Hoechst/Marion-Merrell Dow; Glaxo plc/Wellcome plc; American Home Products/American Cyanamid; Roche Ltd./Syntex; Rhone-Poulenc S.A./Rorer Group Inc. (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions
  (i) total entity value as a multiple of LTM sales ranged from 2.0x to 3.6x with a mean of 2.7x and a median of 2.5x, as compared to 3.2x for the total entity value of the Company, (ii) total entity value as a multiple of LTM EBIT ranged from 10.2x to 23.4x with a mean of 15.7x and a median of 12.3x, as compared to 20.4x for the total entity value of the Company and (iii) the total equity market value as a multiple of LTM net income ranged from 15.8x to 38.7x with a mean of 24.2x and a median of 22.1x, as compared to 35.8x for the total equity market value of the Company.

    (vi) Selected Buyouts By Significant Existing Shareholders. Goldman Sachs analyzed certain information relating to the premiums paid in selected transactions involving buyouts of a minority interest by an existing significant shareholder since 1988. Such analysis indicated initial bid price premiums over market price one month prior to the announcement of the transaction which ranged from negative 8.4% to 241.7% with a mean of 27.0% and a median of 20.0% and final premiums over market price one month prior to the announcement of the transaction ranging from negative 20.0% to 241.7% with a mean of 34.2% and a median of 26.1%, each as compared to a 30.8% premium of the $97.00 per Share to be paid in the Offer over the per Share closing price on the NYSE on May 28, 1997 (four weeks prior to the June 26, 1997 Announcement).

    (vii) Present Value of Implied Future Stock Price. Goldman Sachs performed an analysis to determine the present value of implied future Share prices based on four different scenarios of estimates of EPS for the Company for the years 1998 through 2002. Goldman Sachs used the EPS estimates from the Base Case and the Base Case Plus Excluded Pipeline, each with and without including the impact of reducing the Company's excess inventory position with customers included in the Company's management's projections ("De-load", respectively without De-load, the "Base Case Without De-load" and the "Base Case Plus Excluded Pipeline Without De-load"). Goldman Sachs calculated the implied future Share prices using price/earnings multiples of 21.0x and 23.0x. These implied future Share prices were then discounted to present value using discount rates of 10.5% and 14.0%. This analysis indicated that the present value of the implied future Share price for the years 1997 through 2001 using price/earnings multiples of 21.0x and 23.0x and based upon a discount rate of 10.5% ranged from $72.03 to $112.03 in the Base Case, $78.54 to $112.32 in the Base Case Without De-load, $72.24 to $129.74 in the Base Case Plus Excluded Pipeline and $78.75 to $130.04 in the Base Case Plus Excluded Pipeline Without De-load, and, based upon a discount rate of 14.0% ranged from $72.03 to $99.21 in the Base Case, $78.54 to $99.49 in the Base Case Without De-load, $72.24 to $114.86 in the Base Case Plus Excluded Pipeline and $78.75 to $115.14 in the Base Case Plus Excluded Pipeline Without De-load.

    (viii) Impact on EPS Analysis. Goldman Sachs performed an analysis to determine the impact on Purchaser of an acquisition of the Shares held by holders other than Purchaser and its subsidiaries at prices per Share ranging from $92.00 to $104.00. Such analysis indicated substantial dilution to Purchaser's 1998 estimated EPS and that Purchaser's pro forma net debt to total capital ratio ranged from 53.8% to 54.4%.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Purchaser or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Special Committee as to the fairness of the $97 per Share in cash to be received by the holders of Shares in the Offer and the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Purchaser, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to recommend the adoption of the Merger Agreement to the Board of Directors of the Company. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth on Schedule II attached hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm, has substantial experience in transactions similar to the Offer and the Merger, has expertise in the pharmaceutical industry and represented that it did not have an existing engagement with Purchaser, nor would it accept an assignment from Purchaser during its engagement by the Special Committee.

  Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of the Company and/or Purchaser for its own account and for the account of customers. As of the date hereof, Goldman Sachs holds for its own account a long position of 828,962 Shares.

  Pursuant to a letter agreement dated July 21, 1997 (the "Engagement Letter"), the Company engaged Goldman Sachs to act as exclusive financial advisor to the Special Committee in connection with its consideration of any proposals made by Purchaser to acquire all or substantially all of the outstanding Shares held by shareholders other than Purchaser. Pursuant to the terms of the Engagement Letter, the Company agreed to pay Goldman Sachs (i) a financial advisory fee of $500,000, (ii) a fee of $1,500,000 upon the delivery of its opinion and (iii) a transaction fee equal to (A) (I) 1.5% of the amount by which $96.00 exceeds $93.50 plus (II) 2.0% of the amount by which $97.00 exceeds $96.00 times (B) the number of Shares (including Shares issuable pursuant to options, warrants and convertible securities) acquired by Purchaser. The Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

COMPANY BUDGET INFORMATION AND FINANCIAL PROJECTIONS

  The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data. However, in connection with Purchaser's position as a controlling shareholder of the Company, Purchaser has received and examined certain analyses prepared by the Company which include projections of future financial results. In addition, as a result of the review of the Company's financial position and outlook, in the context of preparing for the Offer, Purchaser has received and examined the August Projections for the years 1997 through 2002. Such information has been set forth below for the limited purpose of giving the Company's shareholders access to financial projections by the Company's management that were available for review by Purchaser in connection with the Offer.

  Preliminary 1997 Budget. In connection with its preparation of its annual budget in December 1996, the Company's management provided projections for the year ended December 31, 1997 (the "Preliminary 1997 Budget") to the Company Board at its meeting on December 13, 1996. The Preliminary 1997 Budget did not take into account the potential impact of the voluntary suspension (the "Centeon Suspension") of certain production and distribution activities by Centeon and accordingly reflects the operating plan of Centeon for 1997. The Company's management was unable to take into account such effect due to the uncertain outcome of (i) the then ongoing review by the U.S. Food & Drug Administration of manufacturing processes at a U.S. production facility of Centeon and (ii) an upcoming meeting of Centeon's Board of Directors that was to discuss the Centeon 1997 budget. For information regarding the Centeon Suspension, see "Schedule IV--Note 5 to Consolidated Financial Statements". The Preliminary 1997 Budget also assumed sustainable growth in net sales, increased cost reduction, a deceleration of research and development expenses and further improvements to gross margins due to changes in the Company's product mix. The Preliminary 1997 Budget further assumed a French franc/U.S. dollar exchange rate of FF5.50 = $1. Selected information presented in the Preliminary 1997 Budget is set forth below:

                                                       YEARS ENDING DECEMBER 31,
                                                       -------------------------
                                                       1996 FORECAST 1997 BUDGET
                                                       ------------- -----------
                                                         (DOLLARS IN MILLIONS,
                                                         EXCEPT FOR PER SHARE
                                                             INFORMATION)
      Net Sales.......................................    $5,403       $5,409
      Gross Margin....................................     3,736        3,915
      Operating income................................       751          897
      Income before tax(1)............................       686          926
      Earnings per Share..............................      3.12         4.30

     --------
     (1) Includes equity in earnings of Centeon of $82 million and $179 million in 1996 and 1997, respectively.

  1997 Budget. In light of the impact of the Centeon Suspension, the Company Board appointed a special budget committee (the "Budget Committee"), comprised of Messrs. Frey, Landau and Riepe, to update the Preliminary 1997 Budget to reflect the impact of the Centeon Suspension. At the February 20, 1997 meeting of the Company Board, the Company's management informed the Company Board on the status of its initial review of the Preliminary 1997 Budget and indicated that projected earnings per Share for 1997 could be reduced from $4.30 to approximately $3.65 per Share, principally to reflect the impact of the Centeon Suspension.

  Following approval of Centeon's 1997 budget by Centeon's Board of Directors at its March 4, 1997 meeting, the Budget Committee met on March 24, 1997 to approve budgetary data projecting earnings per Share for 1997 of $3.65. The Preliminary 1997 Budget was finalized by management in April 1997 and presented to the Company Board at its meeting on May 7, 1997 (the "1997 Budget"). The 1997 Budget included the effect of the Centeon Suspension, but was otherwise based on the same assumptions as the Preliminary 1997 Budget. Selected information presented in the 1997 Budget is set forth below:

                                              YEARS ENDING DECEMBER 31,
                                          ------------------------------------
                                            1996 ACTUAL         1997 BUDGET
                                          ----------------      -----------
                                          (DOLLARS IN MILLIONS, EXCEPT FOR
                                                PER SHARE INFORMATION)
      Net sales..........................             $5,421              $5,414
      Gross margin.......................              3,755               3,900
      Operating income...................                661                 869
      Income before tax(1)...............                699                 800
      Earnings per Share.................               3.16                3.65

     --------
     (1) Includes equity in earnings of Centeon of $85 million and $36 million in 1996 and 1997, respectively.

  August Projections. On August 9, 1997, certain projections for the years ending December 31, 1997 through 2002 (the "August Projections") were delivered by the Company's management to Goldman Sachs, which in turn forwarded such projections to Morgan Stanley. Morgan Stanley delivered the August Projections to Purchaser on August 11, 1997. The August Projections were produced by the Company in connection with a study commenced in July, 1997 at the request of the Special Committee and were delivered to Goldman Sachs at the request of the Special Committee. The August Projections are based on the following assumptions: a French franc/U.S. dollar exchange rate from 1998-2002 of FF5.50 = $1; increased competition in the US respiratory market, and the continuation of French government pressure to contain health care costs; a gross margin improvement due to the product mix and to divestitures of certain product lines; increased expenditures in promotional efforts regarding the Company's strategic products; and an increase in French corporate income taxes as proposed recently by the French government from 36.6% to 41.6% for calendar years 1997 and 1998.

  It was also indicated by the Company that there was at the end of June 1997 a high level of inventory of certain of the Company's products currently held by certain U.S. customers. The Company has not made any determination as to whether and over what time period any inventory adjustments may be necessary. If the Company decides to take actions to reduce inventories on a basis of a three year adjustment (as was assumed in the August Projections that management provided to Goldman Sachs), the projected increase in net sales would be reduced by $80 million in each of the years 1998, 1999 and 2000, with the impact on sales and earnings per Share as reflected below.

  The August Projections are summarized below:

                              AUGUST PROJECTIONS

              (DOLLARS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                   FORECAST
                         FORECAST '97 IN '98
                           1997   STRUCTURE(1)  1998   1999   2000   2001   2002
                         -------- -----------  ------ ------ ------ ------ ------
Net sales...............  $5,112    $5,041     $5,262 $5,648 $6,071 $6,573 $7,001
Gross margin............   3,694     3,642      3,842  4,125  4,444  4,758  5,046
Operating income........     780       731        822    947  1,082  1,233  1,372
Centeon joint ven-
 ture(2)................     (41)      (41)        55     75    120    150    180
Income before tax.......     722       653        777    930  1,123  1,302  1,492
Earnings per Share......    3.28      2.93       3.43   4.14   5.11   5.97   6.88

--------
(1) Excludes the effect of certain product lines divested by the Company in 1997.
(2) Equity in earnings of Centeon.

  Excluding the impact of any adjustments to inventory levels, the projected net sales and earnings per Share would be as reflected below:

              (DOLLARS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                    FORECAST
                          FORECAST '97 IN '98
                            1997   STRUCTURE   1998   1999   2000   2001   2002
                          -------- ---------- ------ ------ ------ ------ ------
Net sales................  $5,112    $5,041   $5,342 $5,728 $6,151 $6,573 $7,001
Earnings per Share.......    3.28      2.93     3.72   4.43   5.40   5.97   6.88

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS:

  Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above concerning the Preliminary 1997 Budget, the 1997 Budget and the August Projections (together, the "Projections"). Such information has been included in this Offer to Purchase for the limited purpose of giving the Company's shareholders access to financial projections by the Company's management that were made available to Purchaser. Such information was prepared by the Company's management for internal use and not with a view to publication. The foregoing budget information and Projections were based on assumptions concerning the Company's products and business prospects in 1997 through 2002, including the assumption that the Company would continue to operate under the same ownership structure as then existed. The budget information and Projections were also based on other revenue and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, neither the budget information nor the Projections were prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts and are included in this Offer to Purchase only because such information was made available to Purchaser by the Company. Neither the Purchaser's nor the Company's independent accountants have examined, compiled or applied any agreed upon procedures to this information and, accordingly, assume no responsibility for this information. Neither the Purchaser nor the Company nor any other party assumes any responsibility for the accuracy or validity of the foregoing projections.

POSITION OF PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

  Purchaser believes that the consideration to be received by the Company's shareholders, other than Purchaser, pursuant to the Offer and the Merger is fair to the Company's shareholders other than Purchaser. Purchaser bases its belief on the following facts: (i) the fact that the Special Committee concluded that the Offer and the Merger are fair to, and in the best interests of, the Company (ii) notwithstanding the fact that Goldman Sachs' opinion was provided solely for the information and assistance of the Special Committee and that Purchaser is not entitled to rely on such opinion, the fact that the Special Committee received an opinion from Goldman Sachs that the $97 per Share in cash to be received by the holders of Shares other than Purchaser and its subsidiaries in the Offer and the Merger is fair to such holders (iii) the Offer is a Qualifying Tender Offer under the Acquisition Agreement (other than with respect to the minimum offering period, which has been reduced from 30 business days to 28 business days with the agreement of the Special Committee) and as such is consistent with the original intent of the parties to the Acquisition Agreement, and furthermore the Merger will be conducted in accordance with the requirements of the Acquisition Agreement, (iv) the presence of the Minimum Condition ensures that in order for the Offer to be successful approximately two-thirds of the Shares not held by Purchaser will have to be tendered into the Offer, (v) the historical and projected financial performance of the Company and its financial results, (vi) the consideration to be paid in the Offer represents a premium of 24.8% over the average closing price for the one month period prior to June 26, 1997, (vii) the consideration to be paid in the Offer represents a premium of 22.1% over the reported closing price on the last full trading day prior to the June 26, 1997 Announcement of Purchaser's study of a possible business combination with the Company, on which date the last reported sale price was near its historic closing high, (viii) the Acquisition Agreement was negotiated on an arm's-length basis in 1990 and has resulted in the shareholders of the Company benefiting from substantial appreciation in the value of their Shares since 1990, (ix) the same consideration will be paid in both the Offer and the Merger and (x) the Offer and the Merger will each provide consideration to the shareholders entirely in cash. Purchaser did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In light of the nature of the Company's business, Purchaser did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PURCHASER FOR THE OFFER AND THE MERGER

  The purpose of the Offer and the Merger is for Purchaser directly to increase, within the terms established by the Acquisition Agreement, its ownership of Shares from approximately 68.1% to 100%. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Purchaser. The acquisition of the Shares not owned by Purchaser has been structured as a cash tender offer followed by a cash merger in order to (i) comply with the requirements of the Acquisition Agreement, (ii) effect a prompt and orderly transfer of ownership of the Company from the public shareholders to Purchaser and (iii) provide shareholders with cash for all of their Shares.

  Under the PBCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the issued and outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Purchaser already has sufficient voting power to cause the approval and adoption of the Merger without the affirmative vote of any other shareholder of the Company. Pursuant to the Acquisition Agreement, however, Purchaser may only exercise such voting power to effect a merger of the Company subsequent to a Qualifying Tender Offer as defined in the Acquisition Agreement. The Offer satisfies the requirements of a Qualifying Tender Offer except for the reduction in the minimum offering period from 30 business days to 28 business days as approved by the Special Committee,

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby and to use its reasonable best efforts to obtain such approval and adoption. Purchaser has agreed that all Shares owned by it and its subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  Purchaser's principal strategic objective has been to reinforce its position in the life sciences. In order to further this objective, Purchaser has considered various means of expanding its collaboration with the Company, including increasing its voting equity interest to 100%. Purchaser concluded that such an acquisition would enhance Purchaser's strategic flexibility and allow it to benefit from opportunities in the businesses in which Purchaser and the Company operate. Purchaser also concluded that the combination of Purchaser and the Company would result in Purchaser and its affiliates having only one life sciences company with publicly-listed common stock, and a separate listing of the specialty chemicals and services to industry business. Such steps would bring about a clearer differentiation between life sciences, on the one hand, and specialty chemicals and services, on the other. Purchaser concluded that this clarification should promote an improvement in Purchaser's market valuation. Consequently, Purchaser concluded that an acquisition by Purchaser of the remaining Shares should be considered. Purchaser chose to undertake the transaction at this time because (i) such a transaction was prohibited by the Acquisition Agreement prior to the end of the standstill period on July 31, 1997 and (ii) such transaction is consistent with Purchaser's stated strategy of reinforcing its position in life sciences.

PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE
OFFER

  Pursuant to the Merger Agreement, upon completion of the Offer, Purchaser and the Merger Subsidiary intend to effect the Merger in accordance with the Merger Agreement. See "SPECIAL FACTORS--The Merger Agreement".

  Except as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals which relate to or would result in: (a) other than the Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of assets of the Company; (c) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or (d) any other material change in the Company's corporate structure or business.

  Nevertheless, Purchaser may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and integrate the activities of the Company and Purchaser. In particular, Purchaser may study the possibility of changing the Company Board by changing the number or term of directors, and may also consider material changes in the present dividend rate and policy, indebtedness and capitalization of the Company. In particular, Purchaser expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

  As a result of the Offer, the direct and indirect interest of Purchaser in the Company's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of the Merger, Purchaser's direct and indirect interest in such items will increase to 100% (other than the issued and outstanding shares of preferred stock of the Company), and Purchaser and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations (other than income payable to holders of such preferred stock), and any future increase in the Company's value and the right to elect all members of the Company Board (other than the right of holders of preferred stock to elect members of the Company Board under certain circumstances). Similarly, Purchaser will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, shareholders will not have the opportunity to participate directly in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

  Following the consummation of the Merger, the Shares will no longer be quoted on the NYSE and Purchaser intends to cause the Shares to be no longer quoted on the Premier Marche (marche a reglement mensual) of the Bourse de Paris (the "Paris Bourse"). In addition, the registration of the Shares under the Exchange Act will be terminated. Accordingly, following the Merger there will be no publicly-traded Common Stock of the Company outstanding. See "THE TENDER OFFER--Section 11. Effect of the Offer on the Market for the Shares; the NYSE, Paris Bourse and Exchange Act Registration". It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

RIGHTS OF SHAREHOLDERS IN THE OFFER AND THE MERGER

  NO DISSENTERS RIGHTS ARE AVAILABLE IN CONNECTION WITH THE OFFER. However, if the Merger is consummated, shareholders who fully comply with the statutory dissenters procedures set forth in the PBCL, the relevant portions of which are attached to this Offer to Purchase as Schedule III, will be entitled to receive cash for the fair value of their Shares as determined pursuant to the procedures prescribed by the PBCL. Merely voting against the Merger Agreement will not perfect a shareholder's dissenters rights. Shareholders are urged to review carefully the dissenting shareholders' rights provisions of the PBCL, a description of which is provided below and the full text of which is attached to this Offer to Purchase as Schedule III and incorporated herein by reference. SHAREHOLDERS WHO FAIL TO COMPLY STRICTLY WITH THE APPLICABLE PROCEDURES WILL FORFEIT THEIR DISSENTERS RIGHTS IN CONNECTION WITH THE MERGER. See Schedule III to this Offer to Purchase.

  Sections 1571-80 of the PBCL ("Subchapter D") and 1930(a) of the PBCL, copies of which are attached to this Offer to Purchase as Schedule III, entitle any holder of record of Shares who objects to the Merger, in lieu of receiving the consideration for such Shares provided under the Merger Agreement, to demand in writing that he be paid in cash the fair value of his Shares. Section 1572 of the PBCL defines "fair value" as: "The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action".

  Any shareholder contemplating making demand for fair value is urged to review carefully the provisions of Subchapter D, particularly the procedural steps required to perfect his dissenters' rights thereunder. DISSENTERS RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SUBCHAPTER D ARE NOT FULLY AND PRECISELY SATISFIED. The following summary does not purport to be a complete statement of the provisions of Subchapter D of the PBCL and is qualified in its entirety by reference to Schedule III and the PBCL.

FILING NOTICE OF INTENTION TO DEMAND FAIR VALUE

  Before the vote of the shareholders is taken on the Merger, the dissenting shareholder must deliver to the Company a written notice of intention to demand that he be paid the fair value of his Shares if the Merger is effected. Such written notice must be sent to the Secretary of the Company at Rhone-Poulenc Rorer Inc., 500 Arcola Road, Collegeville, Pennsylvania 19426. Neither the tendering of Shares in the Offer, nor a vote against the Merger, is sufficient to satisfy the requirement of delivering a written notice to the Company. In addition, the shareholder must not effect any change in the beneficial ownership of his Shares from the date of filing the notice with the Company through the consummation of the Merger, and Shares for which payment of fair value is sought must not be voted in favor of the Merger. Failure by a dissenting shareholder to comply with any of the foregoing will result in the forfeiture of any right to payment of fair value for his Shares.

RECORD OWNERS AND BENEFICIAL OWNERS

  A record holder of Shares held in whole or in part for the benefit of another person may assert dissenters rights as to fewer than all of the Shares registered in his name only if he dissents with respect to all the Shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. A beneficial owner of Shares who is not the record holder may assert dissenters rights with respect to Shares held on his behalf if he submits to the Company the written consent of the record holder not later than the time of assertion of dissenters rights. A beneficial owner may not dissent with respect to fewer than all of the Shares owned by him, whether or not such Shares are registered in his name.

NOTICE TO DEMAND PAYMENT

  If the Merger is approved, the Company shall mail to all dissenters who gave due notice of their intention to demand payment of fair value and who refrained from voting in favor of the Merger, a notice stating where and when a demand for payment must be sent and certificates for Shares deposited in order to obtain payment. The notice shall be accompanied by a copy of Subchapter D and a form for demanding payment. The time set for the receipt of demands and the deposit of certificates shall not be less than 30 days from the mailing of the notice. Failure by a shareholder to demand payment or deposit certificates pursuant to such notice will cause such shareholder to lose all right to have a court determine the fair value of his Shares. If the Merger has not been effected within 60 days after the date set for demanding payment and depositing certificates, the Company shall return any certificates that have been deposited. The Company, however, may at any later time send a new notice regarding demand for payment and deposit of certificates with like effect.

PAYMENT OF FAIR VALUE OF SHARES

  Promptly after the consummation of the Merger or upon timely receipt of demand for payment if the Merger has already been effected, the Company shall remit to dissenters who have made timely demand and deposited their certificates the amount the Company estimates to be the fair value of their Shares or give written notice that no remittance will be made under Section 1577 of the PBCL. Such remittance or notice shall be accompanied by (i) the closing balance sheet and statement of income of the Company for a fiscal year ending not more than 16 months prior to the date of remittance or notice together with the latest available interim financial statements, (ii) a statement of the Company's estimate of the fair value of the Shares, and (iii) a notice of the right of the dissenting shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter
D. If the Company does not remit the amount of its estimate of the fair value of the Shares, it shall return all certificates that have been deposited and may make a notation thereon that a demand for payment has been made.

  If Shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder or owner of such Shares. A transferee of such Shares shall not acquire by such transfer any rights in the Company other than those that the original dissenter had after making demand for payment of fair value for such Shares.

ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

  If a dissenting shareholder believes that the amount estimated or paid by the Company for his Shares is less than their fair value, the shareholder may send to the Company his own estimate of the fair value which shall be deemed a demand for payment of the amount of the deficiency. If the dissenter does not file his own estimate of fair value within 30 days after the mailing by the Company of its remittance or estimate of fair value, the dissenter shall be entitled to no more than the amount remitted to him or estimated by the Company.

VALUATION PROCEEDINGS

  Within 60 days after the latest of (i) the consummation of the Merger, (ii) timely receipt of any demands for payment and (iii) timely receipt of any shareholder estimates of fair value, if any demands for payment remain unsettled, the Company may file in court an application for relief requesting that the fair value of the Shares be determined by the court. Each dissenter whose demands have not been settled shall be made a party to the proceeding and shall be entitled to recover the amount by which the fair value of his Shares is found to exceed the amount, if any, previously remitted, plus interest. Such dissenter shall also be entitled to interest on such amount from consummation of the Merger until the date of payment as is fair and equitable under the circumstances, taking into account all relevant factors including the average rate currently paid by the Company on its principal bank loans. If the Company fails to file an application within the 60-day period, any dissenter who has not settled his claim may do so in the name of the Company within 30 days after the expiration of this 60-day period. If no dissenter files an application within such 30-day period, each dissenter who has not settled his claim shall be paid no more than the Company's estimate of the fair value of his Shares and may bring an action to recover any amount not previously remitted.

COSTS AND EXPENSES OF VALUATION PROCEEDINGS

  The costs and expenses of any valuation proceedings, including the reasonable compensation and expenses of any appraiser appointed by the court, shall be determined by the court and assessed against the Company except that any part of such costs and expenses may be assessed as the court deems appropriate against all or some of the dissenters whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The court may also assess the fees and expenses of counsel and experts for any or all of the dissenters against the Company if the Company fails to comply substantially with Subchapter D or acts in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. The court can also assess any such fees or expenses incurred by the Company against a dissenter if such dissenter is found to have acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters and should not be assessed against the Company, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

OTHER

  Section 1712 of the PBCL provides that a director of a Pennsylvania corporation stands in a fiduciary relation to such corporation and must perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Section 1105 of the PBCL provides in substance that a shareholder of a Pennsylvania corporation shall not have any right to obtain, in the absence of fraud or fundamental unfairness, an injunction against any proposed merger, nor any right to claim the right to valuation and payment of the fair value of his Shares because of the merger, except that he may dissent and claim such payment if and to the extent provided in Subchapter D of PBCL Chapter 15, described above. Absent fraud or fundamental unfairness, such dissenters rights are the exclusive remedy of such shareholders. However, the United States Court of Appeals, Third Circuit, interpreting the predecessor statute to Section 1105 of the PBCL in Herskowitz v. NutriSystem, Inc., concluded that dissenters rights co-exist with common law causes of action, such as rescission or money damages, in the context of an action for breach of fiduciary duty or misrepresentation in a cash-out merger. Shareholders should be aware that due to the enactment of the PBCL in 1988 it is unclear whether the decision in Herskowitz remains applicable to dissenters' rights. IN VIEW OF THE COMPLEXITIES OF THESE PROVISIONS OF PENNSYLVANIA LAW, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR OWN LEGAL COUNSEL.

  SEE SCHEDULE III ATTACHED HERETO FOR A REPRODUCTION OF THE TEXT OF THE RELEVANT SECTIONS OF THE PBCL.

THE MERGER AGREEMENT

  The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 filed by Purchaser with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date thereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of certain conditions that are described in "THE TENDER OFFER--
Section 12. Certain Conditions of the Offer" hereof. Purchaser has agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, which changes the number of Shares to be purchased in the Offer, which changes the form of the consideration payable in the Offer, which amends or adds to the conditions to the Offer set forth in "THE TENDER OFFER--Section
12. Certain Conditions of the Offer" or which makes any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Pennsylvania Law, at the Effective Time, the Merger Subsidiary will be merged with and into the Company. The Company will continue as the surviving corporation of the Merger and will become a direct wholly owned subsidiary of Purchaser. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time held by shareholders (other than any Shares owned directly or indirectly by Purchaser), shall be cancelled and, subject to dissenters rights under Pennsylvania law, shall be converted automatically into the right to receive from the Company the Merger Consideration.

  The Merger Agreement provides that the directors of the Merger Subsidiary immediately prior to the Effective Time will be the initial directors of the Company and that the officers of the Company immediately prior to the Effective Time remain officers of the Company. The Merger Agreement provides that, at the Effective Time, the Articles of Incorporation and Bylaws of the Company will remain unmodified.

  The Merger Agreement provides, in accordance with the requirement of the Acquisition Agreement that this Offer be a Qualifying Tender Offer (see "INTRODUCTION"), that immediately prior to the Effective Time, each outstanding option to purchase Shares (in each case, an "Option"), whether or not then exercisable, shall be cancelled and each holder of a cancelled Option shall be entitled to receive an indemnity payment (the "Exercise Amount") in cash, in consideration for the cancellation of each such Option, at the same time as the Merger Consideration is received by the holders of Shares, equal to the product of (i) the number of Shares to be issued upon the exercise of such Option and (ii) the excess, if any, of the amount paid per Share pursuant to the Offer over the exercise price per Share previously subject to such Option. The Merger Agreement also provides that Purchaser and the Company's Compensation Committee will define, prior to the Effective Time, alternatives to such treatment of Options, which alternatives may include deferral of the payment of the Exercise Amount and conversion into options to purchase securities of Purchaser.

  Purchaser or the designated paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares and/or Options such amounts that Purchaser or the paying agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. Purchaser is making no representation regarding the tax consequences of the treatment of Options described above, and each holder of Options should consult his or her tax advisor with respect to such consequences.

  Agreements of Purchaser, the Merger Subsidiary and the Company. Pursuant to the Merger Agreement, the Company shall, in accordance with applicable law and the Company's Articles of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"), (ii) include in the proxy statement for the Shareholders' Meeting the recommendation of the Company Board and the Special Committee that the shareholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, subject to their respective fiduciary duties as advised by independent counsel and (iii) use its reasonable best efforts to obtain such approval and adoption. At the Shareholders' Meeting, Purchaser shall cause all Shares then owned by it and its subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Purchaser currently has sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

  The Merger Agreement provides that the Company shall, if required by applicable law, as soon as practicable following consummation of the Offer, file a proxy statement with the Commission under the Exchange Act (the "Proxy Statement"), and shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders' Meeting at the earliest practicable time.

  Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Purchaser shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action, except in the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

  The Company and Purchaser are each obligated under the Merger Agreement to give each other prompt notice of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Purchaser or the Merger Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

  Pursuant to the Merger Agreement, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each of its subsidiaries (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Pennsylvania law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Pennsylvania law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and (ii) the Company shall cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that the Company shall not be obligated to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except (x) that the persons who served as directors of the Company who were not designees of Purchaser shall be entitled to retain one additional counsel (plus appropriate local counsel) to represent them at the expense of the Company, and (y) to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company, and provided further that, in the event that any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. All rights pursuant to the foregoing indemnification provisions of the Merger Agreement are deemed to be a contract between the Company and each of the Indemnified Parties.

  The Merger Agreement provides that the Company shall use its reasonable efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company covering those persons who are currently covered by such policies (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Company be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Company would be required to expend more than 150% of current annual premiums, the Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 150% of current annual premiums. In the event the Company or any successor or assign (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successor and assign of the Company, or at Purchaser's option, Purchaser, shall assume the foregoing indemnification obligations and the indemnification agreements dated as of July 2, 1997, between the Company and the members of the Special Committee.

  Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each of the parties thereto shall (i) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement and the Company shall use their reasonable best efforts to take all such action.

  Pursuant to the Merger Agreement, the parties thereto agreed that the Acquisition Agreement shall be terminated as of the Effective Time and that all representations, warranties and agreements between the parties thereto which, by the terms of such agreement, survive either or both the Closing Date (as that term is defined in the Acquisition Agreement) or the termination of such agreement shall all be terminated as of the Effective Time.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company, Purchaser and the Merger Subsidiary as to the enforceability of the Merger Agreement and by the Company as to compliance with law, corporate status and capitalization and the accuracy of financial statements and filings with the Commission.

  Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) to the extent required by Pennsylvania law and the Company's Articles of Incorporation and Bylaws, the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the shareholders of the Company; (b) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of preventing or prohibiting consummation of the Merger or the effective operation of the business of the Company and its subsidiaries after the Effective Time; and (c) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Purchaser or Merger Subsidiary if, in breach of the Merger Agreement, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

  Termination; Fees and Expenses. The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company: (a) by mutual written consent duly authorized by the Boards of Directors of Purchaser, the Merger Subsidiary and the Special Committee on behalf of the Company; or (b) by either Purchaser or the Special Committee on behalf of the Company if (i) the Effective Time shall not have occurred on or before March 31, 1998; provided, however, that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (c) by Purchaser (i) if due to an occurrence or circumstance that would result in a failure to satisfy any condition to the Offer, Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of Purchaser or Merger Subsidiary to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Purchaser or Merger Subsidiary of any material representation or warranty of either of them contained in the Merger Agreement or (ii) if prior to the purchase of Shares pursuant to the Offer, the Special Committee shall have withdrawn or modified in a manner adverse to Purchaser or the Merger Subsidiary its approval or recommendation of the Offer, the Merger Agreement, the Merger or any transaction contemplated by the Merger Agreement or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Special Committee, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions to the Offer, Purchaser shall have (i) failed to commence the Offer within 30 days following the date of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement; or (e) by the Company, upon approval of the Special Committee, (i) if any representation or warranty of Purchaser and the Merger Subsidiary in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement, or (ii) Purchaser or the Merger Subsidiary shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Purchaser or the Merger Subsidiary to be performed or complied with by it under the Merger Agreement. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void.

  Except as set forth below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by the Merger Agreement are consummated.

  Amendment and Waiver. The Merger Agreement may be amended in writing by the parties thereto by or on behalf of their respective Boards of Directors (and approved by the Special Committee) at any time prior to the Effective Time. Except as otherwise provided by the Merger Agreement, any party thereto may
(i) extend the time for the performance of any obligation or other act of any other party thereto, (ii) waive any inaccuracy in the representations and warranties contained therin and (iii) waive compliance with any agreement or condition contained therein, other than the Minimum Condition.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

  In considering the recommendation of the Company Board and the Special Committee with respect to the Offer and the Merger, shareholders should be aware that certain officers and directors of Purchaser and the Company have interests in the Offer and the Merger which are described below and which may present them with certain potential conflicts of interest. Currently, of the thirteen directors of the Company, one is also a director of Purchaser and three are executive officers of Purchaser. Mr. Jean Marc Bruel, a director of the Company, is also a Vice-Chairman and a director of Purchaser; Mr. Igor Landau, a director of the Company, is also a Group President of Purchaser; Mr. Jean-Pierre Tirouflet, a director of the Company, is also Senior Executive Group Vice-President of Purchaser; and Mr. Michel de Rosen, Chairman and Chief Executive Officer of the Company, is also an executive officer of Purchaser. Mr. Robert E. Cawthorn is a designee of Purchaser to the Company Board, although Mr. Cawthorn is not an employee of Purchaser. See "SPECIAL FACTORS-- Beneficial Ownership of Common Stock" for information regarding Shares and options to acquire Shares beneficially owned by certain of Purchaser's executive officers or directors. See also "Schedule I--Directors and Executive Officers of Purchaser".

  Shareholders also should be aware that Purchaser has certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of Purchaser's current ownership of approximately 68.1% of the issued and outstanding Shares and its nominees constituting a majority of the Company's directors, Purchaser may be deemed to control the Company.

  The Special Committee and the Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS--Recommendation of the Company Board; Fairness of the Offer and the Merger".

  Purchaser has been advised that Mr. Antoine Jeancourt-Galignani, representative of Assurance Generales de France on the Purchaser's Board of Directors, and Messrs. Philippe Desmarescaux, Landau and Michel de Rosen, executive officers of Purchaser, intend to tender Shares owned by them pursuant to the Offer. Purchaser has not been advised by any other executive officers, directors or affiliates of the Company whether any of such persons intends to tender Shares owned by them pursuant to the Offer.

BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information, as of August 8, 1997, regarding the ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, and any director or executive officer of the Company or Purchaser who is the beneficial owner of Shares or Options issued by the Company:

                                                 NUMBER OF SHARES
                                                    SUBJECT TO    PERCENTAGE OF
                                                  OPTIONS ISSUED  COMMON STOCK
                                NUMBER OF SHARES      BY THE      BENEFICIALLY
NAME OF BENEFICIAL OWNER         OWNED DIRECTLY     COMPANY(1)        OWNED
------------------------        ---------------- ---------------- -------------
Purchaser......................    97,163,370              0          68.1%
Alain Audubert.................             0          6,685             *
Jean-Jacques Bertrand..........         3,267         64,864             *
John A. Bond...................             0          2,957             *
Robert E. Cawthorn.............        98,620        326,789             *
Richard T. Collier.............         3,000         22,929             *
Stephen P. Connelley...........         1,397         45,645             *
Philippe Desmarescaux..........         2,863              0             *
Charles-Henri Filippi..........         2,000         10,000             *
Richard Forrest................             0         70,256             *
Dale F. Frey...................             0          4,000             *
Claude Helene..................             0         20,000             *
Antoine Jeancourt-Galignani
 (representative of Assurances
 Generales de France)..........           210              0             *
Manfred E. Karobath, M.D.......         6,911        140,993             *
Igor Landau....................           200         20,000             *
Hadia Lefavre..................             0          1,251             *
Philippe Maitre................             0         10,702             *
John D. Michelmore.............         7,046         62,155             *
Bernard Reculeau...............         4,040         70,902             *
James S. Riepe.................           864         10,000             *
Michel de Rosen................         8,629        106,814             *
Timothy G. Rothwell............             0         15,702             *
S.G. Equities International,
 subsidiary of Societe
 Generale......................         5,000              0             *
Societe Generale...............         2,000              0             *
Jean-Pierre Tirouflet..........             0         20,000             *

--------
(1) Certain of the directors and executive officers of Purchaser listed in
    Schedule I attached hereto (6 persons in all) have the right to acquire options to purchase from Purchaser up to an aggregate of 628,500 of the issued and outstanding Shares which are currently owned by Purchaser and included in the amount of Shares set forth opposite Purchaser's name above. Michel de Rosen has the right to acquire options to purchase up to 146,000 of such Shares.
  * Represents less than 1%.

  BNP Arbitrage, an affiliate of the Banque Nationale de Paris, a director of Purchaser, has effected the following transactions in Shares during the past 60 days:

                   AMOUNT
DATE              OF SHARES PRICE PER SHARE PLACE OF TRADE    TYPE OF TRADE
----              --------- --------------- -------------- --------------------
June 19, 1997....     200       $78.88           NYSE      Open Market Purchase
June 19, 1997....     500       $79.00           NYSE      Open Market sale
June 19, 1997....     200       $78.88           NYSE      Open Market sale
June 19, 1997....     200       $78.88           NYSE      Open Market sale
June 26, 1997....   1,500       $90.56           NYSE      Open Market purchase
June 26, 1997....   2,500       $91.19           NYSE      Open Market purchase
June 26, 1997....   1,000       $91.06           NYSE      Open Market sale
June 26, 1997....   1,000       $91.00           NYSE      Open Market sale
June 26, 1997....   1,100       $91.06           NYSE      Open Market sale
June 27, 1997....     500       $91.38           NYSE      Open Market purchase
June 27, 1997....   1,000       $91.06           NYSE      Open Market sale
June 30, 1997....   1,000       $90.81           NYSE      Open Market purchase
June 30, 1997....   1,000       $90.81           NYSE      Open Market sale
July 1, 1997.....   1,000       $91.19           NYSE      Open Market purchase
July 2, 1997.....     600       $92.00           NYSE      Open Market purchase
July 2, 1997.....   1,000       $92.13           NYSE      Open Market sale
July 3, 1997.....   1,000       $92.25           NYSE      Open Market purchase
July 3, 1997.....   1,400       $93.00           NYSE      Open Market sale
July 3, 1997.....     200       $92.50           NYSE      Open Market sale
July 7, 1997.....   2,300       $93.25           NYSE      Open Market purchase
July 7, 1997.....     400       $93.33           NYSE      Open Market sale
July 7, 1997.....     100       $93.23           NYSE      Open Market sale
July 7, 1997.....   1,000       $93.00           NYSE      Open Market sale
July 8, 1997.....   1,000       $93.38           NYSE      Open Market purchase
July 9, 1997.....   1,000       $93.63           NYSE      Open Market sale
July 9, 1997.....     300       $93.63           NYSE      Open Market sale
July 9, 1997.....     500       $93.63           NYSE      Open Market sale
July 10, 1997....   1,600       $93.69           NYSE      Open Market purchase
July 10, 1997....   1,100       $93.75           NYSE      Open Market sale
July 10, 1997....     500       $93.69           NYSE      Open Market sale
July 15, 1997....     500       $93.44           NYSE      Open Market purchase
July 17, 1997....     500       $93.44           NYSE      Open Market sale
July 18, 1997....     400       $92.75           NYSE      Open Market purchase
July 18, 1997....     400       $92.75           NYSE      Open Market purchase
July 18, 1997....     300       $92.75           NYSE      Open Market sale
July 18, 1997....     500       $92.75           NYSE      Open Market sale
July 24, 1997....   2,000       $93.31           NYSE      Open Market purchase
July 25, 1997....     200       $93.38           NYSE      Open Market sale
July 25, 1997....     500       $93.38           NYSE      Open Market sale
July 25, 1997....   1,000       $93.44           NYSE      Open Market sale
July 28, 1997....     300       $93.56           NYSE      Open Market sale
July 30, 1997....   1,000       $94.38           NYSE      Open Market purchase
July 30, 1997....     300       $94.38           NYSE      Open Market sale
July 30, 1997....     700       $94.00           NYSE      Open Market sale

  Purchaser has effected the following transactions in Shares during the past 60 days:

                          AMOUNT
DATE                     OF SHARES PRICE PER SHARE PLACE OF TRADE          TYPE OF TRADE
----                     --------- --------------- -------------- --------------------------------
July 15, 1997...........   6,000       $32.125      Private sale  Sale pursuant to option exercise
July 30, 1997...........   1,000       $32.125      Private sale  Sale pursuant to option exercise

  The Company has not effected any transactions in Shares during the past 60 days. To the best of the Company's knowledge, no officer or director of the Company has effected any transaction in Shares during the past 60 days. According to Purchaser's records, since January 1, 1995, the Company and Purchaser have purchased the following number of Shares at the following average price per Share:

                                        COMPANY                PURCHASER
                                ----------------------- -----------------------
                                NUMBER OF AVERAGE PRICE NUMBER OF AVERAGE PRICE
                                 SHARES     PER SHARE    SHARES     PER SHARE
                                --------- ------------- --------- -------------
1995:
 First Quarter.................      264    $63.0000       45,800    $40.76
 Second Quarter................        0      0.0000       72,000     41.28
 Third Quarter.................        0      0.0000       25,000     44.87
 Fourth Quarter................      237     49.0042      185,585     48.66
1996:
 First Quarter.................    1,511    $59.5071      207,500    $59.38
 Second Quarter................    3,143     64.5041      781,500     59.78
 Third Quarter.................      192     71.3958            0      0.00
 Fourth Quarter................      102     75.3297    1,406,337     72.69
1997:
 First Quarter.................      728    $71.6250            0    $ 0.00
 Second Quarter................  171,035     74.0218      531,436     77.58
 Third Quarter (through August
  15, 1997)....................        0      0.0000            0      0.00

RELATED PARTY TRANSACTIONS

  Purchaser and its affiliates manage their cash separately. In certain large countries such as the United States, France, the United Kingdom and Germany, the local entities have access to Purchaser's cash pooling arrangements whereby they can, at their own request, lend to or borrow from Purchaser at market terms and conditions. Amounts receivable from Purchaser and affiliates totaled $48.9 million and $61.3 million at December 31, 1996 and 1995, respectively. The 1996 balance included $6.3 million of accounts receivable from sales of products and services to Purchaser (1995: $8.5 million) and $39.4 million classified as other current assets (1995: $36.8 million). Accounts payable related to purchase of materials and services from Purchaser and affiliates were $16.8 million at December 31, 1996 (1995: $12.2 million); accrued and other liabilities due to Purchaser at December 31, 1996 were $30.0 million (1995: $20.9 million). In 1996, sales to Purchaser and affiliates were $31.3 million (1995: $31.1 million). Materials purchased from Purchaser totaled $38.7 million in 1996 (1995: $41.4 million). At December 31, 1996, debt to Purchaser and affiliates totaled $259.8 million (1995: $653.0 million). Interest expense incurred with respect to Purchaser indebtedness in 1996 was $22.3 million (1995: $12.4 million). In addition, Purchaser provides the Company with a $500.0 million medium-term currency facility, with interest based on London Interbank Offer Rate ("LIBOR") plus a margin, and has guaranteed certain obligations of the Company under certain joint ventures.

  Purchaser charges the Company for expenses incurred on its behalf, including research, data processing, insurance, legal, tax, advertising, public relations and management fees. Such charges are reflected in the financial statements and amounted to approximately $24.0 million in 1996 (1995: $23.6 million). Purchaser believes that the expenses so charged are representative of amounts that the Company would have incurred if it had been operated as an unaffiliated entity.

  In 1995, the Company acquired from Purchaser the businesses of Cooperation Pharmaceutique Francaise ("Cooper"), primarily in France, and a pharmaceuticals business in Brazil for cash and preferred stock of a subsidiary of the Company aggregating approximately $273.2 million. The preferred shares, accounted for as minority interest in other liabilities, have a liquidation preference of approximately FF645.0 million (approximately $123.1 million) and pay dividends of 7.5% per annum on a stated value of FF145.0 million. The acquisition agreements call for potential adjustments to the purchase price of the businesses based on several factors, including earnings performance.

  In December 1995, the Company issued $500.0 million of undated capital equity notes to Purchaser. The notes have a liquidation preference that ranks senior to the Shares, but junior to all existing and future Company preferred stock. Semiannual remuneration on the unpaid principal balance of the equity notes is based on LIBOR plus a margin and was approximately $35.2 million in 1996. The capital equity notes are redeemable only at the Company's option, but not earlier than five years after issuance, subject to certain exceptions.

  In addition, the Company has entered into various licensing and confidentiality agreements with Purchaser and its affiliates regarding certain intellectual property rights.

  In the ordinary course of their businesses, Purchaser and the Company engage in a variety of commercial and financial transactions with several of the companies (and/or their affiliates) which are represented on the Purchaser Board (such as the Banque Nationale de Paris, Credit Lyonnais, Credit Suisse First Boston, Fiat and Societe Generale). These commercial and financial transactions are conducted on an arm's-length basis in accordance with the Purchaser's standard business practices.

                               THE TENDER OFFER

  1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "THE TENDER OFFER--Section 4. Withdrawal Rights". The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, October 1, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "THE TENDER OFFER--Section 12. Certain Conditions of the Offer", by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "THE TENDER OFFER--Section 4. Withdrawal Rights".

  Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time,
(i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "THE TENDER OFFER--Section 13. Certain Legal Matters and Regulatory Approval", (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions, specified in "THE TENDER OFFER--Section 12. Certain Conditions of the Offer" and (iii) to waive any condition, other than the Minimum Condition, or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Special Committee, Purchaser will not (i) decrease the price per Share payable in the Offer, (ii) change the number of Shares to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to those set forth in "THE TENDER OFFER--Section 12. Certain Conditions of the Offer" or (v) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--Section 12. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service and, in France, to Les Echos and La Tribune.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

  Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Share being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the latest to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "THE TENDER OFFER--
Section 12. Certain Conditions of the Offer". Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "THE TENDER OFFER--Section 13. Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (A) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depositary Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares", (B) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (C) any other documents required under the Letter of Transmittal.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary or the French Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and

Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  If, prior to the Expiration Date, Purchaser shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares in the United States pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Dealer Manager, the Co-Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after August 19, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

  4. WITHDRAWAL RIGHTS. Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 21, 1997. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on the such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Dealer Manager, the Co-Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares".

  5. CERTAIN U.S. FEDERAL AND FRENCH INCOME TAX CONSEQUENCES. U.S. Federal Income Tax. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss and, in the case of an individual shareholder, will be taxable at various preferential rates depending on the extent to which such shareholder's holding period for the Shares tendered pursuant to the Offer or converted pursuant to the Merger exceeds one year. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

  In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer or pursuant to the Merger, each shareholder who is not otherwise exempt from such requirements must provide such shareholder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

  THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

  French Income Tax. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for French tax purposes for French tax residents. In general, a resident of France for tax purposes who is a shareholder will recognize gain or loss for French tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's tax basis in such Shares. French resident individuals will generally be subject to tax in France at a rate of 20.9% if their sales of securities exceed FF 100,000 in 1997. Capital losses can be offset against capital gains of the same nature, but such deduction is subject to certain limitations. No assurance is provided as to whether the indemnity paid to shareholders in connection with the Merger will be subject to treatment as capital gains tax. French resident corporations will generally be subject to tax at the effective rate of 36 2/3%, as ordinary income, unless the Shares were held in a special participation account for more than two years, in which case the rate is reduced to an effective rate of 20.9%. The French government has announced that the rate of ordinary corporate income tax will be increased to 41.6% for gain recognized in 1997 for corporations with sales of FF 50 million or more.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN SHAREHOLDERS, INCLUDING SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR WHOSE PARTICIPATION IN THE COMPANY IS AT LEAST EQUAL TO THE EQUIVALENT OF FF 150 MILLION.

  THE FRENCH INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM.

  6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE under the symbol "RPR". The following table sets forth, for the quarters indicated, the high and low prices per Share on NYSE as reported by the Dow Jones News Service and the quarterly dividends paid per Share:

                                                                       DIVIDEND
   NYSE:                                              HIGH     LOW       PAID
   -----                                              ----     ----    --------
   1995:
    First Quarter.................................... $43 1/2  $35 7/8  $ .30
    Second Quarter...................................  43 1/4   40 1/8    .30
    Third Quarter....................................  45 7/8   40 3/8    .30
    Fourth Quarter...................................  54 1/2   43 3/4    .30
   1996:
    First Quarter.................................... $66 7/8  $50 1/2  $ .30
    Second Quarter...................................  69 1/4    58       .32
    Third Quarter....................................  77 3/4   62 1/8    .32
    Fourth Quarter...................................  80 1/2    66       .32
   1997:
    First Quarter.................................... $78 1/8  $70 1/8  $ .32
    Second Quarter...................................  91 9/16   68       .32
    Third Quarter (through August 21, 1997)..........  96 1/8   90 3/4     --

  On June 25, 1997, the last full trading day prior to the public announcement of Purchaser's consideration of a possible business combination with the Company, the closing price per Share as reported on the NYSE was $79 7/16. On August 19, 1997, the last full trading day prior to announcement of the commencement of the Offer, the closing price per Share as reported on the NYSE was $95 1/8.

  SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Purchaser assumes no responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser.

  General. The Company is a Pennsylvania corporation with its principal offices located at 500 Arcola Road, Collegeville, Pennsylvania 19426. The Company is primarily engaged in the discovery, development, manufacture and marketing of a broad line of pharmaceutical products for human use.

  Financial Information. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K") and the unaudited financial statements contained in the Company's June 30 Form 10-
Q. More comprehensive financial information is included in the Form 10-K and the Company's June 30 Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below. In addition, Schedules IV and V hereto set forth the Company's audited financial statements for the fiscal year ended December 31, 1996 and the Company's unaudited financial statements for the period ended June 30, 1997, respectively.

                            RHONE-POULENC RORER INC.

                         SELECTED FINANCIAL INFORMATION
              (DOLLARS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                     SIX MONTHS ENDED    FISCAL YEAR ENDED
                                         JUNE 30,          DECEMBER 31,
                                     ------------------  --------------------
                                       1997      1996      1996        1995
                                     --------  --------  --------    --------
                                        (UNAUDITED)
INCOME STATEMENT DATA:
Net sales..........................  $2,323.8  $2,618.5  $5,420.6    $5,142.1
Cost of products sold..............     691.4     878.0   1,666.0     1,746.4
Selling, delivery and administra-
 tive expenses.....................     946.2   1,046.7   2,109.7     1,863.7
Research and development expenses..     405.2     414.3     882.1       766.2
Restructuring and other charges....       --        --      102.6       126.5
                                     --------  --------  --------    --------
  Operating income.................     281.0     279.5     660.2       639.3
Interest expense, net..............      76.2      84.5     169.6        84.9
Other (income) expense, net........     (20.8)    (77.4)   (199.8)       16.4
                                     --------  --------  --------    --------
  Income before income taxes.......     225.6     272.4     690.4       538.0
Provision for income taxes.........      70.1      85.2     216.9       181.5
                                     --------  --------  --------    --------
  Net income.......................     155.5     187.2     473.5       356.5
Dividends on preferred stock and
 remunerations on capital
 equity notes......................      21.9      21.3      44.8        18.7
                                     --------  --------  --------    --------
  Net income available to common
   shareholders....................  $  133.6  $  165.9  $  428.7    $  337.8
                                     ========  ========  ========    ========
PER SHARE DATA:
Average number of shares issued and
 outstanding during period(1).......    137.0     135.3     135.8       134.2
 Primary earnings per common share..  $   .98  $   1.23  $   3.16(2) $   2.50(3)
                                     ========  ========  ========    ========

--------
(1) Does not include shares held in the Company's treasury or Employee Benefits Trust.
(2) Net income available to common shareholders.
(3) Net income available to common shareholders, pro forma.

                                           AT JUNE 30,       AT DECEMBER 31,
                                        ------------------  -------------------
                                          1997      1996      1996       1995
                                        --------  --------  ---------  --------
                                           (UNAUDITED)
BALANCE SHEET DATA:
ASSETS
Cash and cash equivalents.............  $  114.4  $   60.9  $   100.6  $  115.4
Cash pooling arrangements with Rhone-
 Poulenc S.A..........................       4.2      10.4        3.2      16.0
Short-term investments and notes re-
 ceivable.............................      63.1      66.7       38.7       --
Trade accounts receivable, less re-
 serves...............................     858.6     870.6      984.1     956.8
Inventories...........................     796.7     832.8      800.7     765.6
Other current assets..................     762.3     797.1      846.2     935.8
                                        --------  --------  ---------  --------
    Total current assets..............   2,599.3   2,638.5    2,773.5   2,789.6
Time deposits, at cost................     128.4      83.0      128.4      83.0
Property, plant and equipment, net of
 accumulated depreciation.............   1,426.5   1,556.5    1,525.9   1,621.0
Goodwill, net of accumulated amortiza-
 tion.................................   2,601.0   2,836.9    2,739.0   2,953.5
Intangibles, net of accumulated amor-
 tization.............................     707.4     849.2      766.7     866.8
Other assets..........................     839.1     769.1      834.6     673.2
                                        --------  --------  ---------  --------
    Total assets......................  $8,301.7  $8,733.2  $ 8,768.1  $8,987.1
                                        ========  ========  =========  ========
LIABILITIES
Short-term debt.......................  $  157.9  $  414.6      126.7     511.8
Accounts payable......................     427.1     529.8      594.7     601.8
Other current liabilities.............   1,109.4   1,143.4    1,331.5   1,291.5
                                        --------  --------  ---------  --------
    Total current liabilities.........   1,694.4   2,087.8    2,052.9   2,405.1
Long-term debt........................   2,432.0   2,415.2    2,272.0   2,159.0
Notes payable to Rhone-Poulenc S.A.
 and affiliates.......................     187.9     249.5      253.0     525.4
Deferred income taxes.................     241.6     363.1      218.0     365.5
Other liabilities, including minority
 interests............................   1,208.4   1,201.5    1,322.4   1,174.9
                                        --------  --------  ---------  --------
    Total liabilities.................  $5,764.3  $6,317.1  $ 6,118.3  $6,629.9
                                        ========  ========  =========  ========
SHAREHOLDERS' EQUITY
Money market preferred stock without
 par value (liquidation preference
 $100,000 per share); authorized,
 issued and outstanding 1,750 shares..     175.0     175.0      175.0     175.0
Capital equity notes..................     500.0     500.0      500.0     500.0
Common stock, without par value;
 stated value $1 per share;
 authorized 600,000,000 shares........     142.6     141.0      141.6     139.5
Capital in excess of stated value.....     273.9     204.2      234.8     153.2
Retained earnings.....................   1,883.8   1,662.3    1,837.9   1,580.3
Employee Benefits Trust...............    (198.1)   (185.7)    (185.7)   (185.7)
Cumulative translation adjustments....    (239.8)    (80.7)     (53.8)     (5.1)
                                        --------  --------  ---------  --------
    Total shareholders' equity........   2,537.4   2,416.1    2,649.8   2,357.2
                                        --------  --------  ---------  --------
    Total liabilities and sharehold-
     ers' equity......................  $8,301.7  $8,733.2  $ 8,768.1  $8,987.1
                                        ========  ========  =========  ========

  Company Budget Information and Financial Projections. The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data. However, in connection with Purchaser's review of the transactions contemplated by the Offer and the Merger, Purchaser examined certain projections prepared by the Company. See "SPECIAL FACTORS--Company Budget Information and Financial Projections".

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC Internet site (http://www.sec.gov.). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  8. CERTAIN INFORMATION CONCERNING PURCHASER AND THE MERGER
SUBSIDIARY. Purchaser is a societe anonyme organized under the laws of the Republic of France. Its principal offices are located at 25, quai Paul Doumer, 92408 Courbevoie Cedex, France. Purchaser and its affiliates comprise one of the leading groups worldwide in life sciences and specialty chemicals.

  The Merger Subsidiary is a Pennsylvania corporation established on August 18, 1997 and has not carried on any activities other than the execution of the Merger Agreement. Its principal offices are located at Twelfth Floor, Packard Building, 111 South 15th Street, Philadelphia, Pennsylvania 19102-2678. The Merger Subsidiary is a direct wholly owned subsidiary of Purchaser.

  The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and the Merger Subsidiary and certain other information are set forth in Schedule I hereto.

  Purchaser owns 97,163,370 Shares, representing approximately 68.1% of the 142,687,492 Shares issued and outstanding at July 31, 1997.

  Except as described in this Offer to Purchase, (i) none of Purchaser, the Merger Subsidiary, nor, to the best knowledge of Purchaser and the Merger Subsidiary, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser or the Merger Subsidiary or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, the Merger Subsidiary, nor, to the best knowledge of Purchaser and the Merger Subsidiary, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Purchaser, the Merger Subsidiary nor, to the best knowledge of Purchaser and the Merger Subsidiary, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or call, guarantees of loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, none of Purchaser, the Merger Subsidiary nor, to the best knowledge of Purchaser and the Merger Subsidiary, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between Purchaser or any of their subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  Purchaser is subject to the informational reporting requirements of the Exchange Act applicable to foreign private issuers, and in accordance therewith files reports, including annual reports on Form 20-F, and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning the Purchaser may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $4.8 billion. Purchaser has entered into binding term sheets with Societe Generale, Banque Nationale de Paris, Credit Lyonnais and Union Bank of Switzerland regarding multicurrency credit facilities pursuant to which it intends to borrow up to an aggregate of approximately FF8.5 billion and $850 million of unsecured indebtedness maturing in less than one year. The all-in cost of such drawn short-term indebtedness ranges from 0.10% to 0.125% over LIBOR or Paris Interbank Offer Rate ("PIBOR"). Purchaser has entered into binding term sheets with the following banks creating multicurrency credit facilities pursuant to which it intends to borrow up to an aggregate of approximately FF12.75 billion and $230 million of unsecured indebtedness maturing in five years: Societe Generale, Banque Nationale de Paris, Natexis, Banque Paribas, Credit Agricole Indosuez, Bayerische Landesbank, Caisse Centrale des Banques Populaires, Royal Bank of Canada, Credit Commercial de France, Credit Commercial et Industriel de Paris, Midland Bank plc, Credit Lyonnais, Citibank, N.A. and Union Bank of Switzerland. The all-in cost of such drawn medium-term indebtedness ranges from 0.17% to 0.20% over LIBOR or PIBOR. The balance will be drawn on existing credit facilities.

  Purchaser may also use funds from its working capital and/or its affiliates' working capital, or from existing undrawn credit facilities. The decision as to the allocation of funding among existing or anticipated credit facilities and working capital will be made based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Purchaser may deem appropriate.

  Purchaser anticipates that any indebtedness incurred through borrowings under the credit facilities listed above will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Purchaser and its affiliates (including, following the Merger, funds generated by the Company), bank refinancing, and the public or private sale of debt or equity securities. Purchaser intends to repay a portion of the indebtedness related to the Offer from proceeds of a public offering of shares of the Purchaser to be commenced, market conditions permitting, following the successful completion of the Offer. Purchaser expects the proceeds of such offering to be approximately FF 7 billion (which is currently approximately $1.155 billion). In addition, Purchaser expects to make a public offering of shares of NewChemco in 1998, subject to, among other things, market conditions, and to make dispositions of certain non-strategic assets. The source and allocation of various methods of repayment will be determined and may be modified by Purchaser based on market conditions and such other factors as Purchaser may deem appropriate.

  10. DIVIDENDS AND DISTRIBUTIONS. If, on or after August 19, 1997, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares pursuant to the Offer, then, without prejudice to Purchaser's rights under "THE TENDER OFFER--Section 12. Certain Conditions of the Offer", (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

  11. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; THE NYSE, THE PARIS BOURSE AND EXCHANGE ACT REGISTRATION. The Purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NYSE or the Paris Bourse.

  According to the NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, the number of holders of Shares falls below 1,200 (holding at least 100 Shares) or the aggregate market value of such publicly held Shares does not exceed $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing, and the listing of the Shares might be discontinued and, in such event, the market for the Shares could be adversely affected. According to the Paris Bourse's published regulations, a number of factors would be considered in determining whether the Shares would no longer be eligible for listing, including whether
(i) the market capitalization of the Shares listed on the Paris Bourse is less than FF 50 million at year-end, (ii) the Shares are traded less than every two trading days and (iii) the average daily trading volume is less than one hundred Shares. In the event the Shares were no longer eligible for listing on the NYSE or the Paris Bourse, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

  The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met.

  12. CERTAIN CONDITIONS OF THE OFFER. Purchaser shall not accept for payment any Shares tendered pursuant to the Offer unless such number of the then issued and outstanding Shares, other than the Purchaser Shares, which, when taken together with the Purchaser Shares, constitutes at least 90% of the then issued and outstanding Shares, shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer to the extent expressly provided in the Merger Agreement and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied or (ii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

    (a) there shall have been instituted or be pending any action or proceeding by any Governmental Entity (as defined in the Merger Agreement)
  (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or any other affiliate of Purchaser or the consummation of any other transaction contemplated by the Merger Agreement, (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Purchaser or any of their subsidiaries of all or any material portion of the business or assets of the Company or any of its subsidiaries, or to compel the Company, Purchaser or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the transaction contemplated by the Merger Agreement, (iii) seeking to impose or confirm limitations on the ability of Purchaser or any other affiliate of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the Merger, (iv) seeking to require divestiture by Purchaser or any other affiliate of Purchaser of any Shares, or (v) which otherwise has a Material Adverse Effect (as defined in the Merger Agreement) on the Company.

    (b) there shall have been any order or injunction issued, or any Law (as defined in the Merger Agreement) enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company which has resulted, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there shall have occurred any change, condition, event or development that has a Material Adverse Effect;

    (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities of the Company on the NYSE or the Paris Bourse; (ii) any general suspension of, or limitation on prices for, trading in equity securities on the Paris Bourse; (iii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index by an amount in excess of 20%; (iv) any change in currency exchange rates, measured from the close of business on August 19, 1997, resulting in an increase of 15% or more in the Per Share Amount (as defined in the Merger Agreement) as translated from United States Dollars into French Francs; (v) a declaration of a banking moratorium or any suspension of payments in respect of banks

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                      PURCHASER AND THE MERGER SUBSIDIARY

  1. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is Rhone-Poulenc S.A., 25, quai Paul Doumer, 92408 Courbevoie Cedex, France. Unless otherwise indicated, each such person is a citizen of France.

  A. DIRECTORS

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, CITIZENSHIP                MATERIAL POSITIONS HELD DURING THE PAST
AND CURRENT BUSINESS ADDRESS         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------        -------------------------------------------
Jean-Rene Fourtou.......      Director, Chairman of the Board and Chief Executive Of-
                              ficer of Rhone-Poulenc S.A. (since 1986); Director of
                              Rhone-Poulenc Japan, Rhone-Poulenc Limited, Rhone-
                              Poulenc Quimica S.A., Air France, The Equitable, Axa
                              Assurances Iard, Axa Assurance Vie Mutuelle, Axa Assur-
                              ance Vie, Axa Iard Mutuelle, Midi Participations, As-
                              surance Iard Mutuelle, Alpha Assurance Vie, Alpha As-
                              surance Vie Mutuelle, Uni Europe Assurance Mutuelle,
                              Schneider S.A., Societe Generale and Pernod Ricard;
                              Vice-President of the Supervisory Board of Axa UAP;
                              Member of the Supervisory Board of Gerot Holding A.G.
                              and the Supervisory Board of Casino.
Jean-Marc Bruel.........      Director of Rhone-Poulenc S.A. (since December 1993),
                              Institut Merieux S.A., Rhone-Poulenc Rorer Inc., Rhone-
                              Poulenc Japan, Rhone Poulenc Quimica, Sita, V.E.V.,
                              Wilson Gestion and Ecole Centrale des Arts et des Manu-
                              factures de Paris; Vice Chairman of Rhone-Poulenc (su-
                              pervises Quality, Safety and Environmental Protection,
                              Industrialization and South American and Asian-Pacific
                              operations) (since November 1992); Chairman of Rhone-
                              Poulenc China and Fondation Vilette-Entreprises; Member
                              of the Supervisory Board of Banque Paribas and the Ex-
                              ecutive Committee of Institut de Protection et de
                              Surete Nucleaire.
Serge Kampf.............      Director of Rhone-Poulenc S.A. (since March 1993), Cap
c/o Cap Gemini Sogeti         Gemini America (U.S.A.), Cap Gemini Holding Inc.
11, rue Tilsit                (U.S.A.), Gemini Consulting Holding Ltd (U.K.), Hoskyns
75017 Paris, France           Group plc (U.K.), Cap Gemini France S.A., Cap Gemini
                              Telecom S.A. and Gemini Consulting Holding S.A.; Chair-
                              man and Chief Executive Officer of Cap Gemini Sogeti
                              (business management consulting) (since January 1975);
                              Chief Executive Officer of Cap Gemini (Switzerland)
                              S.A., Gemini Consulting Holding BV, Gemini Consulting
                              Inc. (Delaware) and Cap Gemini Service S.A.; Managing
                              Director of Cap Gemini Europe BV and Cap Gemini Benelux
                              BV; Cap Gemini S.A.'s representative on the Board of
                              Cap Gemini Universite S.A. and the Board of Cap Gemini
                              Innovation S.A.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, CITIZENSHIP                MATERIAL POSITIONS HELD DURING THE PAST
AND CURRENT BUSINESS ADDRESS         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------        -------------------------------------------
Alain Merieux...........      Director of Rhone-Poulenc S.A. (since 1986), Compagnie
c/o Institut Merieux          Generale d'Industrie et de Participation S.A. and Com-
S.A.                          pagnie Plastic Omnium S.A.; Chairman and Chief Execu-
17, rue Bourgelat             tive Officer of Institut Merieux S.A. (research and de-
69002 Lyon, France            velopment in biology, medicine and pharmaceuticals)
                              (since July 1965), Biomerieux S.A., Biomerieux Alliance
                              S.A. and Transgene S.A.
Didier Pineau-                Director of Rhone-Poulenc S.A. (since January 1997),
Valencienne.............      Compagnie Generale d'Industrie et de Participation
c/o Schneider S.A.            (CGIP) (since 1992), Equitable (USA) (since 1991) and
64-70, avenue J.B.            Sema Group plc (United Kingdom) (since 1990); Chairman
Clement                       and Chief Executive Officer of Schneider S.A.
92646 Boulogne-               (industrial/electric) (since 1981), Schneider Electric
Billancourt Cedex,            S.A. and Square D; Member of the European Advisory
France                        Board of Bankers Trust Company (USA) (since 1990), the
                              Advisory Board of Booz Allen & Hamilton (since 1992),
                              the Supervisory Committee of AXA-UAP (since 1990), the
                              Supervisory Board of Banque Paribas (since 1989) and
                              the Advisory Committee of Banque de France (since
                              1989).
Michel Renault..........      Director of Rhone-Poulenc S.A. (since March 1993),
c/o Credit Lyonnais           Aerospatiale, Albatros Investissement, Bertrand Faure,
19, boulevard des             D.M.C. (Dollfus Mieg & Cie) and V.E.V. S.A.; Chief Ex-
Italiens                      ecutive Officer of Credit Lyonnais (banking) (since
75001 Paris, France           September 1992); Chairman of Slivam, Consortium
                              Auxiliaire de Participations, Credit Lyonnais Europe
                              S.A., Credit Lyonnais Espana (since 1995) and the Su-
                              pervisory Board of Bfg Bank A.G. (since 1995); Credit
                              Lyonnais' representative on the Board of Clinvest, the
                              Board of Credito Bergamasco (since 1995), the Board of
                              Groupe Flo and the Supervisory Board of Lagardere
                              Groupe.
Assurances Generales de
France, represented by
Antoine Jeancourt-            Assurances Generales de France: Director of Rhone-
Galignani...............      Poulenc S.A (since March 1993), AGF-IART (since June
c/o Assurances Generales      1996), Comptoir des Entrepreneurs (since June 1996),
de France                     Eustache (since February 1997), AGF 2X (since 1997) and
87, rue de Richelieu          Credit National (since 1997); Member of the Supervisory
75060 Paris Cedex 02,         Board of Euler (since November 1996) and the Supervi-
France                        sory Board of Worms & Cie (since December 1995).
                              Antoine Jeancourt-Galignani: Assurances Generales de
                              France's representative on the Board of Rhone-Poulenc
                              (since February 1994), the Board of Credit National and
                              the Board of Euler; Chairman and Chief Executive Offi-
                              cer of Assurances Generales de France (insurance)
                              (since January 1994), Chairman and Chief Executive Of-
                              ficer of Banque Indosuez (1979-1993), AGF Internation-
                              al, AGF-IART, AGF-Vie and Compagnie Financiere du Phe-
                              nix; Director of Bouygues, Societe Generale, Total, and
                              Kaufman and Broad Home Corporation Los Angeles; Chair-
                              man of the Supervisory Board of Euro Disney SCA; Member
                              of the Supervisory Board of Compagnie Financiere de
                              Paribas, the Supervisory Board of Aachener u. Munchener
                              (AMB), Aix la Chapelle and the Supervisory Board of
                              Pinault-Printemps-Redoute.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, CITIZENSHIP                MATERIAL POSITIONS HELD DURING THE PAST
AND CURRENT BUSINESS ADDRESS         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------  -------------------------------------------------------
Banque Nationale de
Paris, represented by         Banque National de Paris: Director of Rhone-Poulenc
Baudouin Prot...........      S.A. (Since April 1994), Director and Member of the Su-
c/o Banque Nationale de       pervisory Board of a large number of companies.
Paris
16, boulevard des
Italiens
75009 Paris, France
                              Baudouin Prot: Banque Nationale de Paris' representa-
                              tive on the Board of Rhone-Poulenc S.A. (since December
                              1996); President of Banque Nationale de Paris (banking)
                              (since September 1996); Chairman of the Board of Compa-
                              gnie Immobiliere de France; Chairman of the Supervisory
                              Board of Meunier Promotion; Director of Banque
                              Nationale de Paris Intercontinentale, BNP U.K. Holdings
                              Limited, Pechiney and Banque de Bretagne; Member of the
                              Supervisory Board and Banque pour l'Expansion
                              Industrielle (Banexi); Banque Nationale de Paris' rep-
                              resentative on the Board of Lucia and the Supervisory
                              Board of Accor.
Credit Suisse First
Boston, a Swiss
corporation, represented      Credit Suisse First Boston: Director of Rhone-Poulenc
by Rudolph Hug..........      S.A. (since December 1993).
c/o Credit Suisse
Uetlbergstrasse 231
8001 Zurich, Switzerland
                              Rudolph Hug: Director of Rhone-Poulenc S.A. (since De-
                              cember 1993); President of Credit Suisse (through
                              1996); Director of Credit Suisse First Boston Aktien-
                              gesellschaft Frankfurt, Krupp Hoesch Maschinenbau GmbH
                              Essen, Siemens Beteiligungen AG Zurich, Societe Inter-
                              nationale Pirelli S.A. Bale, Societe Internationale
                              Saint-Gobain Fribourg and Sulzer S.A. Winterthour; Mem-
                              ber of the Executive Board and Credit Suisse Zurich
                              (banking) (since 1987); President of Credit Suisse
                              (Luxembourg) S.A. Luxembourg, Credit Suisse First Bos-
                              ton Canada Toronto and Credit Suisse First Boston (Mos-
                              cow) Limited Moscow.
Fiat France S.A.,
represented by Giorgio        Fiat France S.A.: Director of Rhone-Poulenc S.A. (since
Frasca..................      December 1993) and Europ Assistance S.A.
c/o Societe Fiat France
140, avenue des Champs-
Elysees
75008 Paris, France
                              Giorgio Frasca: Fiat France S.A.'s representative on
                              the Board of Europ Assistance S.A. (since 1994) and the
                              Board of Rhone-Poulenc S.A. (since December 1993);
                              Chairman and Chief Executive Officer of Fiat France
                              S.A. (automobiles) (since 1984) and Iveco France S.A.;
                              Director of Le Continent & Le Continent Vie, Magneti
                              Marelli France, Saint Louis and Ufima; La Stampa
                              S.p.A.'s representative on the Board of Le Monde Presse
                              S.A.; Member of the Coordination Committee of Fiat
                              S.p.A.
Societe Financiere et
Immobiliere, Marcel
Dassault, represented by      Financiere et Immobiliere Marcel Dassault: Director of
Philippe Hustache.......      Rhone-Poluenc S.A. (since April 1994), Electricite et
c/o Societe Financiere        Eaux de Madagascar and Genset.
et Immobiliere
Marcel Dassault
9, rond-point des
Champs-Elysees
75008 Paris, France
                              Philippe Hustache: Director of Rhone-Poulenc S.A.
                              (since June 1995); President and Director of Societe
                              Financiere et Immobiliere Marcel Dassault (real estate
                              management) (since April 1994); Chief Executive Officer
                              of EIF Aquitaine S.A. (1988-1994); Director of
                              Transgene, Banque Odier Bungener Courvoisier (OBC),
                              Sanofi, Societe Centrale d'Investissement (SCI),
                              Dassault Electronique, Banque Vernes and Compagnie
                              Nationale Porte-Feuille (CNP) Belgium; Societe
                              Financiere et Immobiliere Marcel Dassault's representa-
                              tive on the Board of Kapt and Kapt Aquitaine.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, CITIZENSHIP                MATERIAL POSITIONS HELD DURING THE PAST
AND CURRENT BUSINESS ADDRESS         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------  -------------------------------------------------------
Societe Generale,
represented by Marc           Societe Generale: Director of Rhone-Poulenc S.A. (since
Vienot..................      December 1993), Bertrand Faure, Credit General
c/o Societe Generale          Industriel, Europe Computer Systeme Finextel, Union
Tour Societe Generale         Immobiliere de France, Genefim, Klepierre, Salvepar,
92972 Paris La Defense        Sefimeg, Silic and TF1; Member of the Supervisory Board
Cedex, France                 of Accor, the Supervisory Board of Siparex and the Su-
                              pervisory Board of Worms & Cie.
                              Marc Vienot: Societe Generale's representative on the
                              Board of Rhone-Poulenc S.A. (since December 1993);
                              Chairman and Chief Executive Officer of Societe
                              Generale (banking) (since 1986); Director of Associa-
                              tion Francaise des Banques, Association Francaise des
                              Entreprises Privees, Alcatel Alsthom, Association
                              Nationale des Societes par Actions (A.N.S.A.), Compa-
                              gnie Generale des Eaux, Havas and Societe Generale
                              Marocaine de Banques; Societe Generale's representative
                              on the Board of TF1; Member of Conseil National du
                              Credit.
Jean Eldin..............      Director of Rhone-Poulenc S.A. (since June 1994); Em-
                              ployee of Rhone-Poulenc S.A. (since 1953).
Pierre Houche...........      Director of Rhone-Poulenc S.A. (since June 1994); Em-
                              ployee of Rhone-Poulenc S.A. (since 1970).
Alain Magnanelli........      Director of Rhone-Poulenc S.A. (since June 1994); Em-
                              ployee of Rhone-Poulenc S.A. (since 1961).

  B. EXECUTIVE OFFICERS

  Purchaser's current executive officers and certain biographical information concerning such individuals are set forth below.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, CITIZENSHIP                MATERIAL POSITIONS HELD DURING THE PAST
AND CURRENT BUSINESS ADDRESS         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------  -------------------------------------------------------
Jean-Rene Fourtou.......      Director, Chairman of the Board and Chief Executive Of-
                              ficer of Rhone-Poulenc S.A. (since 1986); Director of
                              Rhone-Poulenc
                              Japan, Rhone-Poulenc Limited, Rhone-Poulenc Quimica
                              S.A., Air France, The Equitable, Axa Assurances Iard,
                              Axa Assurance Vie Mutuelle, Axa Assurance Vie, Axa Iard
                              Mutuelle, Midi Participations, Assurance Iard Mutuelle,
                              Alpha Assurance Vie, Alpha Assurance Vie Mutuelle, Uni
                              Europe Assurance Mutuelle, Schneider S.A., Societe
                              Generale and Pernod Ricard; Vice-President of the Su-
                              pervisory Board of Axa UAP; Member of the Supervisory
                              Board of Gerot Holding A.G. and the Supervisory Board
                              of Casino.
Jean-Marc Bruel.........      Director of Rhone-Poulenc S.A. (since December 1993),
                              Institut Merieux S.A., Rhone-Poulenc Rorer Inc., Rhone-
                              Poulenc Japan, Rhone Poulenc Quimica, Sita, V.E.V.,
                              Wilson Gestion and Ecole Centrale des Arts et des Manu-
                              factures de Paris; Vice Chairman of Rhone-Poulenc (su-
                              pervises Quality, Safety and Environmental Protection,
                              Industrialization and South American and Asian-Pacific
                              operations) (since November 1992); Chairman of Rhone-
                              Poulenc China and Fondation Vilette-Entreprises; Member
                              of the Supervisory Board of Banque Paribas and the Ex-
                              ecutive Committee of Institut de Protection et de
                              Surete Nucleaire.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, CITIZENSHIP                MATERIAL POSITIONS HELD DURING THE PAST
AND CURRENT BUSINESS ADDRESS         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------  -------------------------------------------------------
Philippe Desmarescaux...      Group President (since December 1992), supervises the
                              Chemical segment, Research and Development and North
                              American operations (since January 1995); Chairman and
                              Director of Rhone-Poulenc Inc.; Director of Rhone-
                              Poulenc Japan, Groupe Seb S.A., SNPE, Societe Francaise
                              de Chimie and Universite Catholique de Lyon; Chairman
                              of the Board of Institut de Chimie et de Physique de
                              Lyon and the Board of Ecole Normale Superieure de Lyon;
                              Vice-Chairman of Ecole de Chimie, Physique and
                              Electronique de Lyon.
Alain Godard............      Chairman of Animal and Plant Health segment (January
                              1997); Chief Executive Officer, Agro Segment (1992-
                              1996); Director of Rhone-Poulenc Animal Nutrition,
                              Merial, Centre de Cooperation Internationale en Recher-
                              che Agronomique pour le Developpement and Institut Na-
                              tional de la Recherche Agronomique.
Igor Landau.............      Group President. (Supervises the Pharmaceuticals seg-
                              ment, Corporate Communication and operations in the Eu-
                              ropean Union and the European Free Trade Association)
                              (since December 1992); Director of Rhone-Poulenc Rorer,
                              Pasteur Merieux Serums & Vaccins Institut Merieux; Mem-
                              ber of the Supervisory Board of Rhodia AG, Institut de
                              Developpement Industriel and Rhone-Poulenc Limited.
Rene Penisson...........      Group Senior Vice President Human Resources (since
                              1990); Director of Rhone-Poulenc Fibres & Polymeres
                              S.A. (since 1994) and Rhone-Poulenc Japan, Ltd.
Martin Pinot............      Executive Vice President of the Chemical segment and
                              President of the segment's European Zone (since March
                              1997), President of Fibers and Polymers segment (1993-
                              February 1997).
Michel de Rosen.........      Chairman of Rhone-Poulenc Rorer Inc. (since 1996);
 c/o Rhone-Poulenc Rorer      Chief Executive Officer of Rhone-Poulenc Rorer Inc.
 Inc.                         (since 1995), President of Rhone-Poulenc Rorer Inc.
 500 Arcola Road              (1993-1996), President of Fibers and Polymers Segment
 Collegeville,                (1988-1993).
 Pennsylvania 19426-0107
 USA
Jean-Pierre Tirouflet...      Group Executive Vice President (since November 1992);
                              President of the Fibers and Polymers segment, Group Fi-
                              nance, Corporate Strategy and Development, Control, In-
                              formation Systems and Legal Functions, and Interna-
                              tional Affairs, the Garden Care division and operations
                              in Central and Eastern Europe and the CIS; Director of
                              Rhone-Poulenc Fibres & Polymeres, Rhone-Poulenc Inc.,
                              Rhone-Poulenc Chemicals Asia Pacific Pte Ltd, Rhone-
                              Poulenc Rorer Inc., Rhone-Poulenc Viscosuisse (starting
                              September 1997), Institut Merieux (since April 1994)
                              and Objectif Rendement (since June 1986); Member of Su-
                              pervisory Board of Cecar (since December 1993), Super-
                              visory Board of Cap Gemini (since May 1996) and Super-
                              visory Board of Indosuez (since March 1996).

  2. Directors and Executive Officers of the Merger Subsidiary. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Merger Subsidiary. Unless otherwise indicated, the current business address of each person is c/o Rhone-Poulenc S.A., 25, quai Paul Doumer, 92408 Courbevoie Cedex, France.

  A. DIRECTORS

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, CITIZENSHIP                MATERIAL POSITIONS HELD DURING THE PAST
AND CURRENT BUSINESS ADDRESS         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------        -------------------------------------------
Igor Landau.............      Sole Director; Group President of Purchaser (since De-
                              cember 1992); Director of Rhone-Poulenc Rorer, Pasteur
                              Merieux Serums & Vaccins, Institut Merieux; Member of
                              the Supervisory Board of Rhodia AG, Institut de
                              Developpement Industriel and Rhone-Poulenc Limited.
                              Citizen of France.

  B. EXECUTIVE OFFICERS

  The Merger Subsidiary's current executive officers and certain biographical information concerning such individuals are set forth below.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, CITIZENSHIP                MATERIAL POSITIONS HELD DURING THE PAST
AND CURRENT BUSINESS ADDRESS         FIVE YEARS AND BUSINESS ADDRESSES THEREOF
----------------------------        -------------------------------------------
Igor Landau.............      President; Group President of Purchaser (since December
                              1992); Director of Rhone-Poulenc Rorer, Pasteur Merieux
                              Serums & Vaccins, Institut Merieux; Member of the Su-
                              pervisory Board of Rhodia AG, Institut de Developpement
                              Industriel and Rhone-Poulenc Limited. Citizen of
                              France.
Harold Frederick              Secretary and Treasurer; Executive Vice President and
 Boardman, Jr. .........      General Counsel of Rhone-Poulenc Inc. (since February
                              1996); Vice President and General Counsel of Hoffman
                              LaRoche Inc. (since January 1989). Citizen of the
                              United States of America.

                                                                    SCHEDULE II

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL                                        [LOGO OF
                                                                 GOLDMAN SACHS]
August 19, 1997

Special Committee of the Board of Directors
Rhone-Poulenc Rorer Inc.
500 Arcola Road
Collegeville, PA 19426

Gentleman:

  You have requested our opinion as to the fairness to the holders, other than Rhone-Poulenc S.A. ("Rhone-Poulenc") and its subsidiaries, (the "Public Shareholders") of the outstanding shares of Common Stock without par value (the "Common Shares") of Rhone-Poulenc Rorer, Inc. (the "Company") of the $97.00 per Common Share in cash proposed to be paid to the Public Shareholders by Rhone-Poulenc in the Tender Offer (as defined below) and the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated as of August 19, 1997 among Rhone-Poulenc, RP Vehicle, Inc., a wholly owned subsidiary of Rhone-Poulenc, and the Company (the "Agreement").

  The Agreement provides for a tender offer (the "Tender Offer") for all of the issued and outstanding Common Shares pursuant to which Rhone-Poulenc will pay $97.00 per Common Share in cash for each Common Share accepted. The Agreement further provides that following completion of the Tender Offer, Merger Sub will be merged with and into the Company (the "Merger") and each issued and outstanding Common Share (other than Common Shares owned directly or indirectly by Rhone-Poulenc) will be converted into the right to receive $97.00 in cash.

  We have been informed that as of the date hereof Rhone-Poulenc is the holder of approximately 68.1% of the outstanding Common Shares. The Common Shares held by Rhone-Poulenc were acquired pursuant to the Acquisition Agreement between Rhone-Poulenc and Rorer Group Inc. (the predecessor name of the Company), dated as of March 12, 1990 (the "Acquisition Agreement"). We have also been informed that a standstill provision contained in the Acquisition Agreement expired on July 31, 1997.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as the financial advisor to the Special Committee of the Board of Directors of the Company in connection with, and having participated in certain of the negotiations leading to, the Agreement. In the course of the trading activities of Goldman, Sachs & Co. prior to our retention in connection with this matter, the Firm accumulated a long position of 828,962 Common Shares.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. We also have held discussions with members of the senior management of Centeon L.L.C., a joint venture in which the Company has a 50% interest, regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Common Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We were not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the outstanding Common Shares, the Company or its constituent businesses. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to whether any holder of Common Shares should tender such Common Shares in the Tender Offer.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $97.00 per Common Share in cash to be received by the Public Shareholders in the Tender Offer and the Merger is fair to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
----------------------
(GOLDMAN, SACHS & CO.)

                                                                   SCHEDULE III

                         SECTIONS 1930(A) AND 1571-80
                          (SUBCHAPTER OF CHAPTER 15)
                 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW

SECTION 1930. DISSENTERS RIGHTS

  (A) GENERAL RULE. -- If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

                                  CHAPTER 15
                      SUBCHAPTER D. --  DISSENTERS RIGHTS

SECTION 1571. APPLICATION AND EFFECT OF SUBCHAPTER

  (A) GENERAL RULE. -- Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides in this subchapter. See:

  Section 1906(c) (relating to dissenters rights upon special exchanges).
  Section 1930 (relating to dissenters rights).
  Section 1931(d) (relating to dissenters rights in share exchanges).
  Section 1932(c) (relating to dissenters rights in asset transfers).
  Section 1952(d) (relating to dissenters rights in division).
  Section 1962(c) (relating to dissenters rights in conversion).
  Section 2104(b) (relating to procedure).
  Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
  Section 2325(b) (relating to minimum vote requirement).
  Section 2704(c) (relating to dissenters rights upon election).
  Section 2705(d) (relating to dissenters rights upon renewal of election).
  Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
  Section 7104(b)(3) (relating to procedure).

  (B) EXCEPTIONS. --

    (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

      (i) listing on a national securities exchange; or

      (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

    (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

      (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                                     III-1

      (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

      (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

    (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

  (C) GRANT OF OPTIONAL DISSENTERS RIGHTS. -- The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

  (D) NOTICE OF DISSENTERS RIGHTS. -- Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

    (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

    (2) a copy of this subchapter.

  (E) OTHER STATUTES. -- The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

  (F) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE. -- This subchapter may not be relaxed by any provision of the articles.

  (G) CROSS REFERENCES. -- See sections 1105 (relating to restriction on equitable relief), 1904 (relating to a de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

SECTION 1572. DEFINITIONS

  The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

  "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

  "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

  "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporation action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

                                     III-2

  "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

SECTION 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS

  (A) RECORD HOLDERS OF SHARES. -- A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (B) BENEFICIAL OWNERS OF SHARES. -- A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SECTION 1574. NOTICE OF INTENTION TO DISSENT

  If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SECTION 1575. NOTICE TO DEMAND PAYMENT

  (A) GENERAL RULE. -- If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4) Be accompanied by a copy of this subchapter.

  (B) TIME FOR RECEIPT OF DEMAND FOR PAYMENT. -- The time set for receipt of demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

                                     III-3

SECTION 1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

  (A) EFFECT OF FAILURE OF SHAREHOLDER TO ACT. -- A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (B) RESTRICTION ON UNCERTIFICATED SHARES. -- If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

  (C) RIGHTS RETAINED BY SHAREHOLDER. -- The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SECTION 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES

  (A) FAILURE TO EFFECTUATE CORPORATE ACTION. -- Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (B) RENEWAL OF NOTICE TO DEMAND PAYMENT. -- When the uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

  (C) PAYMENT OF FAIR VALUE OF SHARES. -- Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

    (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

    (2) A statement of the corporation's estimate of the fair value of the shares.

    (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

  (D) FAILURE TO MAKE PAYMENT. -- If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

SECTION 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

  (A) GENERAL RULE. -- If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as

                                     III-4
permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (B) EFFECT OF FAILURE TO FILE ESTIMATE. -- Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SECTION 1579. VALUATION PROCEEDINGS GENERALLY

  (A) GENERAL RULE. -- Within 60 days after the latest of:

    (1) effectuation of the proposed corporate action;

    (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

    (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

  (B) MANDATORY JOINDER OF DISSENTERS. -- All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

  (C) JURISDICTION OF THE COURT. -- The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (D) MEASURE OF RECOVERY. -- Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

  (E) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION. -- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SECTION 1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS

  (A) GENERAL RULE. -- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, vexatious or in bad faith.

  (B) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEAR. -- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the

                                     III-5
requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (C) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS. -- If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.


                                     III-6

                                                                    SCHEDULE IV

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Rhone-Poulenc Rorer Inc.:

  We have audited the accompanying consolidated balance sheets of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    /s/ Coopers & Lybrand L.L.P.
-------------------------------------
      COOPERS & LYBRAND L.L.P.

Philadelphia, Pennsylvania
January 22, 1997

        AUDITED FINANCIAL STATEMENTS (AND RELATED NOTES) FOR THE COMPANY
          FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1996

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            -------------------------------------
                                                                     RESTATED
                                               1996        1995        1994
                                            ----------  ----------  -------------
Net sales.................................. $  5,420.6  $  5,142.1  $  4,486.6
Cost of products sold......................    1,666.0     1,746.4     1,555.8
Selling, delivery and administrative
 expenses..................................    2,109.7     1,863.7     1,605.8
Research and development expenses..........      882.1       766.2       606.1
Restructuring and other charges............      102.6       126.5       121.2
                                            ----------  ----------  ----------
  Operating income.........................      660.2       639.3       597.7
Interest expense...........................      212.7       105.2        55.3
Interest income............................      (43.1)      (20.3)       (8.2)
Gain on sales of assets....................     (110.7)      (49.5)      (46.2)
Other (income) expense, net................      (89.1)       65.9        83.9
                                            ----------  ----------  ----------
  Income before income taxes...............      690.4       538.0       512.9
Provision for income taxes.................      216.9       181.5       145.8
                                            ----------  ----------  ----------
  Net income...............................      473.5       356.5       367.1
Dividends on preferred stock and
 remuneration on capital equity notes......       44.8        18.7        19.2
                                            ----------  ----------  ----------
  Net income available to common
   shareholders............................ $    428.7  $    337.8  $    347.9
                                            ==========  ==========  ==========
Primary earnings per common share:
  Net income available to common
   shareholders............................ $     3.16
                                            ==========
  Net income available to common
   shareholders, pro forma.................             $     2.50  $     2.50
                                                        ==========  ==========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
ASSETS
Current:
Cash and cash equivalents..................................  $  100.6  $  115.4
Cash pooling arrangements with Rhone-Poulenc S.A...........       3.2      16.0
Short-term investments.....................................      38.7       --
Trade accounts receivable less reserves of $111.3 (1995:
 $87.3)....................................................     984.1     956.8
Inventories................................................     800.7     765.6
Assets held for sale.......................................       1.0     228.8
Other current assets.......................................     845.2     707.0
                                                             --------  --------
    Total current assets...................................   2,773.5   2,789.6
Time deposits, at cost.....................................     128.4      83.0
Property, plant and equipment, net.........................   1,525.9   1,621.0
Goodwill, net..............................................   2,739.0   2,953.5
Intangibles, net...........................................     766.7     866.8
Other assets...............................................     834.6     673.2
                                                             --------  --------
    Total assets...........................................  $8,768.1  $8,987.1
                                                             ========  ========
LIABILITIES
Current:
Short-term debt............................................  $  119.9  $  384.2
Notes payable to Rhone-Poulenc S.A. & affiliates...........       6.8     127.6
Accounts payable...........................................     594.7     601.8
Income taxes payable.......................................     110.5      91.0
Accrued employee compensation..............................     153.2     137.8
Other current liabilities..................................   1,067.8   1,062.7
                                                             --------  --------
    Total current liabilities..............................   2,052.9   2,405.1
Long-term debt.............................................   2,272.0   2,159.0
Notes payable to Rhone-Poulenc S.A. & affiliates...........     253.0     525.4
Deferred income taxes......................................     218.0     365.5
Other liabilities, including minority interests............   1,322.4   1,174.9
                                                             --------  --------
    Total liabilities......................................   6,118.3   6,629.9
                                                             --------  --------
Contingencies..............................................
SHAREHOLDERS' EQUITY
Money market preferred stock, without par value
 (liquidation preference $100,000 per share); issued and
 outstanding: 1,750 shares.................................     175.0     175.0
Capital equity notes.......................................     500.0     500.0
Common stock, without par value; stated value $1 per share;
 authorized 600,000,000 shares; issued and outstanding:
 136,615,917 shares (1995: 134,528,487 shares).............     141.6     139.5
Capital in excess of stated value..........................     234.8     153.2
Retained earnings..........................................   1,837.9   1,580.3
Employee Benefits Trust....................................    (185.7)   (185.7)
Cumulative translation adjustments.........................     (53.8)     (5.1)
                                                             --------  --------
    Total shareholders' equity.............................   2,649.8   2,357.2
                                                             --------  --------
    Total liabilities and shareholders' equity.............  $8,768.1  $8,987.1
                                                             ========  ========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------------------
                                                                      RESTATED
                                              1996         1995         1994
                                           -----------  -----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................  $     473.5  $     356.5  $   367.1
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization..........        339.0        225.2      193.2
  Provision for deferred income taxes....        (61.1)       (15.8)     (67.5)
  Deferred royalty income................        200.6        (24.0)      24.0
  Gain on sales of assets................       (110.7)       (49.5)     (46.2)
  Reassessment of asset carrying values..        102.6         25.4       30.6
  (Increase) decrease in trade accounts
   receivable, net.......................        (71.3)       (35.2)      47.3
  Increase in inventories................       (116.8)      (104.1)     (37.6)
  Increase in accounts payable...........         26.7         83.5       19.6
  Increase (decrease) in income taxes
   payable...............................        (24.9)       (81.4)      13.3
  Restructuring charges (payments), net..       (125.9)         3.5       68.3
  Noncash (income) losses of equity
   affiliates, net.......................        (11.7)        35.4       21.1
  Other items, net.......................       (117.3)        82.4       52.2
                                           -----------  -----------  ---------
    Net cash provided by operating
     activities..........................        502.7        501.9      685.4
                                           -----------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Assets sold..............................        462.7         86.2      143.8
Capital expenditures.....................       (341.6)      (281.5)    (229.9)
Sales/prepayments of investments and
 product rights..........................        147.1         34.2       18.8
Purchases of investments and product
 rights..................................        (96.0)      (154.0)     (26.8)
Businesses acquired, net of cash acquired
 of $474.7 in 1995.......................        (30.0)    (2,763.3)       --
Net investment hedging, net..............         (1.8)       (14.8)     (29.8)
                                           -----------  -----------  ---------
    Net cash provided by (used in)
     investing activities................        140.4     (3,093.2)    (123.9)
                                           -----------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings, net...............       (364.1)       420.3     (223.1)
Proceeds from issuance of long-term
 debt....................................      2,256.0      2,231.3       67.9
Repayment of long-term debt..............     (2,393.9)      (173.0)     (47.4)
Shares repurchased for Employee Benefits
 Trust...................................          --           --      (109.9)
Dividends and remuneration paid..........       (215.9)      (179.9)    (170.7)
Issuance of capital equity notes.........          --         500.0        --
Redemption of Market Auction Preferred
 Shares..................................          --        (225.0)       --
Issuances of common stock................         78.1         14.0        2.6
                                           -----------  -----------  ---------
    Net cash provided by (used in)
     financing activities................       (639.8)     2,587.7     (480.6)
                                           -----------  -----------  ---------
Effect of exchange rate changes on cash..        (18.1)          .2        2.5
                                           -----------  -----------  ---------
Net increase (decrease) in cash and cash
 equivalents.............................        (14.8)        (3.4)      83.4
Cash and cash equivalents at beginning of
 year....................................        115.4        118.8       35.4
                                           -----------  -----------  ---------
Cash and cash equivalents at end of
 year....................................  $     100.6  $     115.4  $   118.8
                                           ===========  ===========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
 INFORMATION:
CASH PAID DURING YEAR FOR:
  Interest, net of amounts capitalized...  $     133.7  $      99.2  $    61.7
  Income taxes...........................  $     302.7  $     259.3  $   201.0
RECONCILIATION OF ASSETS ACQUIRED AND
 LIABILITIES ASSUMED:
  Fair value of assets acquired..........  $       --   $   4,505.2  $   280.1
  Liabilities assumed....................          --      (1,348.2)    (173.0)
                                           -----------  -----------  ---------
    Net assets acquired..................  $       --   $   3,157.0  $   107.1
                                           ===========  ===========  =========
  Cash paid for acquisitions.............  $       --   $   3,238.0  $     --
  Capital contribution from RP S.A.......          --        (273.2)     107.1
  Preferred stock of subsidiary issued...          --         131.6        --
  Other non-cash items...................          --          60.6        --
                                           -----------  -----------  ---------
    Total consideration..................  $       --   $   3,157.0  $   107.1
                                           ===========  ===========  =========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

 Principles of Accounting

  The Company's consolidated financial statements are prepared on a basis in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain prior year items have been reclassified to conform to current classifications.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Rhone-Poulenc Rorer Inc. and subsidiaries which are more than 50 percent owned and/or controlled. All subsidiaries are consolidated on the basis of twelve-month periods ending December 31. Investments in corporate joint ventures and other companies in which the Company has a 20 to 50 percent ownership and has no control are accounted for by the equity method. Cost investments, less than 20 percent owned, are carried at their original cost.

 Cash and Cash Equivalents, Time Deposits and Restricted Cash

  The Company considers cash on hand, cash in banks, certificates of deposit, time deposits and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents. Investments with a maturity period of greater than three months but less than one year are classified as short-term investments. Certain mortgage-backed certificates, repurchase obligations and certificates of deposit with maturities of more than one year are classified as long-term time deposits. At December 31, 1996, the Company has $61.5 million (1995: $109.6 million) of restricted cash, of which approximately $40.1 million (1995: $53.7 million) is classified as a current asset, representing funds on deposit with a bank in an interest-bearing escrow account for payment of future operating lease obligations.

 Inventories

  Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) or average cost methods.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. For financial accounting purposes, depreciation is computed principally on the straight-line method over the estimated useful lives of the assets (generally, 20 to 30 years for buildings and 5 to 15 years for machinery and equipment). For income tax purposes, certain assets are depreciated using accelerated methods.

 Goodwill and Intangible Assets

  Goodwill represents the excess of cost over the fair market value of net assets of businesses acquired. Goodwill is amortized on a straight-line basis over a period not to exceed forty years and is reported net of accumulated amortization of $294.9 million in 1996 and $241.6 million in 1995. The Company assesses potential impairment of enterprise goodwill by comparing the carrying value of goodwill at the balance sheet date with anticipated undiscounted future operating income before amortization. Intangibles, which principally represent the cost of acquiring patents and product rights, are amortized over their estimated useful lives and are reported net of accumulated amortization of $231.4 million in 1996 and $106.3 million in 1995.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

 Impairment of Long-Lived Assets

  The Company reviews its long-lived assets, including related allocated goodwill, and identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In determining the amount of an impairment loss, the Company compares an asset's carrying value to its fair market value as measured by market price or discounted future cash flows.

 Royalties

  The Company recognizes royalties paid (received) as increases (reductions) in cost of products sold.

 Advertising

  Advertising costs are generally expensed within the fiscal year that the costs are incurred, except for direct response advertising, which is capitalized and amortized over the expected period of future benefit. Advertising expenses primarily associated with the use of public media, medical publications and symposia totaled $238.9 million in 1996 and $200.3 million in 1995.

 Foreign Currency Translation

  Financial information relating to the Company's subsidiaries located outside the United States is translated using the current rate method. Local currencies are considered the functional currencies except in countries with highly inflationary economies.

 Income Taxes

  The Company and substantially all of its United States subsidiaries file a consolidated federal income tax return. No provision has been made for United States income taxes or withholding taxes on the unremitted earnings of non-U.S. subsidiaries which are intended to be indefinitely reinvested. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

 Recently Issued Accounting Standards

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," effective for fiscal periods ending after December 15, 1997. The Statement simplifies earnings per share calculations and requires presentation of both basic and fully diluted earnings per share on the face of the statement of income. The Company does not expect that adoption of SFAS No. 128 will have a material impact on the Company's earnings per share calculations.

NOTE 2. ACQUISITIONS FROM RHONE-POULENC S.A.

  In 1995, the Company acquired from Rhone-Poulenc S.A. ("RP") the businesses of Cooperation Pharmaceutique Francaise ("Cooper"), primarily in France, and a pharmaceutical business in Brazil for cash and preferred stock of a French subsidiary aggregating approximately $273.2 million. The preferred shares, accounted for as minority interest in other liabilities, have a liquidation preference approximating FF645.0 million and pay dividends of 7.5% per annum on a stated value of FF145.0 million. The acquisition agreements call for potential adjustments to the purchase price of the businesses based on several factors, including earnings performance.

  For accounting purposes, the acquisitions of these entities under common control were treated on an "as-if pooling" basis and, accordingly, the Company restated its 1994 results to include the accounts of Cooper and

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES the Brazilian business as of April 1, 1994 (the date that Cooper was acquired by RP) and January 1, 1994, respectively. The effect of restatements in periods prior to 1994 was not material. The assets and liabilities of the acquired businesses were recorded by the Company at the carrying values used by RP as of the restatement dates. Earnings per share for the restated periods reflect pro forma adjustments giving effect to interest on indebtedness and preferred dividends relative to the acquisition transactions.

NOTE 3. FISONS

  In October 1995, the Company acquired the outstanding shares of Fisons plc ("Fisons"), a U.K.-based pharmaceutical company, for a total purchase price including expenses of $2,993.0 million. The acquisition was accounted for under the purchase method and, accordingly, the purchase price was allocated based upon the fair values of the assets and liabilities acquired. Purchase price allocations, which were finalized in 1996, resulted in goodwill of $2,159.0 million and intangibles of $640.0 million, to be amortized on a straight-line basis over lives of 40 years and 20 years, respectively. The net reduction to the preliminary goodwill balance of $2,278.0 million estimated at December 31, 1995 primarily reflected adjustments to tax reserves and pension liabilities, and contingencies associated with the sale of the Scientific Instruments Division. Total net deferred tax and other liabilities, including restructuring of the Fisons business and disposal contingencies, included in the purchase price allocation approximated $495.0 million. In connection with the acquisition, the Company recorded a charge of $21.0 million for acquired research and development in 1995 related to Fisons research and development activities for which technological feasibility had not yet been established and no alternative future use existed.

  In addition to its pharmaceutical operations, the Fisons business included certain discontinued operations, namely the Laboratory Supplies Division, a distributor of laboratory equipment and supplies and clinical diagnostic products, and the Scientific Instruments Division, a manufacturer of instruments used in surface science and in elemental spectrometry and analysis. Substantially all of the Laboratory Supplies Division was sold prior to completion of the acquisition with related proceeds of $336.2 million. A smaller unit of the division was sold in November 1995 for approximately $35.0 million. In March 1996, the sale of the majority of Fisons' Scientific Instruments Division to Thermo Instruments Systems Inc. was completed; the remaining mass spectrometry and PlasmaTrace assets of the division were also sold in March. Total consideration approximated $271.8 million, representing $235.9 million in cash and the assignment of $35.9 million of external debt. At December 31, 1995, the net assets of the Scientific Instruments Division were recorded at their estimated net realizable value and classified as assets held for sale on the consolidated balance sheet. Results of operations of the Scientific Instruments Division from the date of acquisition to the date of sale were not material.

  In July 1996, the Company finalized its agreement with Medeva plc to sell certain U.S.-based ex-Fisons fixed assets and license certain intellectual property rights for total cash consideration of $370.0 million. At the end of a four-and-one-half year period, Medeva has the option to purchase the intellectual property rights. The upfront cash payment includes fixed asset sale proceeds and certain prepayments under the licensing arrangement, including licensing fees and a purchase option payment which are refundable in certain circumstances.

NOTE 4. APPLIED IMMUNE SCIENCES, INC.

  In both 1995 and 1994, Applied Immune Sciences, Inc. ("AIS"), in which the Company had a 37% interest, achieved a development milestone requiring RPR to purchase an additional one million AIS shares approximately equal to an additional 5% interest. In connection therewith, the Company recorded pretax charges for acquired research and development expense in equity losses of affiliates totaling $13.0 million and $11.0 million, respectively.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  In the fourth quarter of 1995, the Company purchased for a cash price of $91.6 million, including expenses, the remaining 53%, or 7.2 million outstanding shares, of AIS not previously owned by RPR. Under the step-purchase method, the Company recorded additional intangible assets of approximately $73.5 million. The Company also recorded a charge to operations of $22.6 million for acquired research and development related to research and development activities for which technological feasibility had not yet been established and no alternative future use existed.

  In 1996, the Company recorded pretax charges of $102.6 million from the reassessment of the carrying values of certain AIS-related assets, principally intangibles and fixed assets, following the Company's decision to substantially curtail ex-vivo cell processing projects which had been mainly initiated by AIS.

NOTE 5. CENTEON JOINT VENTURE

  Under terms of a September 28, 1995 Amendment to the Joint Venture Agreement (the "Amendment"), the Company's Armour Pharmaceutical Company subsidiary ("Armour") and Behringwerke AG ("Behring"), a subsidiary of Germany's Hoechst AG, completed the formation of Centeon, a 50/50 global joint venture in the plasma proteins business. The joint venture's Board of Directors was formally established on January 1, 1996, at which time joint control and profit-sharing provisions took effect. Accordingly, the Company deconsolidated Armour's net assets at December 31, 1995. The operations of the Armour plasma businesses are included in the Company's reported results for the twelve months ended December 31, 1995; in 1996, the Company's interest in the results of the joint venture is reported as (income) losses of equity affiliates included in other (income) expense, net (see Note 9).

  In October 1996, Centeon initiated a voluntary worldwide recall of all in-date lots of Albuminar(R)/Plasma-Plex(R) products as a precautionary measure in response to manufacturing concerns with respect to these products at a U.S. production facility. The manufacture of Albuminar(R)/Plasma-Plex(R) and other plasma-derived products at the location was temporarily suspended by Centeon while the U.S. Food and Drug Administration ("FDA") and Centeon conducted a comprehensive review of the manufacturing processes at the facility. In December 1996, Centeon voluntarily suspended the production of certain pharmaceutical products (such as Dilacor XR(R) and calcitonin products) manufactured for the Company at the U.S. facility. Due to available inventory and alternate sources of supply, there has been no significant interruption in supply of the Company's pharmaceutical products.

  In January 1997, Centeon entered into a consent decree with the U.S. Government which specifies conditions for the shipment by Centeon of both plasma-based products and certain pharmaceutical products. The consent decree, which has a term of at least five years, provides, among other things, that Centeon will not distribute product manufactured at the facility until (1) a third party expert retained by Centeon has inspected the facility and reported to the FDA the status of both the observations made by the FDA and Centeon's compliance with current Good Manufacturing Practices ("GMPs"), (2) Centeon has certified to its compliance with GMPs and (3) the FDA has made such inspections at the facility as it deems necessary and has notified Centeon that it appears to be in compliance with GMPs and may distribute the manufactured products.

  Centeon resumed production of both plasma-based and pharmaceutical products at the facility in late January 1997. In March, Centeon voluntarily halted production of both plasma-based and pharmaceutical products in order to address certain production issues. In mid-March, Centeon and the FDA received a first report from the third party expert as contemplated by the consent decree. This report indicated that Centeon had made significant corrective actions consistent with the observations made during the FDA investigation and identified certain additional actions needed to be taken. Centeon is addressing these additional actions. Centeon believes

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES that these actions together with the other conditions of distribution under the consent decree will be satisfied, so that, based on a phased-in resumption of manufacturing, distribution of plasma-based products, after completion of testing and lot release by the FDA, will begin during the second quarter of 1997. Centeon also expects that it will be in a position to resume distribution during the second quarter of the pharmaceutical products manufactured for the Company at the facility.

  The Company's interest in Centeon's results for the year ended December 31, 1996 included charges of $44.0 million, representing charges associated with anticipated returns of recalled products from customers, writeoff of certain inventories, and related expenses.

  Summarized financial information with respect to Centeon for the year ended December 31, 1996 is as follows:

                                                                   1996
                                                           ---------------------
                                                           (DOLLARS IN MILLIONS)
      Current assets......................................        $529.4
      Noncurrent assets...................................         318.6
      Current liabilities.................................         409.0

      Noncurrent liabilities..............................         284.0
      Net sales*..........................................        $904.3
      Gross margin........................................         384.5
      Income before income taxes..........................         125.2

--------
*  Includes sales to certain RPR affiliates totaling $27.8 million.

NOTE 6. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  The following unaudited pro forma financial information has been prepared as if the acquisitions of Fisons and AIS and the formation of Centeon had occurred at the beginning of the periods presented. The results of operations of Fisons' Laboratory Supplies Division and Scientific Instruments Division are not included in the pro forma results for 1995 and 1994. The pro forma information presents the results of the Armour businesses contributed to Centeon as non-operating income from equity affiliates; sales recorded by these businesses approximated $489.0 million and $415.1 million in 1995 and 1994, respectively. The pro forma information also reflects 100% of the operating results of AIS as research and development expenses and eliminates the equity losses associated with the Company's prior equity investment in AIS. Adjustments have been made for financing charges and goodwill amortization, and income taxes are provided at an effective income tax rate of 36%. The pro forma information does not purport to be indicative of the Company's results of operations had the transactions actually occurred on the dates presented nor is it necessarily indicative of future operating results.

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                         (DOLLARS IN MILLIONS,
                                                        EXCEPT PER SHARE DATA)
   Net sales..........................................  $   5,316.1 $   4,799.3
   Operating income...................................        607.5       162.0
   Net income (loss) from continuing operations before
    nonrecurring charges available to common
    shareholders......................................        341.6       (66.4)
   Earnings (loss) per common share, restated pro
    forma.............................................  $      2.53 $      (.56)
   Average common shares outstanding..................        134.2       135.3

  Pro forma operating income for the year ended December 31, 1995 excludes $126.5 million of acquisition-related charges recorded by the Company including pretax restructuring charges of $60.0 million, acquired research and development expense of $43.6 million, and integration and other costs related to the Fisons acquisition of $22.9 million.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  Pro forma operating income for the year ended December 31, 1994 includes charges of $259.3 million recorded by Fisons in connection with the restructuring of its pharmaceutical operations and charges of $121.2 million for an RPR global restructuring plan.

  Pro forma net income (loss) from continuing operations before nonrecurring charges excludes a $133.4 million pretax gain on Fisons' sale of the greater portion of its research and development operations in the second quarter of 1995. Research and development expenses associated with the activities sold approximating $23.9 million are also excluded from the 1995 pro forma results. Pro forma net income (loss) from continuing operations before nonrecurring charges also excludes one-time charges related to the Company's investments in AIS, including acquired research and development expense and the reassessment of call option values, totaling $13.0 million and $31.4 million in 1995 and 1994, respectively.

NOTE 7. RESTRUCTURING CHARGES

  In 1995, the Company recorded a $60.0 million pretax charge related to the restructuring of RPR operations as a direct result of the Fisons acquisition. As part of the Fisons purchase price allocation, the Company also recorded a $100.0 million liability for the restructuring of Fisons operations. The combined $160.0 million liability represented expected cash outlays, principally severance-related, associated with eliminating positions primarily in the marketing, administrative and manufacturing functions. As of December 31, 1996, workforce reductions approximated 1,900 positions, many of which were based in the U.S. and the U.K. although other locations were also affected.

  A rollforward of the remaining 1995 restructuring provision from January 1, 1996 is as follows:

                                                        TRANSLATION
                                   JANUARY 1,           ADJUSTMENTS/ DECEMBER 31,
                                      1996    PAYMENTS     OTHER         1996
                                   ---------- --------  ------------ ------------
                                               (DOLLARS IN MILLIONS)
   Social costs...................   $148.5   $ (99.3)     $(8.0)       $41.2
   Third parties..................     11.5     (17.0)       5.5          --
                                     ------   -------      -----        -----
     Total........................   $160.0   $(116.3)     $(2.5)       $41.2
                                     ======   =======      =====        =====

  In 1994, the Company recorded a $121.2 million pretax charge in connection with a global restructuring plan that was substantially completed in 1995. Workforce reductions approximated 1,100 positions and were primarily from manufacturing, sales/marketing and administrative functions in North America and in France, although other locations in Europe and elsewhere were also affected. At December 31, 1996, the remaining reserve was $11.3 million representing outstanding social costs. Total cash outlays related to the plan through December 31, 1996 totaled $89.2 million, with outlays of $7.5 million in 1996, $47.6 million in 1995 and $34.1 million in 1994. Asset writeoffs in conjunction with certain production facilities totaled $26.9 million, of which $7.5 million and $19.4 million were recorded in 1995 and 1994, respectively.

NOTE 8. GAIN ON SALES OF ASSETS

  In 1996, the Company recorded a pretax gain of $81.5 million on the sale of certain nonstrategic European self-medication product rights and inventories to Hoffmann-La Roche. The Company also recorded pretax gains on the sales of a nonstrategic product in France and its Belgium over-the-counter business totaling $29.2 million.

  In 1995, the Company recorded pretax gains of $49.5 million on sales of assets, principally the transfer of the Company's Canadian over-the-counter business to Ciba-Geigy Ltd. ("Ciba"), and the sale of certain European product rights. In 1994, similar gains, including the gain on the sale of certain assets related to the

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

Company's U.S. over-the-counter business to Ciba, totaled $46.2 million. Under terms of the U.S. transfer agreement with Ciba, the Company received a one-time payment totaling $178.0 million which included a prepaid royalty of $24.0 million for the year 1995. Additional royalties of $24.0 million are expected per year for six years. At the end of the seven-year period, Ciba has the option to purchase the U.S. product intellectual property assets for approximately $143.0 million.

NOTE 9. OTHER (INCOME) EXPENSE, NET

                                                         1996     1995    1994
                                                        -------  ------- -------
                                                        (DOLLARS IN MILLIONS)
   (Income) losses of equity affiliates................ $ (83.0) $ 44.4  $ 46.5
   Minority interest...................................     8.7     4.9     3.3
   Foreign exchange (gains) losses.....................    (3.5)   (4.7)   10.5
   Other, net..........................................   (11.3)   21.3    23.6
                                                        -------  ------  ------
   Other (income) expense, net......................... $ (89.1) $ 65.9  $ 83.9
                                                        =======  ======  ======

  (Income) losses of equity affiliates in 1996 principally represented the Company's interest in the Centeon joint venture (see Note 5). Equity losses associated with AIS prior to the Company's 1995 acquisition of AIS' remaining outstanding shares totaled $38.3 million in 1995 and $28.6 million in 1994, including acquired research and development of $13.0 million and $11.0 million, respectively.

  Other, net for 1996 included gains on sales of nonstrategic cost investments and increased provisions for anti-hemophilic factor litigation. Other, net for 1995 and 1994 included charges of $25.4 million and $30.6 million, respectively, related to the reassessment of the carrying value of certain assets including those associated with the Company's prior investment in The Immune Response Corporation (1995) and AIS call options (1994).

NOTE 10. EARNINGS PER SHARE

  Earnings per common share were computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding. For purposes of earnings per share calculations, net income available to common shareholders in 1995 and 1994 was adjusted for the pro forma effects of interest on indebtedness and preferred dividends relative to the acquisitions of businesses from RP totaling $1.6 million and $9.1 million, respectively. The weighted average number of shares used to compute primary earnings per common share was 135,790,590, 134,228,677 and 135,254,692 for the years 1996, 1995 and 1994, respectively. Common share equivalents in the form of stock options were excluded from the calculation as their dilutive effect was not material.

NOTE 11. INVENTORIES

                                                             1996       1995
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
   Finished goods........................................ $    376.9 $    346.2
   Work in process.......................................      159.8      140.6
   Raw materials and supplies............................      264.0      278.8
                                                          ---------- ----------
   Inventories........................................... $    800.7 $    765.6
                                                          ========== ==========

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 12. PROPERTY, PLANT AND EQUIPMENT, NET

                                                             1996       1995
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
   Land.................................................. $     76.3 $     62.2
   Buildings.............................................      839.7      880.0
   Machinery and equipment...............................    1,731.7    1,604.0
   Construction in progress..............................      339.3      330.3
                                                          ---------- ----------
                                                             2,987.0    2,876.5
   Less accumulated depreciation.........................    1,461.1    1,255.5
                                                          ---------- ----------
   Property, plant and equipment, net.................... $  1,525.9 $  1,621.0
                                                          ========== ==========

  The Company incurred $217.6 million and $109.9 million in interest cost in 1996 and 1995, respectively, of which $4.9 million and $4.7 million, respectively, was capitalized as part of the cost of additions to property, plant and equipment.

NOTE 13. DEBT

  Short-term debt consisted of the following:

                                                              1996       1995
                                                           ---------- ----------
                                                           (DOLLARS IN MILLIONS)
   Notes payable to banks................................. $     89.3 $    354.7
   Current portion of long-term debt......................       30.6       29.5
                                                           ---------- ----------
   Short-term debt........................................ $    119.9 $    384.2
                                                           ========== ==========
   Notes payable to Rhone-Poulenc S.A. and affiliates..... $      6.8 $    127.6
                                                           ========== ==========

  The weighted average interest rate of total outstanding short-term debt was 10.8% at December 31, 1996 (1995: 7.9%).

  Long-term debt, net of current portion, consisted of the following:

                                                             1996       1995
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
   Notes payable at variable rates averaging 5.2% and
    5.9% at 1996 and 1995 year-end, respectively
    (expected to be refinanced long-term)...............  $  1,940.5 $  1,825.0
   9.25% Series A Senior Notes due 2004, with interest
    payable quarterly (guaranteed by Rhone-Poulenc
    S.A.)...............................................        48.3       52.7
   9.05% Series B Senior Notes due 1997, with interest
    payable quarterly (guaranteed by Rhone-Poulenc
    S.A.)...............................................         --         4.3
   Notes, mortgages and capitalized lease obligations at
    rates averaging 7.8% (1995: 8.1%)...................       283.2      277.0
                                                          ---------- ----------
   Long-term debt.......................................  $  2,272.0 $  2,159.0
                                                          ========== ==========
   Notes payable to Rhone-Poulenc S.A. and affiliates at
    rates averaging 3.9% and 6.0% at 1996 and 1995 year-
    end, respectively (expected to be refinanced long-
    term)...............................................  $     39.2 $    500.0
   Notes payable to Rhone-Poulenc S.A. and affiliates
    principally due in 2000 at rates averaging 5.0%
    (1995: 8.4%)........................................       213.8       25.4
                                                          ---------- ----------
   Notes payable to Rhone-Poulenc S.A. and affiliates...  $    253.0 $    525.4
                                                          ========== ==========

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  At December 31, 1996, the Company had total committed lines of credit of $2,325.0 million. Of this amount, $1,825.0 million represented multicurrency medium-term facilities with fourteen banks expiring in the year 2000. The additional $500.0 million represented two medium-term credit agreements with Rhone-Poulenc S.A. expiring in 2000 and 2002. Borrowings under these medium-term credit facilities bear interest at the London Interbank Offered Rate ("LIBOR"), plus any applicable margin and commitment fee. At December 31, 1996, borrowings outstanding under the above arrangements totaled $594.7 million. These borrowings plus an additional $1,385.0 million of short-term borrowings were classified as long-term debt at December 31, 1996 as the Company had the ability and intent to refinance these amounts on a long-term basis under the above medium-term facilities. The $1,979.7 million of reclassified borrowings were in various currencies with interest rates as follows: $874.6 million in U.S. Dollars at 5.7%, $140.1 million in French Francs at 3.8%, $714.7 million in German Marks at 5.7%, $145.0 million in Japanese Yen at .7% and $105.3 million in Great British Pounds at 6.3%.

  Amounts available under unused uncommitted lines of credit approximated $991.0 million at December 31, 1996 (1995: $624.0 million).

  The aggregate maturities of all long-term debt at December 31, 1996, including related party debt, were: $30.6 million in 1997, $43.2 million in 1998, $206.1 million in 1999, $2,200.4 million in 2000, $17.7 million in 2001, and $57.6 million thereafter.

  The weighted average interest rate of total debt outstanding at December 31, 1996 was 6.0% (1995: 6.4%).

  Pursuant to the remaining portion of a U.S. shelf registration for $500.0 million, the Company has the ability to issue $325.0 million in public debt securities and/or preferred shares.

NOTE 14. LEASE COMMITMENTS

  The Company's capital lease obligations pertain primarily to certain administrative and research facilities. Effective January 1, 1996, the Company leased to Centeon under capital lease arrangements certain buildings, machinery and equipment in the U.S. and France which support production and research and development activities. Related rental income in 1996 totaled $3.6 million.

  The Company occupies certain facilities and leases certain equipment and large-load vehicles under operating lease agreements. In 1992, the Company sold its U.S. corporate offices and research facility to a third party and leased it back for an initial term of thirty years with options to renew for a longer period. The Company also leased the underlying land to the third party for sixty years and subleased it back for thirty years with the facility. Related average annual accounting rent is $22.5 million. Rent expense under operating leases was $125.5 million, $104.2 million and $55.0 million in 1996, 1995 and 1994, respectively. Related rental income totaled $55.4 million and $37.7 million in 1996 and 1995, respectively.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  Future minimum lease commitments and lease receivables under all leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 1996 are as follows:

                                    CAPITAL LEASES         OPERATING LEASES
                                ----------------------- -----------------------
                                   LEASE       LEASE       LEASE       LEASE
                                COMMITMENTS RECEIVABLES COMMITMENTS RECEIVABLES
                                ----------- ----------- ----------- -----------
                                             (DOLLARS IN MILLIONS)
   1997........................    $ 8.2      $  6.9      $123.1       $41.4
   1998........................      6.2         6.5        80.0        19.7
   1999........................      3.7         6.3        63.6        11.0
   2000........................      3.2         5.9        45.5         --
   2001........................      3.2         5.7        43.4         --
   Thereafter..................     15.4        94.5       585.7         --
                                   -----      ------      ------       -----
   Minimum lease
    payments/receipts..........     39.9       125.8      $941.3       $72.1
                                                          ======       =====
   Less imputed
    interest/unearned income...     (8.0)      (66.5)
                                   -----      ------
   Present value of minimum
    lease payments
    (current--$6.6,
    noncurrent--$25.3).........    $31.9
                                   =====
   Net investment in capital
    leases
    (current--$2.9, non-
    current--$56.4)............               $ 59.3
                                              ======

NOTE 15. INCOME TAXES

  The components of income before income taxes are:

                                                         1996    1995    1994
                                                        ------- ------- -------
                                                         (DOLLARS IN MILLIONS)
   United States....................................... $  23.5 $ 241.3 $ 241.0
   Non-U.S. ...........................................   666.9   296.7   271.9
                                                        ------- ------- -------
   Income before income taxes.......................... $ 690.4 $ 538.0 $ 512.9
                                                        ======= ======= =======

  The components of the provision for income taxes are:

                                                       1996     1995     1994
                                                      -------  -------  -------
                                                       (DOLLARS IN MILLIONS)
   Current:
     United States................................... $  62.0  $  96.9  $ 103.4
     Non-U.S.........................................   216.0    100.4    109.9
                                                      -------  -------  -------
                                                        278.0    197.3    213.3
                                                      -------  -------  -------
   Deferred:
     United States...................................   (89.0)   (22.6)   (51.7)
     Non-U.S.........................................    27.9      6.8    (15.8)
                                                      -------  -------  -------
                                                        (61.1)   (15.8)   (67.5)
                                                      -------  -------  -------
   Provision for income taxes........................ $ 216.9  $ 181.5  $ 145.8
                                                      =======  =======  =======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  Deferred income taxes are provided for temporary differences between book and tax bases of the Company's assets and liabilities. Temporary differences giving rise to a significant portion of the deferred tax assets and liabilities at December 31 are:

                                                           1996        1995
                                                        ----------  ----------
                                                        (DOLLARS IN MILLIONS)
   Assets (liabilities):
     Depreciation and amortization..................... $   (231.7) $   (328.2)
     Intercompany profit in ending inventory...........       81.8        60.8
     Net operating loss carryforwards..................       64.0        57.5
     Pension...........................................       42.1        69.2
     Tax credit carryforwards..........................       38.6         --
     Deferred royalty income...........................       37.9         --
     Restructuring.....................................       27.4        35.8
     Distributable earnings............................       (6.6)      (66.9)
     Other, including nondeductible accruals...........      114.7       188.6
                                                        ----------  ----------
                                                             168.2        16.8
     Less valuation allowance..........................       (5.1)      (91.9)
                                                        ----------  ----------
     Deferred income taxes, net........................ $    163.1  $    (75.1)
                                                        ==========  ==========

  The portion of the above net deferred tax assets (liabilities) classified as current was $278.7 million and $211.1 million at December 31, 1996 and 1995, respectively. At December 31, 1996, total deferred tax assets were $585.0 million and total deferred tax liabilities were $416.8 million before netting. At December 31, 1995, similar temporary differences gave rise to total deferred tax assets of $587.0 million and total deferred tax liabilities of $570.2 million. The decrease in the valuation allowance in 1996 was primarily Fisons-related and was accordingly reflected as a reduction in goodwill.

  The differences between the U.S. statutory income tax rate and the Company's effective income tax rate are:

                                                             1996   1995   1994
                                                            ------ ------ ------
                                                             (PERCENT OF INCOME
                                                            BEFORE INCOME TAXES)
   U.S. statutory income tax rate..........................  35.0%  35.0%  35.0%
   Puerto Rico operations..................................  (2.8)  (3.1)  (5.0)
   Non-U.S. tax rate differential..........................   1.4   (2.2)  (1.8)
   Research and development tax credits....................  (0.8)  (1.0)  (1.4)
   Acquired research and development.......................    --    2.8     --
   Other, net..............................................  (1.4)   2.2    1.6
                                                            ------ ------ ------
   Effective income tax rate...............................  31.4%  33.7%  28.4%
                                                            ====== ====== ======

  The Company has subsidiaries in Ireland, Puerto Rico and Singapore, where earnings are either exempt or substantially exempt from income taxes under local government incentive programs, the latest of which expires in the year 2010.

  The Company has net operating loss carryforwards of $180.7 million for tax return purposes which expire principally through the years 1997 to 2011.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The Company's U.S. income tax returns have been examined and settled with the Internal Revenue Service through 1989. The Company believes that potential adjustments from any open years would not have a material impact on the Company's financial position or results of operations.

  At December 31, 1996, unremitted earnings of subsidiaries which are intended to be indefinitely reinvested and, accordingly, for which no additional U.S. income taxes or foreign withholding taxes have been provided totaled $832.0 million. It would not be practical to compute the estimated deferred tax liability on these earnings.

NOTE 16. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

 PENSIONS

  The Company has several defined benefit pension plans which cover a majority of its employees throughout the world. In the United States, the Company's funding policy is to contribute funds to a trust as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. Obligations under non-U.S. plans are systematically provided by depositing funds with trustees, under insurance policies or through book reserves.

  The funded status of the Company's plans at December 31 was as follows:

                                     1996                         1995
                          --------------------------- ----------------------------
                           PLANS WHOSE   PLANS WHOSE   PLANS WHOSE    PLANS WHOSE
                          ASSETS EXCEED  ACCUMULATED   ASSETS EXCEED  ACCUMULATED
                           ACCUMULATED    BENEFITS      ACCUMULATED     BENEFITS
                            BENEFITS    EXCEED ASSETS    BENEFITS    EXCEED ASSETS
                          ------------- ------------- -------------- -------------
                                           (DOLLARS IN MILLIONS)
Vested benefit
 obligations............     $(676.0)      $(449.7)      $(716.5)       $(428.6)
Nonvested benefits......        (3.6)        (90.7)         (3.5)         (87.8)
                             -------       -------       -------        -------
Accumulated benefit
 obligation.............      (679.6)       (540.4)       (720.0)        (516.4)
Projected future salary
 increases..............       (25.6)        (76.0)         (6.8)         (65.5)
                             -------       -------       -------        -------
Projected benefit
 obligation.............      (705.2)       (616.4)       (726.8)        (581.9)
Fair value of plan
 assets (invested
 primarily in equities
 and bonds).............       895.8         226.2         782.0          184.3
                             -------       -------       -------        -------
Plan assets in excess of
 (less than) projected
 benefit obligation.....       190.6        (390.2)         55.2         (397.6)
Unrecognized net
 transition (asset)
 liability..............          .2           5.5           (.8)           2.5
Unrecognized net (gain)
 loss...................       (43.6)         67.2         (27.1)          86.6
Unrecognized prior
 service cost...........        17.4           3.9          20.1           (3.8)
Adjustment required to
 recognize minimum
 liability..............         --          (66.3)          --           (63.5)
                             -------       -------       -------        -------
Prepaid (accrued)
 pension cost...........     $ 164.6       $(379.9)      $  47.4        $(375.8)
                             =======       =======       =======        =======

  The accumulated benefit obligation of U.S. plans included in the above table was $190.0 million in 1996 and $186.1 million in 1995. U.S. plan assets were $201.1 million and $165.4 million at December 31, 1996 and 1995, respectively. Of the net accrued pension cost, $356.6 million and $359.4 million are included in other noncurrent liabilities in 1996 and 1995, respectively.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The following items were the components of net periodic pension cost for the years ended December 31:

                                                         1996     1995    1994
                                                        -------  ------  ------
                                                        (DOLLARS IN MILLIONS)
   Service cost........................................ $  26.4  $ 21.3  $ 19.5
   Interest cost.......................................    98.6    56.7    46.2
   Actual return on plan assets........................  (102.1)  (39.7)  (26.6)
   Amortization and deferral...........................    17.9     8.2     5.7
                                                        -------  ------  ------
   Net periodic pension cost........................... $  40.8  $ 46.5  $ 44.8
                                                        =======  ======  ======

  Net periodic pension cost for U.S. plans included in the above amounts was $6.7 million, $9.0 million and $12.2 million for 1996, 1995 and 1994, respectively.

  The following weighted average assumptions, which are based on the economic environment of each applicable country, were used to determine the return on plan assets and benefit obligations:

                                                                  1996 1995 1994
                                                                  ---- ---- ----
   Discount rate................................................. 8.2% 8.1% 7.9%
   Expected return on plan assets................................ 9.4% 9.1% 9.6%
   Rate of future compensation increases......................... 4.3% 4.7% 3.8%

  For U.S. plans, the discount rate was 7.75% in 1996 and 1995 and 8.5% in 1994. The expected return on plan assets of 9.5% remained constant from 1994 through 1996. The rate of future compensation increases of 4.5% remained constant from 1994 through 1996.

 SAVINGS PLANS

  The Company sponsors defined contribution savings plans covering substantially all U.S. employees. Company contributions to the plans may not exceed three thousand dollars per employee. Amounts charged to expense were $5.9 million, $7.1 million and $7.3 million in 1996, 1995 and 1994, respectively.

 POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  In the United States, the Company grants retirees access to its medical, prescription and life insurance programs for a premium targeted to equal the cost of such benefits. The Company's non-U.S. affiliates generally contribute to government insurance programs during the employees' careers and do not sponsor additional postretirement programs.

 POSTEMPLOYMENT BENEFITS

  Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The new standard did not materially affect the Company's financial position or results of operations.

NOTE 17. STOCK PLANS

  Stock options and restricted shares have been granted to employees under plans approved by the shareholders in 1982 and 1985, as amended and restated in 1988 and 1990 ("the Stock Plan"). The aggregate number of shares originally available for issuance or transfer to employees under these plans was 7,000,000. Option prices are equal to the fair market value of the shares on the date of grant. Options are exercisable during

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES a period determined by the Company, but in no event later than ten years from the date granted. Shares issued under a restricted grant may not be sold or otherwise disposed of for a period designated by the Company. Restricted shares are returned to the Company if the grantee's employment terminates during the period of restriction. During the restriction period, the grantee is entitled to vote the shares and receive any dividends paid. Effective January 1, 1993, the Company substantially curtailed the granting of restricted shares to employees. The Stock Plan, as amended and restated, permits the Company to grant stock appreciation rights in tandem with stock options. As of December 31, 1996, no such rights have been granted. The Equity Compensation Plan adopted in 1990 supplements the Stock Plan by providing for an additional 6,000,000 shares that may be issued to participants after all shares authorized pursuant to the terms of the Stock Plan have been utilized. The terms of the Equity Compensation Plan are substantially the same as those of the Stock Plan. The 1995 Equity Compensation Plan further supplements the Stock Plan by providing for an additional 5,000,000 shares. The terms of the 1995 Equity Compensation Plan are substantially the same as those of the Stock Plan and the Equity Compensation Plan.

  The Company applies Accounting Principles Board Opinion 25 ("APB 25") in accounting for its fixed stock option plans. Under the intrinsic value method prescribed by APB 25, no compensation expense has been recorded by the Company in the periods reported. Had compensation expense for awards made in 1996 and 1995 from these plans been determined under the fair value method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31
                                                        -----------------------
                                                           1996        1995
                                                        ----------- -----------
                                                         (DOLLARS IN MILLIONS,
                                                        EXCEPT PER SHARE DATA)
   Net income.......................................... $     421.3 $     334.0
   Primary earnings per common share................... $      3.10 $      2.48

  The Company used the Black-Scholes pricing model to determine the fair value of stock options granted in 1996 and 1995 using the following assumptions: expected life of the option ranging from 5 to 6 years and expected forfeiture rate ranging from 12.8% to 17.9% depending on the job grade classification; expected stock price volatility of 22.2%; expected dividend rate of 2.5%; and risk-free interest rate ranging from 5.6% to 5.9% in 1996 and 7.0% to 7.1% in 1995 depending on expected life of the option. The impact of applying SFAS No. 123 in this pro forma disclosure is not indicative of the impact on future years' reported net income because SFAS No. 123 does not apply to stock options granted prior to 1995, the Company's stock options vest over three years, and additional stock options awards are anticipated in future years.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  A summary of the status of the Company's stock option plans as of December 31, 1996, 1995 and 1994 and changes during the years then ended is presented below:

                                   1996                    1995                    1994
                         ------------------------ ----------------------- -----------------------
                                        WEIGHTED                 WEIGHTED                WEIGHTED
                                         AVERAGE                 AVERAGE                 AVERAGE
                             SHARES     EXERCISE      SHARES     EXERCISE     SHARES     EXERCISE
                         (IN THOUSANDS)   PRICE   (IN THOUSANDS)  PRICE   (IN THOUSANDS)  PRICE
                         -------------- --------- -------------- -------- -------------- --------
Options outstanding at
 January 1..............         7,991   $42.14           7,147   $42.06          5,815    N/A
Additions (deductions):
 Granted................         1,414    61.56           1,702    40.74          1,898    N/A
 Exercised..............        (2,108)   37.07            (433)   32.60           (116)   N/A
 Canceled...............          (431)   50.44            (425)   44.26           (450)   N/A
                          ------------             ------------            ------------
Options outstanding at
 December 31............         6,866    47.03           7,991    42.14          7,147    N/A
                          ============             ============            ============
Options exercisable at
 December 31............         4,382    44.98           4,693    41.26          3,443    N/A
                          ============             ============            ============
Weighted average fair
 value of options
 granted during the
 year...................        $15.38                   $10.89                     N/A
                          ============             ============            ============
Shares reserved for
 future grants..........         5,564                    6,551                   2,862
                          ============             ============            ============
Price range of options
 exercised during the
 year...................  $4.67-$63.00             $4.67-$46.38            $8.24-$30.18
                          ============             ============            ============
Price range of options
 outstanding............                           $4.67-$64.00            $4.67-$64.00
                                                   ============            ============
Price range of options
 exercisable............                           $4.67-$64.00            $4.67-$64.00
                                                   ============            ============

  The following table summarizes information about stock options outstanding and stock options exercisable at December 31, 1996:

                                        OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                          ------------------------------------------------ -------------------------------
                                         WEIGHTED AVERAGE
                              SHARES        REMAINING     WEIGHTED AVERAGE     SHARES     WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES  (IN THOUSANDS) CONTRACTUAL LIFE  EXERCISE PRICE  (IN THOUSANDS)  EXERCISE PRICE
------------------------  -------------- ---------------- ---------------- -------------- ----------------
$ 8.24-$14.61...........         68         1.8 years          $12.38             68           $12.38
$30.13-$38.75...........      1,549         6.2 years          $33.85          1,173           $33.45
$40.00-$49.25...........      2,991         6.8 years          $42.12          2,035           $42.80
$52.38-$55.50...........         31         5.5 years          $55.36             31           $55.36
$60.25-$67.38...........      2,227         7.6 years          $63.73          1,075           $63.46
                              -----                                            -----
$ 8.24-$67.38...........      6,866         6.9 years          $47.03          4,382           $44.98
                              =====                                            =====

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 18. SHAREHOLDERS' EQUITY

                           MARKET     MONEY            COMMON  CAPITAL IN
                           AUCTION   MARKET   CAPITAL STOCK AT EXCESS OF            EMPLOYEE   CUMULATIVE
                          PREFERRED PREFERRED EQUITY   STATED    STATED   RETAINED  BENEFITS  TRANSLATION
                           SHARES     STOCK    NOTES   VALUE     VALUE    EARNINGS   TRUST     ADJUSTMENTS
                          --------- --------- ------- -------- ---------- --------  --------  ------------
                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Balance, December 31,
 1993...................   $ 225.0   $175.0   $  --    $139.0   $ 290.0   $1,207.3  $ (75.8)    $(139.3)
Net income--1994........       --       --       --       --        --       367.1      --          --
Cash dividends, $1.12
 per common share.......       --       --       --       --        --      (151.5)     --          --
Dividends on preferred
 shares.................       --       --       --       --        --       (19.2)     --          --
Capital contributions
 from Rhone-Poulenc
 S.A. ..................       --       --       --       --      107.1        --       --          --
Shares repurchased for
 Employee Benefits
 Trust..................       --       --       --       --        --         --    (109.9)        --
Issuance of shares under
 employee benefit
 plans..................       --       --       --        .1      15.1        --       --          --
Translation adjustments,
 including hedging......       --       --       --       --        --         --       --         80.4
                           -------   ------   ------   ------   -------   --------  -------     -------
Balance, December 31,
 1994...................     225.0    175.0      --     139.1     412.2    1,403.7   (185.7)      (58.9)
Net income--1995........       --       --       --       --        --       356.5      --          --
Cash dividends, $1.20
 per common share.......       --       --       --       --        --      (161.2)     --          --
Dividends on preferred
 shares.................       --       --       --       --        --       (18.7)     --          --
Redemption of Market
 Auction Preferred
 Shares.................    (225.0)     --       --       --        --         --       --          --
Issuance of capital
 equity notes to Rhone-
 Poulenc S.A............       --       --     500.0      --        --         --       --          --
Adjustment of capital
 contributions for
 acquisition
 liabilities............       --       --       --       --     (273.2)       --       --          --
Issuance of shares under
 employee benefit
 plans..................       --       --       --        .4      14.2        --       --          --
Translation adjustments,
 including hedging......       --       --       --       --        --         --       --         53.8
                           -------   ------   ------   ------   -------   --------  -------     -------
Balance, December 31,
 1995...................       --     175.0    500.0    139.5     153.2    1,580.3   (185.7)       (5.1)
Net income--1996........       --       --       --       --        --       473.5      --          --
Cash dividends, $1.26
 per common share.......       --       --       --       --        --      (171.1)     --          --
Dividends on preferred
 shares.................       --       --       --       --        --        (9.6)     --          --
Remuneration on capital
 equity notes...........       --       --       --       --        --       (35.2)     --          --
Issuance of shares under
 employee benefit
 plans..................       --       --       --       2.1      81.6        --       --          --
Translation adjustments,
 including hedging......       --       --       --       --        --         --       --        (48.7)
                           -------   ------   ------   ------   -------   --------  -------     -------
Balance, December 31,
 1996...................   $   --    $175.0   $500.0   $141.6   $ 234.8   $1,837.9  $(185.7)    $ (53.8)
                           =======   ======   ======   ======   =======   ========  =======     =======

  The Company has outstanding $175.0 million of money market preferred stock issued in three series consisting of 750 shares, 500 shares and 500 shares, respectively. The initial dividend period for all series commenced on August 1, 1993 at initial dividend rates of 4.7% per annum for a two-year period for Series 1; 5.125% per annum for a three-year period for Series 2; and 5.84% per annum for a five-year period for Series 3. After expiration of the initial dividend periods, dividends are determined at separate auctions for each series. The average dividend rate in 1996 on Series 1 stock was 5.21% per annum (1995: 5.11%) and on Series 2 stock was 5.20% per annum. The money market preferred stock ranks prior to common shares of the Company as to dividends. Holders have no voting rights except in the event that preferred dividends are in arrears for at least 180 consecutive days. In such event, the authorized number of the Company's Board of Directors would be increased by two and the holders of record of the preferred shares may elect these additional directors. The preferred stock is not convertible into common stock or other shares of the Company and holders thereof have no preemptive rights. Upon the liquidation, dissolution, or winding up of the Company, or upon redemption of the preferred stock at the Company's option, holders would be entitled to a liquidation preference of $100,000 per share plus any accumulated and unpaid dividends thereon.

  In 1995, the Company redeemed its remaining outstanding Market Auction Preferred Shares ("MAPS") Series A, C and D for $225.0 million plus accrued dividends. Dividend rates, determined at separate auctions for each series, averaged 5.98% during 1995 (1994: 4.63%).

  In December 1995, the Company issued $500.0 million of undated capital equity notes to Rhone-Poulenc S.A. The notes have a liquidation preference that ranks senior to all RPR common stock, but junior to all existing

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES and future RPR preferred stock. Semiannual remuneration on the unpaid principal balance of the equity notes is based on LIBOR plus a margin. If the Company is unable to meet statutory standards for dividend payments on outstanding common or preferred stock, the Company may satisfy the equity note remuneration requirements with the issuance of additional capital equity notes ("remuneration notes"). Terms of the remuneration notes would be similar to the equity notes except for a higher rate of remuneration. The capital equity notes are redeemable only at the Company's option, but not earlier than five years after issuance, subject to certain exceptions.

  At December 31, 1996 and 1995, there were 2,676,800 preferred shares without par value authorized and unissued.

  In 1996, the Company increased the number of authorized common shares to 600,000,000. In 1994, the Company completed the open market repurchase of five million of its common shares as authorized by the Board of Directors in March 1993 with the acquisition of 3.1 million shares at a cost of $109.9 million. These shares are being held in an Employee Benefits Trust to fund future benefits in the United States.

  In 1995, the Company acquired Cooper and a pharmaceutical business in Brazil from Rhone-Poulenc S.A. For accounting purposes, the acquisitions of these entities under common control were treated on an "as-if pooling" basis and, accordingly, the Company restated its 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 and January 1, 1994, respectively. The assets and liabilities of the acquired businesses were recorded by the Company at the carrying values used by RP as of the restatement dates and the value of net assets acquired was reflected in the 1994 capital in excess of stated value account as a capital contribution from RP. The Company subsequently reduced capital in excess of stated value to reflect the purchase obligations related to the acquisition transactions of approximately $273.2 million.

NOTE 19. FINANCIAL INSTRUMENTS

  The Company's financial instruments consisted of the following:

                                    DECEMBER 31, 1996      DECEMBER 31, 1995
                                   ---------------------  ---------------------
                                   CARRYING      FAIR     CARRYING      FAIR
                                    AMOUNT       VALUE     AMOUNT       VALUE
                                   ---------   ---------  ---------   ---------
                                       (ASSET (LIABILITY) IN MILLIONS)
   Cash and cash equivalents.....  $   100.6   $   100.6  $   115.4   $   115.4
   Cash pooling arrangements with
    RP...........................        3.2         3.2       16.0        16.0
   Time deposits, generally
    maturing within 1-5 years....      146.4       146.4       83.0        83.0
   Cost investments:
     Practical to estimate.......       18.0        29.8        9.0        13.6
     Not practical to estimate...       14.2         N/A       19.9         N/A
   Other investments, including
    restricted cash..............       85.2        89.4      112.6       118.7
   Long-term debt................   (2,555.6)   (2,561.2)  (2,713.9)   (2,722.7)
   Foreign currency exchange
    contracts....................       10.4 *      10.4       (7.6)*      (7.6)
   Interest swap arrangements....      (23.7)*     (42.0)      (3.7)*      (3.8)

--------
* The carrying amount represents the net unrealized gain (loss) or net interest receivable (payable) associated with the contracts at the end of the period.

  None of the Company's financial instruments are held for trading purposes.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

 FAIR VALUE

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

 Cash, cash equivalents and cash pooling arrangements with RP

  The carrying amount approximates the fair value due to the short-term maturity of these instruments.

 Time deposits

  The carrying amount approximates the fair value due to the variable rate nature of the long-term deposits.

 Cost and other investments

  For those investments for which it was practical, fair value was estimated using quoted or best estimates of market prices or pricing models. An estimate of fair market value could not be reasonably made for certain cost investments for which there are no quoted market prices.

 Long-term debt

  The majority of the Company's long-term debt is at variable rates of interest and, therefore, the Company believes that the carrying amount approximates fair value. For long-term debt at fixed interest rates, fair value was determined by discounting future cash flows based on interest rates currently available to the Company for debt with similar terms and maturities.

 Foreign currency exchange contracts

  The fair value of foreign currency exchange contracts was estimated by valuing the contracts at current exchange rates.

 Interest swap arrangements

  The fair value of interest swap arrangements reflects the amount at which they could be settled based on bank pricing models.

 CREDIT RISK

  The Company places its cash investments and time deposits with credit-worthy, high quality financial institutions and, by policy, limits the amount of credit exposure to any one institution. The Company therefore does not anticipate nonperformance by any of the counterparties to these financial instruments.

  Concentrations of credit risk with respect to trade receivables is limited due to a large customer base in a wide geographic area.

  Foreign currency exchange contracts do not expose the Company to accounting risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the transactions being hedged. Management believes that the risk of incurring losses on these contracts due to default by the counterparty is remote as the contracts are entered into with major financial institutions.

  Interest swap arrangements do not involve exchanges of underlying principal amounts, therefore the Company's exposure to credit loss is significantly less than the notional amounts of the contracts. Management believes that the risk of incurring losses due to default by the counterparty is remote as the arrangements are entered into with major financial institutions.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  NET INVESTMENT HEDGES

  Unhedged net investment positions fluctuate with currency movements with corresponding translation adjustments recorded in shareholders' equity. The Company may utilize foreign currency arrangements, including foreign currency exchange contracts and foreign currency-denominated borrowings, to limit the exposure of its net investments in foreign subsidiaries to currency fluctuations and limit the volatility of reported equity. Gains and losses from these arrangements, which are designated as hedges of the Company's net foreign investments, are recorded as translation adjustments in shareholders' equity and offset the gains and losses on the related net investments. For the year ended December 31, 1996, the increase in shareholders' equity, net of tax effects, associated with net investment hedging arrangements totaled $16.8 million (1995: reduction of $5.2 million).

  In determining which, if any, net investment positions to hedge, the Company considers such factors as the magnitude of the exposed position and the cost of financing the hedging instruments. The Company's significant net foreign investment positions at December 31, 1996 included the Great British Pound ("GBP"), French Franc, German Mark and Japanese Yen. Throughout the year, the Company hedged a portion of these net investment exposures utilizing foreign currency exchange contracts and foreign currency-denominated borrowings. At December 31, 1996, the Company was party to foreign currency exchange contracts to sell French Francs with notional amounts totaling FF431.4 million ($82.4 million). These contracts matured in the first quarter of 1997. The Company also had certain variable-rate foreign currency-denominated borrowings outstanding in the U.S. including FF499.3 million ($95.3 million) and
(Yen)15,147 million ($130.1 million). The Company had no net investment hedging instruments outstanding at December 31, 1995.

  FOREIGN CURRENCY TRANSACTION HEDGES

  The Company enters into foreign currency exchange contracts to minimize exposure of foreign currency transactions (such as export sales, raw materials purchases, and short-term intercompany financings) and firm commitments to fluctuating exchange rates. Gains or losses from these contracts are recognized in the basis of the transaction being hedged. Cash flows from these contracts are classified in the same category as the hedged transactions.

  The Company's principal net transactional exposures by major currency before the effects of foreign currency exchange contracts were as follows:

                                        DECEMBER 31, 1996     DECEMBER 31, 1995
                                       --------------------- ---------------------
                                        LOCAL    U.S. DOLLAR  LOCAL    U.S. DOLLAR
                                       CURRENCY  EQUIVALENT  CURRENCY  EQUIVALENT
                                       --------  ----------- --------  -----------
                                            (ASSET (LIABILITY) IN MILLIONS)
U.S. dollars*.........................     619      $ 619        139      $ 139
FF....................................     506         97       (332)       (68)
GBP...................................    (318)      (540)      (158)      (246)
DEM...................................     (77)       (50)        73         51
All other (generally <$45 million).... various        (15)   various         82
                                                    -----                 -----
    Total.............................              $ 111                 $ (42)
                                                    =====                 =====

--------
* Represents U.S. dollar-denominated transactions of affiliates with functional currencies other than the U.S. dollar.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The Company's policy is to hedge substantially all of its foreign currency transactional exposures. At December 31, 1996, the Company had entered into multiple forward contracts maturing in the first quarter of 1997 to buy and sell various currencies with notional amounts totaling $819.8 million and $936.9 million, respectively. Similar contracts which matured in the first quarter of 1996 totaled $478.3 million and $445.7 million, respectively, at December 31, 1995. At the acquisition date, Fisons had certain foreign currency exchange contracts in place that were speculative in nature to sell various currencies totaling $238.0 million. These contracts were effectively closed out at December 31, 1995 through the purchase of opposite contracts and the $9.2 million cost of settlement was fully accrued. The contracts were settled in 1996.

  As the Company conducts a significant portion of its operations outside the U.S., it is exposed to the impact of foreign exchange fluctuations on the U.S. dollar value of reported earnings. To manage this exposure, the Company may hedge a portion of its non-U.S.-based forecasted quarterly pretax earnings utilizing foreign currency exchange contracts. The portion of earnings that the Company hedges is based on a cost-benefit assessment which considers naturally offsetting exposures and the cost of hedging instruments. Such foreign currency exchange contracts are marked to market in other (income) expense, net. For the periods reported, the net gains/losses on these contracts were not significant due principally to the general stability vis-a-vis the U.S. dollar of the currencies hedged. Cash flows associated with the contracts are reported as part of cash flows from operating activities. There were no related contracts outstanding at December 31, 1996 and 1995.

  As part of the treasury services the Company performs for Centeon, at December 31, 1996, the Company had outstanding certain foreign currency exchange contracts to which Centeon was the counterparty. The notional amounts of these contracts to buy and sell various foreign currencies totaled $19.9 million and $7.2 million, respectively. The contracts, which expired in January 1997, reflected rates that were established on an arms-length basis; the related carrying values at December 31, 1996 was not significant.

  INTEREST SWAP ARRANGEMENTS

  The Company enters into interest rate swap contracts to manage its exposures to movements in interest rates and minimize its overall cost of borrowings. The net receivable or payable under the interest rate swaps is recognized as an adjustment to interest expense over the life of the underlying contracts. In 1996 and 1995, the Company was party to contracts to convert certain floating rate obligations into fixed rate instruments and contracts to convert certain fixed rate debt into floating rate debt as determined by the interest rate environment of the currency in which the underlying obligation was denominated. The Company's weighted average interest rate for the year ended December 31, 1996 was reduced by 8 basis points or approximately $2.3 million (1995: 6 basis points or $.5 million; 1994: 17 basis points or $1.3 million) as a result of interest rate swap contracts.

  In 1996, the Company initiated a long-term GBP-denominated intercompany loan from a U.S. subsidiary to a U.K. subsidiary totaling GBP 544.9 million ($850.0 million). The foreign exchange on the loan is recorded as a translation adjustment in shareholders' equity in accordance with SFAS No. 52 and resulted in an increase in shareholders' equity approximating $66.7 million in 1996. Interest on the intercompany loan is paid in GBP based on one-year LIBOR. With respect to the transaction, the Company entered into certain five-year arrangements ("dual currency swaps") with several banks whereby the U.S. subsidiary pays the banks GBP at rates based on one-year LIBOR times specified GBP principal amounts equal in total to the intercompany loan. The subsidiary receives from the banks U.S. dollars at rates based on one-month LIBOR plus a margin. There is no exchange of underlying principal. The interest income/expense differential is recorded as an adjustment to interest expense and was not significant in 1996.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  Interest rate swap arrangements outstanding at December 31, 1996 were as follows:

 NOTIONAL  U.S. DOLLAR FIXED OR CARRYING FAIR MARKET
  AMOUNT   EQUIVALENT  VARIABLE  AMOUNT     VALUE        TERM              AVERAGE RATE
 --------  ----------- -------- -------- ----------- -----------   -----------------------------
                                 (RECEIVABLE (PAYABLE) IN MILLIONS)
 INTEREST RATE SWAPS*:
 $300         $300     Fixed     $ (0.1)   $ (3.8)   11/95-11/00   Pay 5.81%;
                                                                   Receive 3-month LIBOR (5.55%)
 (Yen)3000      26     Fixed       (0.1)     (0.4)    4/95- 4/98   Pay 2.01%;
                                                                   Receive 3-month LIBOR (5.91%)
 GBP100        170     Variable     1.4       2.5     3/96- 1/99   Pay 6-month LIBOR (6.0%);
                                                                   Receive 7.3%
 DUAL CURRENCY SWAPS:
 GBP545       $843     N/A       $(24.9)   $(40.3)    8/96- 7/01   Pay 1-year LIBOR (6.34%);
                                                                   Receive 1-month LIBOR (6.38%)

--------
*The Company was party to similar interest rate swap contracts at December 31, 1995.

NOTE 20. INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREA

  The Company is primarily engaged in the discovery, development, manufacture and marketing of a broad line of pharmaceutical products for human use. Among the Company's principal markets are France, currently the Company's largest market presence, the United States, Germany, the United Kingdom and Italy. The Company also has an expanding presence in Japan and South American countries. The Company has twelve pharmaceutical plants in France, two in the U.S., nine in Other Europe and twenty-four in the Rest of World region.

  The principal markets in which the Company conducts its business are subject to various governmental regulations with respect to the approval, manufacture and marketing of pharmaceutical products. In many markets, governments have instituted programs that impact pharmaceutical prices, reimbursement levels or prescription volumes. The nature of these regulations and their effect vary greatly from country to country. It is not possible to predict the extent to which the Company or the pharmaceutical industry might be affected by future legislative or regulatory developments.

  Information about the Company's operations for the years 1996, 1995 and 1994 by geographic area follows. Inter-area affiliated sales are not significant. Corporate loss before income taxes includes corporate administrative expenses, worldwide net interest expense and worldwide (income) losses of equity affiliates.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                                                     1996      1995      1994
                                                   --------  --------  --------
                                                     (DOLLARS IN MILLIONS)
   Net sales:
     United States................................ $1,280.1  $1,314.2  $1,261.9
     France.......................................  1,794.6   1,819.6   1,506.7
     Other Europe.................................  1,417.4   1,207.4   1,015.5
     Rest of World................................    928.5     800.9     702.5
                                                   --------  --------  --------
       Total net sales............................ $5,420.6  $5,142.1  $4,486.6
                                                   ========  ========  ========
   Income before income taxes:
     United States................................ $  207.4  $  351.9  $  356.9
     France.......................................    107.2     245.9     172.6
     Other Europe.................................    372.5     132.0      92.8
     Rest of World................................    200.3      62.5      77.6
     Corporate....................................   (197.0)   (254.3)   (187.0)
                                                   --------  --------  --------
       Total income before income taxes........... $  690.4  $  538.0  $  512.9
                                                   ========  ========  ========
   Identifiable assets:
     United States................................ $1,467.1  $4,232.9  $1,107.2
     France.......................................  2,099.6   1,801.9   1,519.6
     Other Europe.................................  2,126.8   1,140.4   1,001.7
     Rest of World................................  1,142.1     787.4     518.6
     Corporate....................................  1,932.5   1,024.5     505.2
                                                   --------  --------  --------
       Total identifiable assets.................. $8,768.1  $8,987.1  $4,652.3
                                                   ========  ========  ========

  In 1996, U.S. income before income taxes ("IBT") included $97.4 million of charges related to the reassessment of certain intangibles and fixed asset carrying values associated with the ex-vivo cell processing initiatives of AIS. France IBT included $23.2 million of gains on the sale of nonstrategic assets. Other Europe IBT included $87.5 million of gains on the sales of nonstrategic assets including certain self-medication product rights. Corporate IBT reflected income from equity affiliates totaling $83.0 million which included $44.0 million of charges associated with the estimated impact of Centeon's voluntary recall of all in-date lots of albumin products.

  In 1995, U.S. IBT included $13.1 million of restructuring charges and $35.6 million of AIS-related acquired research and development. France IBT included $22.8 million from gains on sales of certain product rights. Other Europe IBT included $46.9 million of restructuring charges and $37.3 million of other charges related to the Fisons plc acquisition, including acquired research and development expense.

  In 1994, U.S. IBT included gains on asset sales, net of restructuring charges, of $15.1 million. France and Other Europe IBT included $49.0 million and $28.8 million, respectively, of restructuring charges, net of gains on sales of assets. The Rest of World area IBT included restructuring charges of $13.2 million.

  For presentation purposes, goodwill and intangibles and related amortization expense recorded in connection with the acquisition of Fisons were allocated to the U.S. at December 31, 1995. In 1996, these balances were reflected in the appropriate geographic region.

NOTE 21. RELATED PARTY TRANSACTIONS

 RHONE-POULENC S.A.

  The entities comprising the Company manage their cash separately. In the largest countries such as the U.S., France, the U.K. and Germany, the local entities have access to RP cash pooling arrangements whereby they can, at their own request, lend to or borrow from RP at market terms and conditions.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  Amounts receivable from RP and affiliates totaled $48.9 million and $61.3 million at December 31, 1996 and 1995, respectively. The 1996 balance included $6.3 million of accounts receivable from sales of products and services to RP (1995: $8.5 million) and $39.4 million classified as other current assets (1995: $36.8 million).

  Accounts payable related to purchase of materials and services from RP and affiliates were $16.8 million at December 31, 1996 (1995: $12.2 million); accrued and other liabilities due to RP at December 31, 1996 were $30.0 million (1995: $20.9 million).

  In 1996, sales to RP and affiliates were $31.3 million (1995: $31.1 million; 1994: $29.7 million). Materials purchased from RP totaled $38.7 million in 1996 (1995: $41.4 million; 1994: $36.8 million).

  At December 31, 1996, debt with RP and affiliates totaled $259.8 million (1995: $653.0 million). Interest expense incurred with respect to RP indebtedness in 1996 was $22.3 million (1995: $12.4 million; 1994: $15.8 million).

  RP charges the Company for expenses incurred on its behalf, including research, data processing, insurance, legal, tax, advertising, public relations and management fees. Such charges are reflected in the financial statements and amounted to approximately $24.0 million in 1996 (1995: $23.6 million; 1994: $24.5 million). Management believes that the expenses so charged are representative of amounts that the Company would have incurred if it had been operated as an unaffiliated entity.

  In the 1995 second quarter, the Company acquired Cooper and a pharmaceutical business in Brazil from RP for cash and preferred stock of an RPR subsidiary aggregating approximately $273.2 million. The preferred shares, accounted for as minority interest in other liabilities, have a liquidation preference approximating FF645.0 million (approximately $123.1 million) and pay dividends of 7.5% per annum on a stated value of FF145.0 million. The acquisition agreements call for potential adjustments to the purchase price of the businesses based on several factors, including earnings performance.

  In December 1995, the Company issued $500.0 million of undated capital equity notes to RP. Semiannual remuneration on the unpaid principal balance of the equity notes is based on LIBOR plus a margin and approximated $35.2 million in 1996.

 CENTEON

  The Company and Centeon participate in a cash pooling arrangement whereby the entities comprising Centeon can borrow from or lend to RPR at market terms and conditions. Receivables and investments related to Centeon classified as current assets totaled $50.2 million at December 31, 1996. At December 31, 1996, the Company's net investment in capital leasing arrangements with Centeon totaled $59.3 million; related rental income for the year totaled $3.6 million. Current liabilities due to Centeon totaled $35.3 million. Notes payable to Centeon totaled $8.4 million at December 31, 1996.

  Purchases of certain plasma-based products from Centeon totaled $27.8 million in 1996. The Company is a party to a toll manufacturing agreement with Centeon with respect to the manufacture, finishing and/or packaging of certain pharmaceutical compounds and products. Charges at full standard cost to RPR under this agreement totaled $49.5 million in 1996.

  In 1996, the Company received a net cash distribution from Centeon totaling $71.3 million.

  The Company and Centeon have entered into certain service agreements which are generally renewable on an annual basis. The Company charges Centeon for such services as treasury, accounting, information systems, product distribution, tax and legal. These charges approximated $6.0 million in 1996.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

NOTE 22. CONTINGENCIES

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 541 pending lawsuits in the United States, Canada and Ireland against the Company and its Armour Pharmaceutical Company subsidiary ("Armour"), in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of anti-hemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in certain proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involve Armour's currently distributed AHF concentrates. In August 1996, the Company, with three other U.S. plasma fractionators defending the U.S. AHF litigation, signed a Settlement Agreement with the plaintiffs with respect to this litigation which, subject to certain conditions, provides for payment of $100,000 to each eligible claimant or claimant group and the payment of up to $40 million in attorneys fees. One significant condition of the settlement is that potential subrogation claims by third party medical providers be resolved to the mutual satisfaction of the parties and that the class members' eligibility for federal program entitlements be maintained. The Company and the other fractionator-defendants are working with the plaintiffs' counsel to resolve these issues; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer); (3) antitrust actions alleging that certain pharmaceutical companies, including the Company, engaged in price discrimination practices to the detriment of certain independent community pharmacists and consumers; and (4) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol(R).

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence. If a contingent loss is not probable but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

  The Company has been advised of its potential liability related to alleged past waste disposal practices, including potential involvement at five sites on the U.S. National Priority List created by the Comprehensive Environmental Response Compensation and Liability Act (Superfund). For the majority of these sites, the Company's estimated liability is not significant. With respect to two of the sites, the Company is currently not able to estimate its share of potential liability as the assessment of site conditions, the identification of remediation methods and costs, and the quantification of relative contributions among potentially responsible parties have not yet advanced to the stage where a reasonable estimate of loss can be made.

  As of December 31, 1996, the Company had unused standby letters of credit outstanding of $101.5 million. The letters of credit are issued primarily in the form of guarantees or performance bonds.

                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of Rhone-Poulenc Rorer Inc. is responsible for the information and representations contained in this report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles and that the other information in this annual report is consistent with those statements. In preparing the financial statements, management is required to include amounts based on estimates and judgments which it believes are reasonable under the circumstances.

  In fulfilling its responsibilities for the integrity of the data presented and to safeguard the Company's assets, management employs a system of internal accounting controls designed to provide reasonable assurance, at appropriate cost, that the Company's assets are protected and that transactions are appropriately authorized, recorded and summarized. This system of control is supported by the selection of qualified personnel, by organizational assignments that provide appropriate delegation of authority and division of responsibilities, and by the dissemination of written policies and procedures. This control structure is further reinforced by a program of internal audits including a policy that requires responsive action by management.

  Coopers & Lybrand L.L.P., the Company's independent accountants, performs audits in accordance with generally accepted auditing standards. The independent accountants conduct a review of internal accounting controls to the extent required by generally accepted auditing standards and perform such tests and procedures as they deem necessary to arrive at an opinion on the fairness of the financial statements presented herein.

  The Board of Directors, through the Audit Committee comprised solely of directors who are not employees of the Company, meets with management, the internal auditors and the independent accountants to ensure that each is properly discharging its respective responsibilities. Both the independent accountants and the internal auditors have free access to the Audit Committee, without management present, to discuss the results of their work, including internal accounting controls and the quality of financial reporting. The Audit Committee met three times in 1996.

         /s/ Michel de Rosen
-------------------------------------
           MICHEL DE ROSEN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

        /s/ Patrick Langlois
-------------------------------------
          PATRICK LANGLOIS
    EXECUTIVE VICE PRESIDENT AND
       CHIEF FINANCIAL OFFICER

         /s/ Philippe Maitre
-------------------------------------
           PHILIPPE MAITRE
    VICE PRESIDENT AND CORPORATE
             CONTROLLER

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                          QUARTERLY DATA (UNAUDITED)
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                     QUARTER ENDED 1996                          QUARTER ENDED 1995
                         ------------------------------------------- -------------------------------------------
                                                                      RESTATED
                          MARCH 31   JUNE 30    SEPT. 30   DEC. 31    MARCH 31   JUNE 30    SEPT. 30   DEC. 31
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net sales............... $1,272.4   $1,346.1   $1,278.0   $1,524.1   $1,098.4   $1,241.3   $1,212.7   $1,589.7
Gross profit............    838.2      902.3      907.4    1,106.7      694.4      813.6      792.8    1,094.9
Net income available to
 common shareholders....     74.0       91.9       97.4      165.4       89.5       85.7      107.3       55.3
Earnings per common
 share..................       .55        .68        .72       1.21        .66        .64        .80        .41
Market price per common
 share:
 High...................     66.875     69.250     77.750     80.500     43.500     43.125     45.875     54.500
 Low....................     50.500     58.000     62.125     66.000     36.250     40.375     40.500     43.750
Common dividends paid...       .30        .32        .32        .32        .30        .30        .30        .30

--------
Results for the third quarter of 1996 included charges of $33.8 million ($.17 per share) associated with the estimated impact of Centeon's voluntary worldwide recall of albumin products sold under the trademarks Albuminar(R) and Plasma-Plex(R).

Results for the fourth quarter of 1996 included charges of $102.6 million ($.50 per share) from the reassessment of certain intangibles and fixed asset carrying values related to AIS. Fourth quarter 1996 results also included gains on the sales of certain nonstrategic European assets totaling $110.7 million ($.51 per share).

Results for the first quarter of 1995 are restated to include the results of Cooperation Pharmaceutique Francaise and a pharmaceutical business in Brazil, acquired from Rhone-Poulenc S.A., and earnings per common share for the period reflect pro forma adjustments giving effect to interest and preferred dividends relative to these acquisitions.

Results for the first quarter of 1995 included pretax income of $11.1 million ($.04 per share) from gains on sales of certain assets and product rights ($49.5 million), including the Company's U.S. and Canadian over-the-counter businesses, net of charges for acquired research and development expense ($13.0 million) and the reassessment of certain asset carrying values ($25.4 million).

Results for the fourth quarter of 1995 included $126.5 million ($.75 per share) of acquisition-related restructuring and other charges, including $60.0 million of pretax restructuring charges, $43.6 million of acquired research and development charged to operations and $22.9 million of integration and other costs.

Earnings per common share amounts for each quarter are required to be computed independently and, therefore, the sum of the four quarters does not necessarily equal the amount computed for the total year.

Rhone-Poulenc Rorer Inc. (ticker symbol: RPR) common shares are listed and traded on the New York and Paris stock exchanges, and are traded, unlisted, on the Philadelphia, Boston, Pacific and Midwest stock exchanges. On February 28, 1997, there were 7,339 holders of record of RPR common shares.

                                                                     SCHEDULE V

              UNAUDITED FINANCIAL STATEMENTS (AND RELATED NOTES)
 FOR THE COMPANY FOR THE THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Rhone-Poulenc Rorer Inc.:

  We have reviewed the accompanying condensed consolidated balance sheet of Rhone-Poulenc Rorer Inc. and subsidiaries as of June 30, 1997, and the related condensed consolidated statements of income and cash flows for the three- and six-month periods ended June 30, 1997 and 1996. These financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

  We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of income and cash flows for the year then ended (not presented herein); and in our report dated January 22, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                               /s/ Coopers & Lybrand L.L.P.
                                          _____________________________________
                                                 Coopers & Lybrand L.L.P.

Philadelphia, Pennsylvania
July 17, 1997

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             (UNAUDITED--AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)

                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                           JUNE 30              JUNE 30
                                     --------------------  -------------------
                                       1997       1996       1997      1996
                                     ---------  ---------  --------  ---------
Net sales..........................  $ 1,238.0  $ 1,346.1  $2,323.8  $ 2,618.5
Cost of products sold..............      367.0      443.8     691.4      878.0
Selling, delivery and
 administrative expenses...........      500.4      532.5     946.2    1,046.7
Research and development expenses..      220.2      214.4     405.2      414.3
                                     ---------  ---------  --------  ---------
  Operating income.................      150.4      155.4     281.0      279.5
Interest expense, net..............       37.5       43.5      76.2       84.5
Other (income), net................      (15.4)     (36.6)    (20.8)     (77.4)
                                     ---------  ---------  --------  ---------
  Income before income taxes.......      128.3      148.5     225.6      272.4
Provision for income taxes.........       39.6       46.3      70.1       85.2
                                     ---------  ---------  --------  ---------
  Net income.......................       88.7      102.2     155.5      187.2
Dividends on preferred stock and
 remuneration on capital equity
 notes.............................       11.8       10.3      21.9       21.3
                                     ---------  ---------  --------  ---------
  Net income available to common
   shareholders....................  $    76.9  $    91.9  $  133.6  $   165.9
                                     =========  =========  ========  =========
Primary earnings per common share..  $     .56  $     .68  $    .98  $    1.23
                                     =========  =========  ========  =========
Cash dividends per common share....  $     .32  $     .32  $    .64  $     .62
                                     =========  =========  ========  =========
Average common shares outstanding..      137.1      135.7     137.0      135.3
                                     =========  =========  ========  =========

           See Notes to Condensed Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                        (UNAUDITED--DOLLARS IN MILLIONS)

                                                          JUNE 30,  DECEMBER 31,
                                                            1997        1996
                                                          --------  ------------
ASSETS
Current:
Cash and cash equivalents...............................  $  114.4    $  100.6
Cash pooling arrangements with Rhone-Poulenc S.A. ......       4.2         3.2
Short-term investments and notes receivable.............      63.1        38.7
Trade accounts receivable, less reserves of $88.0 (1996:
 $111.3)................................................     858.6       984.1
Inventories.............................................     796.7       800.7
Other current assets....................................     762.3       846.2
                                                          --------    --------
    Total current assets................................   2,599.3     2,773.5
Time deposits, at cost..................................     128.4       128.4
Property, plant and equipment, net of accumulated
 depreciation of $1,435.5 (1996: $1,461.1)..............   1,426.5     1,525.9
Goodwill, net of accumulated amortization of $320.3
 (1996: $294.9).........................................   2,601.0     2,739.0
Intangibles, net of accumulated amortization of $252.2
 (1996: $231.4).........................................     707.4       766.7
Other assets............................................     839.1       834.6
                                                          --------    --------
    Total assets........................................  $8,301.7    $8,768.1
                                                          ========    ========
LIABILITIES
Current:
Short-term debt.........................................  $  157.9    $  126.7
Accounts payable........................................     427.1       594.7
Other current liabilities...............................   1,109.4     1,331.5
                                                          --------    --------
    Total current liabilities...........................   1,694.4     2,052.9
Long-term debt..........................................   2,432.0     2,272.0
Notes payable to Rhone-Poulenc S.A. & affiliates........     187.9       253.0
Deferred income taxes...................................     241.6       218.0
Other liabilities, including minority interests.........   1,208.4     1,322.4
                                                          --------    --------
    Total liabilities...................................   5,764.3     6,118.3
Contingencies...........................................
SHAREHOLDERS' EQUITY
Money market preferred stock, without par value
 (liquidation preference $100,000 per share);
 authorized, issued and outstanding 1,750 shares........     175.0       175.0
Capital equity notes....................................     500.0       500.0
Common stock, without par value; stated value $1 per
 share; authorized 600,000,000 shares; issued and
 outstanding 137,401,319 shares (1996: 136,615,917
 shares)................................................     142.6       141.6
Capital in excess of stated value.......................     273.9       234.8
Retained earnings.......................................   1,883.8     1,837.9
Employee Benefits Trust.................................    (198.1)     (185.7)
Cumulative translation adjustments......................    (239.8)      (53.8)
                                                          --------    --------
    Total shareholders' equity..........................   2,537.4     2,649.8
                                                          --------    --------
    Total liabilities and shareholders' equity..........  $8,301.7    $8,768.1
                                                          ========    ========

           See Notes to Condensed Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (UNAUDITED--DOLLARS IN MILLIONS)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net cash provided by operating activities................  $  13.0   $  46.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.......................................   (130.5)   (165.9)
Assets sold, net...........................................     25.7     226.0
Purchases of investments/product rights....................    (44.6)    (49.7)
Sales of investments/product rights........................     20.9      29.5
Net investment hedging, net................................      7.7       --
                                                            --------  --------
    Net cash provided by (used in) investing activities....   (120.8)     39.9
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt borrowings (repayments):
  Short-term debt, net.....................................     40.3     (71.7)
  Long-term debt, net......................................    168.5      (9.9)
Dividends and remuneration paid............................   (109.5)   (105.2)
Issuances of common stock..................................     39.8      52.5
Repurchases of common stock for the Employee Benefits
 Trust.....................................................    (12.4)      --
                                                            --------  --------
    Net cash provided by (used in) financing activities....    126.7    (134.3)
Effect of exchange rate changes on cash and cash
 equivalents...............................................     (5.1)     (6.6)
                                                            --------  --------
Net increase (decrease) in cash and cash equivalents.......     13.8     (54.5)
Cash and cash equivalents at beginning of period...........    100.6     115.4
                                                            --------  --------
Cash and cash equivalents at end of period................. $  114.4  $   60.9
                                                            ========  ========


           See Notes to Condensed Consolidated Financial Statements.

                           RHONE-POULENC RORER INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. RESULTS FOR INTERIM PERIODS

  In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect the adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of financial position, cash flows and results of operations for the periods presented. Certain prior year items have been reclassified to conform to current classifications.

  The Company's consolidated financial statements are prepared on a basis in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. See Note 10 for disclosure of contingent liabilities and related matters.

  The statements are presented in accordance with the requirements of Form 10-Q and do not include all disclosures required by generally accepted accounting principles or those made in the Annual Report on Form 10-K. The Annual Report on Form 10-K for the year 1996 is on file with the Securities and Exchange Commission and should be read in conjunction with these condensed consolidated financial statements.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," effective for periods ending after December 15, 1997. The Statement simplifies earnings per share calculations and requires presentation of both basic and diluted earnings per share on the face of the statement of income. Adoption of SFAS No. 128 will not have a material impact on the Company's earnings per share calculations.

NOTE 2. ACCOUNTING POLICIES FOR DERIVATIVE FINANCIAL INSTRUMENTS

FOREIGN CURRENCY EXCHANGE CONTRACTS

 Foreign Currency Transactions

  The Company enters into foreign currency exchange contracts to minimize exposure of foreign currency transactions (such as export sales, raw materials purchases, and short-term intercompany financings) and firm commitments to fluctuating exchange rates. The Company's foreign currency transaction hedges are executed centrally to minimize transaction costs and to monitor consolidated net exposures in all currencies and the effectiveness of the hedging relationships. Contracts hedging foreign currency transactions are marked to market at each balance sheet date under the fair value method; the resulting gains or losses are recognized in other (income), net, offsetting the corresponding losses or gains on the transactions being hedged. Cash flows associated with these foreign currency exchange contracts are classified in the same category as the hedged transactions.

  The Company may also seek to minimize exposure of its non-U.S.-based forecasted quarterly pretax earnings to foreign currency fluctuations by utilizing foreign currency exchange contracts. These contracts are marked to market in other (income), net at each balance sheet date. Related cash flows are classified as cash flows from operating activities.

 Net Investment Hedges

  The Company may utilize foreign currency exchange contracts and foreign currency-denominated borrowings to limit the exposure of its net investments in foreign subsidiaries to currency fluctuations and

                           RHONE-POULENC RORER INC.

                                  (UNAUDITED)
thereby limit the volatility of reported equity. These arrangements are designated as hedges of the Company's net foreign investments. Both realized and unrealized gains and losses on these arrangements which offset the gains and losses on the related net investments are recorded as cumulative translation adjustments ("CTA") in shareholders' equity. Cash flows associated with the hedging instruments are classified as cash flows from investing activities. If a foreign currency-denominated borrowing or foreign currency exchange contract that qualifies as a hedge of a net investment is terminated, any gains or losses previously recorded in CTA remain in CTA. These gains or losses would be recognized upon liquidation or sale of all or substantially all of the net foreign investment.

  The net receivables (payables) related to the Company's foreign currency exchange contracts are included in other current assets (liabilities).

 Interest Rate Swap Contracts

  The Company may enter into interest rate swap contracts to manage its exposures to movements in interest rates and to minimize its overall cost of borrowings. The net receivables (payables) under interest rate swap contracts are recorded in other current assets (liabilities) and recognized as adjustments to interest expense. Cash flows related to interest rate swap contracts are included in cash flows from operating activities.

  If an interest rate swap contract that hedges underlying debt on the balance sheet is terminated, the gain or loss on the contract is deferred and amortized into income as an adjustment to interest expense over the shorter of the remaining life of the terminated swap contract or the remaining time to maturity of the hedged debt. If an interest rate swap contract remains outstanding after termination of the hedging relationship, changes in the market value of the contract are recognized currently in income.

NOTE 3. LICENSING AGREEMENT

  In June 1997, the Company licensed to Watson Laboratories, Inc. ("Watson") exclusive worldwide (except for New Zealand and Korea) distribution rights for Dilacor XR(R) and its generic equivalents for a period of four and one-half years after which time Watson has the option to purchase the product rights. Over the licensing period, RPR expects to receive from Watson annual licensing fees approximating $135.0 million and royalties on future sales of diltiazem products. In connection with the transaction, the Company transferred remaining related inventory to Watson in the second quarter for a value approximating its normal wholesaler selling price. The Company also recorded a pretax gain of $16.0 million in the second quarter on the termination of a generics diltiazem-related partnership with Watson. In July 1997, the Company received a $55 million cash payment from Watson representing the prepayment of both the second half of 1997 licensing fees/royalties and the purchase option, which is refundable if not exercised by Watson.

NOTE 4. OTHER (INCOME), NET

CENTEON

  Losses from equity affiliates, principally the Company's interest in the Centeon joint venture, totaled $14.2 million in the second quarter of 1997 and $19.8 million on a year-to date basis as compared with income of $40.6 million and $77.7 million, respectively, for the comparable prior year periods. Centeon's first half of 1997 results were adversely affected by the temporary suspension of production and distribution at its U.S. facility related to an October 1996 voluntary worldwide recall of Albuminar(R)/Plasma-Plex(R) products and a January 1997 consent decree with the U.S. Food and Drug Administration ("FDA"). The negative contribution from Centeon

                           RHONE-POULENC RORER INC.

                                  (UNAUDITED)
for the first six months of 1997 was also impacted by $31.5 million of pretax recall-related and manufacturing start-up costs, including costs related to work-in-process and idle capacity issues and costs associated with compliance with the consent decree.

  In May 1997, the FDA notified Centeon that it appeared to be in compliance with current Good Manufacturing Practices and authorized resumption of distribution of plasma-based products, subject to FDA testing and lot release, and pharmaceutical products at its U.S. facility. Based on a phased-in production schedule, newly-manufactured plasma-based products were sent to the FDA for lot release in June and distribution of new production has begun on a limited basis. Centeon expects product distribution to ramp up gradually over the remainder of the year.

  Centeon sales for the second quarter of 1997, including sales to certain RPR affiliates, totaled $175.9 million (1996: $259.0 million). Gross margin approximated 28% of sales (1996: 48%). Losses before the effect of income taxes totaled $17.8 million compared to income before taxes ("IBT") of $59.6 million in 1996. On a year-to-date basis, sales totaled $348.0 million (1996:
$496.7 million). Gross margin approximated 32% (1996: 52%) and losses before the effect of income taxes totaled $16.5 million (1996: IBT of $141.6)

 Other Items

  Other (income), net included a pretax gain of $16.0 million on the termination of a partnership arrangement with Watson.

  Other (income), net also included net gains totaling $7.3 million and $14.4 million for the three- and six-month periods, respectively, on foreign currency exchange contracts used to hedge a portion of the Company's non-U.S.- based forecasted quarterly pretax earnings. Similar gains totaled $4.7 million for both the comparable prior year periods.

NOTE 5. INCOME TAXES

  The Company records income tax expense based on an estimated full year effective income tax rate. The year-to-date June 30 reported effective income tax rate approximated 31.1% in 1997 compared with 31.3% in 1996.

  In July 1997, the French government proposed legislation to increase the corporate income tax on both ordinary income and capital gains. The legislation is expected to be enacted in September 1997 with retroactive effect to January 1, 1997. The Company is in the process of quantifying the impact such changes would have on its worldwide effective income tax rate, but estimates that the legislation has the potential to increase the Company's effective income tax rate by up to one and one-half percentage points.

NOTE 6. INVENTORIES

  Inventories consisted of the following:

                                                           JUNE 30, DECEMBER 31,
                                                             1997       1996
                                                           -------- ------------
                                                           (DOLLARS IN MILLIONS)
   Finished goods.........................................  $364.7     $376.9
   Work in process........................................   142.7      159.8
   Raw materials and supplies.............................   289.3      264.0
                                                            ------     ------
                                                            $796.7     $800.7
                                                            ======     ======

                           RHONE-POULENC RORER INC.

                                  (UNAUDITED)

NOTE 7. SHAREHOLDERS' EQUITY

                            MONEY
                           MARKET   CAPITAL    COMMON     CAPITAL IN            EMPLOYEE  CUMULATIVE
                          PREFERRED EQUITY    STOCK AT    EXCESS OF   RETAINED  BENEFITS  TRANSLATION
                            STOCK    NOTES  STATED VALUE STATED VALUE EARNINGS   TRUST    ADJUSTMENTS
                          --------- ------- ------------ ------------ --------  --------  -----------
                                                    (DOLLARS IN MILLIONS)
Balance, January 1,
 1997...................   $175.0   $500.0     $141.6       $234.8    $1,837.9  $ (185.7)   $ (53.8)
Net income..............                                                 155.5
Cash dividends, $.64 per
 common share...........                                                 (87.7)
Dividends on preferred
 stock..................                                                  (4.7)
Remuneration on capital
 equity notes...........                                                 (17.2)
Repurchase of shares for
 Employee Benefits
 Trust..................                                                           (12.4)
Issuance of shares under
 employee benefit
 plans..................                          1.0         39.1
Translation adjust-
 ments..................                                                                     (186.0)
Balance, June 30, 1997..   $175.0   $500.0     $142.6       $273.9    $1,883.8   $(198.1)   $(239.8)
                           ======   ======     ======       ======    ========  ========    =======

  In 1997, the Company's Board of Directors approved the open market repurchase from time to time of up to five million of the Company's common shares. In the second quarter of 1997, the Company repurchased approximately 168,000 of its common shares at a cost totaling $12.4 million. These shares are held in an Employee Benefits Trust to fund future employee benefits in the United States.

  In August 1997, the Company redeemed the outstanding 750 shares of Series 1 money market preferred stock for $75.0 million plus accrued dividends.

NOTE 8.  RESTRUCTURING

  In December 1995, the Company established a combined $160.0 million reserve related to the restructuring of Fisons and RPR operations as a direct result of the acquisition of Fisons. The liability represented expected cash outlays, primarily severance-related, associated with eliminating approximately 1,900 positions principally in the marketing, administrative and manufacturing functions. At June 30, 1997, the remaining 1995 restructuring reserve of $28.9 million represented outstanding social costs. For the three- and six-month periods ended June 30, 1997, cash outlays associated with the 1995 restructuring program totaled $2.7 million and $10.4 million, respectively (1996: $49.0 million and $76.8 million, respectively).

NOTE 9.  RELATED PARTY TRANSACTIONS

RHONE-POULENC S.A.

  The entities comprising the Company manage their cash separately. In the largest countries such as the U.S., France, the U.K. and Germany, the local entities have access to RP cash pooling arrangements whereby they can, at their own request, lend to or borrow from RP at market terms and conditions.

  Receivables from RP at June 30, 1997 included $8.9 million in accounts receivable from sales of products to RP, $16.0 million classified as other current assets, and $6.1 million classified as other non-current assets.

                           RHONE-POULENC RORER INC.

                                  (UNAUDITED)
  Accounts payable related to the purchase of materials and services from RP were $13.6 million at June 30, 1997; accrued and other liabilities due to RP totaled $16.6 million. As of June 30,1997 the Company had $2.7 million of short-term and $187.9 million of long-term debt outstanding with RP.

  Sales to RP totaled $6.0 million in the second quarter and $10.7 million on a year-to-date basis. Services purchased from and interest paid to RP totaled $7.4 million in the second quarter and $15.4 million for the six-month period. For the comparable 1996 periods, sales to RP were $7.9 million and $17.7 million respectively. Materials and services purchased from and interest paid to RP totaled $4.3 million and $16.0 million, respectively.

  In connection with the 1995 acquisitions from RP, a subsidiary of the Company issued preferred shares to RP which have a liquidation preference approximating 645.0 million French francs (approximately $109.7 million) and pay dividends of 7.5% per annum on a stated value of 145.0 million French francs. The preferred shares are accounted for as minority interest and are reflected in other liabilities. The acquisition agreements call for potential adjustments to the purchase price of the businesses based on several factors, including earnings performance.

CENTEON

  Short-term notes receivable from Centeon, which bear interest after 45 days at LIBOR plus a margin, totaled $33.5 million at June 30, 1997. Other current receivables related to Centeon totaled $2.0 million at June 30, 1997. At June 30, 1997, the Company's net investment in capital leasing arrangements with Centeon totaled $55.9 million. In 1997, the Company issued a shareholders loan to Centeon totaling $22.0 million and bearing interest at LIBOR plus a margin. The shareholder loan is due on September 30, 1997, but is renewable for successive 90-day periods, ending on December 31, 1999, subject to certain partial repayment provisions and financial ratio requirements of Centeon. Current liabilities due to Centeon at June 30, 1997 totaled $6.2 million; notes payable to Centeon totaled $18.3 million. In the second quarter, the Company made a $16.0 million cash payment to Centeon representing the return of an excess distribution made in 1996 of RPR's share of Centeon's 1996 earnings.

NOTE 10.  CONTINGENCIES

  The Company is involved in litigation incidental to its business, including, but not limited to: (1) approximately 557 pending lawsuits in the United States, Canada and Ireland against the Company and its Armour Pharmaceutical Company subsidiary ("Armour"), in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of antihemophilic factor ("AHF") concentrates processed by Armour in the early-and mid-1980's. Armour has also been named as a defendant in certain proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of the cases involves Armour's currently distributed AHF concentrates. In August 1996, the Company, with the three other U.S. plasma fractionators defending the U.S. AHF litigation, signed a Settlement Agreement with the plaintiffs with respect to this litigation which, subject to certain conditions, provides for payment of $100,000 to each eligible claimant or claimant group and the payment of up to $40 million in attorneys fees. Following a fairness hearing in May 1997, the court declared the class settlement offer to be fair to the class. In July 1997, two appeals filed with respect to the settlement were withdrawn and then dismissed by the Seventh Circuit Court of Appeals. Payment into the settlement fund will begin in August 1997; (2) antitrust actions alleging that certain pharmaceutical companies, including the Company, engaged in price discrimination practices to the detriment of certain independent community pharmacists and consumers; and
(3) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol(R).

                           RHONE-POULENC RORER INC.

                                  (UNAUDITED)

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence. If a contingent loss is not probable but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

  The Company has been advised of its potential liability related to alleged past waste disposal practices, including potential involvement at three sites on the U.S. National Priority List created by the Comprehensive Environmental Response Compensation and Liability Act (Superfund). The Company's estimated liability for these sites is not significant.

                                                                    SCHEDULE VI

                   SUMMARY FINANCIAL STATEMENT FOR PURCHASER
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

  Purchaser's Consolidated Financial Statements, and the Notes related thereto, are incorporated herein by reference to pages F-1 to F-29 of the Purchaser's Annual Report on Form 20-F for the fiscal year ended December 31, 1996. Such report and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Solely for the convenience of the reader, summary financial information regarding Purchaser is set forth below. Such summary information is qualified in its entirety by reference to the Consolidated Financial Statements, and the Notes related thereto contained in the Purchaser's 1996 Form 20-F, incorporated herein by reference.

                                                      1996           1995
                                                  -------------  -------------
                                                  (IN MILLIONS FRENCH FRANCS,
                                                    EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales........................................        85,818         84,793
Operating expenses
  Production costs and expenses..................       (54,282)       (54,829)
  Administrative and selling expenses............       (22,041)       (20,781)
  Amortization of intangible assets..............        (1,623)        (1,235)
  Provision for restructuration..................          (457)        (1,095)
  Other charges--Fisons/AIS......................          (523)          (630)
                                                  -------------  -------------
Operating income.................................         6,892          6,223
Other income (expenses)
  Equity in earnings (losses) of affiliated com-
   panies........................................           829            406
  Interest expense--net..........................        (2,151)        (1,726)
Gains on sales of assets--net....................           844            100
Other income--net................................          (228)           (45)
Income before taxes and minority interests.......         6,186          4,958
Provision for income taxes.......................        (1,597)          (887)
Income before minority interests.................         4,589          4,071
Minority interests in net income of consolidated
 subsidiaries....................................          (718)          (753)
                                                  -------------  -------------
    Net income before preferred remuneration.....         3,871          3,318
Preferred remuneration...........................        (1,131)        (1,184)
    Net income available for distribution to com-
     mon shareholders............................         2,740          2,134
                                                  =============  =============
PER SHARE IN FF:
 . Common stock--Ordinary shares "A"..............          8.44           6.71
 . Preferred shares "B"...........................          9.69           7.96
BALANCE SHEET DATA:
Current Assets
  Cash...........................................         1,040          1,050
  Short-term deposits............................         3,100          1,452
  Marketable securities..........................         1,321          1,821
  Net trade accounts and notes receivable........        12,357         12,090
  Inventories....................................        16,266         15,583
  Prepaid expenses and other current assets......        12,830         13,355
                                                  -------------  -------------
    Total current assets.........................        46,914         45,351

                                                               1996     1995
                                                              -------  -------
Investments and other assets
  Investments in equity method investees.....................   3,721    3,938
  Deposits and long-term receivables.........................   2,085    1,839
  Other investments..........................................   2,771    2,580
  Deferred charges and other assets..........................   9,816    7,791
                                                              -------  -------
                                                               18,393   16,148
Property, plant and equipment
  At cost....................................................  83,796   79,407
  Less: accumulated depreciation............................. (46,901) (44,388)
                                                              -------  -------
                                                               36,895   35,019
Intangible assets
  Gross value................................................  46,728   44,010
  Less accumulated amortization..............................  (7,090)  (5,120)
                                                               39,638   38,890
                                                              -------  -------
    TOTAL ASSETS............................................. 141,840  135,408
                                                              =======  =======
Current liabilities
  Bank overdrafts............................................   2,991    2,577
  Trade accounts and notes payable...........................   8,816    8,974
  Current portion of long-term debt..........................   2,624    1,981
  Short-term borrowings......................................   6,673    9,881
  Other current liabilities..................................  18,141   16,699
                                                              -------  -------
    Total current liabilities................................  39,245   40,112
                                                              =======  =======
Long-term debt
  Debentures.................................................   9,101    9,203
  Bank borrowings............................................  17,840   17,276
                                                              -------  -------
                                                               26,941   26,479
Other long-term liabilities
  Deferred income taxes......................................   3,595    2,719
  Provision for supplementary pension and retirement indemni-
   ties......................................................   6,681    6,275
  Provision for restructuration..............................     740    1,018
  Other provisions long-term liabilities.....................   6,594    5,770
                                                              -------  -------
                                                               17,610   15,782
Commitments and contingencies
  Mandatorily redeemable partnership interest................   2,429    2,273
  Minority interests in net assets of consolidated subsidiar-
   ies.......................................................   6,334    5,763
  Amortizable preferred securities...........................   2,728    2,830
Shareholders' equity
  Participating shares--1983 and Series A-1989...............     996      997
  Capital equity notes--1986, 1991 and 1993..................   5,767    5,767
  Preference shares, Series A--1993..........................   2,312    2,312
  Preferred shares "B", Par value FF25: 926,820 outstanding..      23       23
  Common stock--Ordinary shares "A", Par value
   FF25:327,320,864 outstanding..............................   8,183    8,003
  Additional paid-in capital of Rhone-Poulenc S.A............  16,146   15,558
  Retained earnings and other additional paid-in capital.....  17,877   15,903
  Translation reserve........................................  (4,751)  (6,394)
    Total shareholders' equity...............................  46,553   42,169
                                                              -------  -------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............... 141,840  135,408
                                                              =======  =======

  Facsimiles of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

    BY MAIL:           BY FACSIMILE           BY HAND:           BY OVERNIGHT
                       TRANSMISSION:                               COURIER:

   CHASEMELLON                               CHASEMELLON
   SHAREHOLDER         (FOR ELIGIBLE         SHAREHOLDER          CHASEMELLON
SERVICES, L.L.C.       INSTITUTIONS       SERVICES, L.L.C.        SHAREHOLDER
    P.O. BOX         ONLY) (201) 329-       120 BROADWAY,          SERVICES
    3305SOUTH              8936            13TH FLOOR NEW          L.L.C. 85
 HACKENSACK, NJ                            YORK, NY 10271         CHALLENGER
      07606                                     ATTN:            ROADMAIL DROP
      ATTN:                                REORGANIZATION        REORG. DEPT.
 REORGANIZATION                                 DEPT.             RIDGEFIELD
      DEPT.                                                     PARK, NJ 07660
                                                                     ATTN:
                                                                REORGANIZATION
                                                                     DEPT.

                        CONFIRM BY
                        TELEPHONE:

                      (201) 296-4860


                                --------------

  Questions or requests for assistance may be directed to the Information Agent, the Dealer Manager or the Co-Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              [LOGO OF GEORGESON
                                & COMPANY INC.]

        UNITED STATES:                                      EUROPE:
      Wall Street Plaza                              Moor House--17th Floor
   New York, New York 10005                             119 London Wall
   Bankers and Brokers Call                             London EC2Y 5ET
           Collect:                                         England
        (212) 440-9800                                  +44-171-454-7100
     ALL OTHERS CALL TOLL
            FREE:
        (800) 223-2064

                    The Dealer Managers for the Offer are:


           MORGAN STANLEY DEAN WITTER                  UBS SECURITIES
        Morgan Stanley & Co. Incorporated            UBS Securities LLC
                  1585 Broadway                       299 Park Avenue
            New York, New York 10036              New York, New York 10171
                 (212) 761-7139                Call Toll Free: 1-888-821-5176